EXHIBIT 99.2

ENTERPRISE PRODUCTS PARTNERS L.P.
RECAST OF ITEM 8 FROM CURRENT REPORT ON FORM 8-K DATED JULY 8, 2009

Recast of Item 8.  Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Enterprise Products GP, LLC and
Unitholders of Enterprise Products Partners L.P.
Houston, Texas

We have audited the accompanying supplemental consolidated balance sheets of Enterprise Products Partners L.P. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related supplemental statements of consolidated operations, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2008.  These supplemental financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the supplemental financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of Enterprise Products Partners L.P. and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The supplemental consolidated financial statements give retroactive effect to the acquisition of TEPPCO Partners, L.P. (“TEPPCO”) and Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”) by the Company on October 26, 2009, which has been accounted for at historical cost as a reorganization of entities under common control as described in Note 1 to the supplemental consolidated financial statements.  Also as discussed in Note 1 to the supplemental consolidated financial statements, the disclosures in the accompanying supplemental consolidated financial statements have been retrospectively adjusted for a change in the composition of reportable segments as a result of the acquisition of TEPPCO and TEPPCO GP by the Company.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
December 4, 2009

ENTERPRISE PRODUCTS PARTNERS L.P.
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	December 31,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$61.7	$51.3
Restricted cash	203.8	53.1
Accounts and notes receivable – trade, net of allowance for doubtful accounts of $17.7 at December 31, 2008 and $21.8 at December 31, 2007	2,028.5	3,363.4
Accounts receivable – related parties	35.3	40.1
Inventories	405.0	425.7
Derivative assets	218.6	12.3
Prepaid and other current assets	149.8	115.1
Total current assets	3,102.7	4,061.0
Property, plant and equipment, net	16,732.8	14,309.1
Investments in unconsolidated affiliates	911.9	885.6
Intangible assets, net of accumulated amortization of $675.1 at December 31, 2008 and $545.9 at December 31, 2007	1,182.9	1,214.1
Goodwill	2,019.6	1,813.3
Deferred tax asset	0.4	3.5
Other assets	261.3	228.9
Total assets	$24,211.6	$22,515.5

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$--	$354.0
Accounts payable – trade	388.9	398.3
Accounts payable – related parties	17.4	16.7
Accrued product payables	1,845.7	3,572.8
Accrued interest payable	188.3	166.5
Other accrued expenses	65.7	62.0
Derivative liabilities	302.9	96.4
Other current liabilities	292.3	292.6
Total current liabilities	3,101.2	4,959.3
Long-term debt: (see Note 14)
Senior debt obligations – principal	10,030.1	6,837.5
Junior subordinated notes – principal	1,532.7	1,550.0
Other	75.1	29.6
Total long-term debt	11,637.9	8,417.1
Deferred tax liabilities	66.1	21.4
Other long-term liabilities	110.5	101.2
Commitments and contingencies
Equity: (see Note 15)
Enterprise Products Partners L.P. partners’ equity:
Limited Partners:
Common units (439,354,731 units outstanding at December 31, 2008 and 433,608,763 units outstanding at December 31, 2007)	6,036.9	5,977.0
Restricted common units (2,080,600 units outstanding at December 31, 2008 and 1,688,540 units outstanding at December 31, 2007)	26.2	15.9
General partner	123.6	122.3
Accumulated other comprehensive income (loss)	(97.2)	19.1
Total Enterprise Products Partners L.P. partners’ equity	6,089.5	6,134.3
Noncontrolling interest	3,206.4	2,882.2
Total equity	9,295.9	9,016.5
Total liabilities and equity	$24,211.6	$22,515.5

See Notes to Supplemental Consolidated Financial Statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
SUPPLEMENTAL STATEMENTS OF CONSOLIDATED OPERATIONS
 (Dollars in millions, except per unit amounts)

	For Year Ended December 31,
	2008	2007	2006
Revenues:
Third parties	$34,454.2	$26,128.6	$23,251.4
Related parties	1,015.4	585.2	360.7
Total revenues (see Note 16)	35,469.6	26,713.8	23,612.1
Costs and expenses:
Operating costs and expenses:
Third parties	32,861.9	24,938.2	21,976.5
Related parties	757.0	463.9	443.8
Total operating costs and expenses	33,618.9	25,402.1	22,420.3
General and administrative costs:
Third parties	43.4	44.6	32.2
Related parties	93.8	82.6	63.7
Total general and administrative costs	137.2	127.2	95.9
Total costs and expenses	33,756.1	25,529.3	22,516.2
Equity in income of unconsolidated affiliates	34.9	10.5	25.2
Operating income	1,748.4	1,195.0	1,121.1
Other income (expense):
Interest expense	(540.7)	(413.0)	(324.2)
Interest income	7.4	11.1	9.7
Other, net	4.8	60.6	1.5
Total other expense, net	(528.5)	(341.3)	(313.0)
Income before provision for income taxes and the cumulative effect of change in accounting principle	1,219.9	853.7	808.1
Provision for income taxes	(31.0)	(15.7)	(22.0)
Income before the cumulative effect of change in accounting principle	1,188.9	838.0	786.1
Cumulative effect of change in accounting principle (see Note 8)	--	--	1.5
Net income	1,188.9	838.0	787.6
Net income attributable to noncontrolling interest (see Note 15)	(234.9)	(304.4)	(186.5)
Net income attributable to Enterprise Products Partners L.P.	$954.0	$533.6	$601.1

Net income allocated to: (see Note 15)
Limited partners	$811.5	$417.7	$504.1
General partner	$142.5	$115.9	$97.0

Earnings per unit: (see Note 19)
Basic and diluted earnings per unit before change in accounting principle	$1.84	$0.95	$1.20
Basic and diluted earnings per unit	$1.84	$0.95	$1.20

See Notes to Supplemental Consolidated Financial Statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
SUPPLEMENTAL STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
(Dollars in millions)

	For Year Ended December 31,
	2008	2007	2006

Net income	$1,188.9	$838.0	$787.6
Other comprehensive income (loss):
Cash flow hedges:
Commodity derivative instrument gains (losses) during period	(170.2)	(46.9)	9.9
Reclassification adjustment for (gains) losses included in net income related to commodity derivative instruments	96.3	9.5	(12.8)
Interest rate derivative instrument gains (losses) during period	(55.6)	(8.9)	11.0
Reclassification adjustment for (gains) losses included in net income related to interest rate derivative instruments	2.5	(5.8)	(4.2)
Foreign currency hedge gains	9.3	1.3	--
Total cash flow hedges	(117.7)	(50.8)	3.9
Foreign currency translation adjustment	(2.5)	2.0	(0.8)
Change in funded status of pension and postretirement plans, net of tax	(1.3)	--	--
Total other comprehensive income (loss)	(121.5)	(48.8)	3.1
Comprehensive income	1,067.4	789.2	790.7
Comprehensive income attributable to noncontrolling interest	(229.6)	(258.7)	(187.0)
Comprehensive income attributable to Enterprise Products Partners L.P.	$837.8	$530.5	$603.7

See Notes to Supplemental Consolidated Financial Statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
SUPPLEMENTAL STATEMENTS OF CONSOLIDATED CASH FLOWS
(Dollars in millions)

	For Year Ended December 31,
	2008	2007	2006
Operating activities:
Net income	$1,188.9	$838.0	$787.6
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion	737.8	658.4	563.5
Equity in income of unconsolidated affiliates	(34.9)	(10.5)	(25.2)
Distributions received from unconsolidated affiliates	80.8	87.0	76.5
Cumulative effect of change in accounting principle	--	--	(1.5)
Operating lease expense paid by EPCO, Inc.	2.0	2.1	2.1
Gain from asset sales and related transactions	(4.0)	(67.4)	(5.1)
Loss on early extinguishment of debt	1.6	1.6	--
Deferred income tax expense	6.2	7.6	15.1
Changes in fair market value of derivative instruments	(0.1)	1.3	(0.1)
Effect of pension settlement recognition	(0.1)	0.6	--
Net effect of changes in operating accounts (see Note 22)	(411.1)	434.9	46.2
Net cash flows provided by operating activities	1,567.1	1,953.6	1,459.1
Investing activities:
Capital expenditures	(2,541.0)	(2,764.0)	(1,727.7)
Contributions in aid of construction costs	28.6	57.6	60.5
Increase in restricted cash	(132.8)	(47.3)	(8.7)
Cash used for business combinations (see Note 12)	(553.4)	(35.9)	(292.2)
Acquisition of intangible assets	(5.8)	(14.5)	--
Investments in unconsolidated affiliates	(64.7)	(236.8)	(11.3)
Proceeds from asset sales and related transactions	22.2	169.1	5.8
Cash used in investing activities	(3,246.9)	(2,871.8)	(1,973.6)
Financing activities:
Borrowings under debt agreements	13,188.0	7,629.8	4,302.1
Repayments of debt	(10,434.3)	(5,799.9)	(3,747.0)
Debt issuance costs	(27.5)	(20.6)	(8.9)
Cash distributions paid to partners	(1,037.5)	(957.7)	(843.3)
Cash distributions paid to noncontrolling interest	(383.9)	(326.8)	(287.4)
Net cash proceeds from issuance of common units	142.8	69.2	857.2
Cash contributions from noncontrolling interest	311.5	304.7	222.6
Repurchase of restricted units and option awards	--	(1.5)	--
Acquisition of treasury units	(1.9)	--	--
Monetization of interest rate derivative instruments (see Note 7)	(66.5)	49.1	--
Cash provided by financing activities	1,690.7	946.3	495.3
Effect of exchange rate changes on cash	(0.5)	0.4	(0.2)
Net change in cash and cash equivalents	10.9	28.1	(19.2)
Cash and cash equivalents, January 1	51.3	22.8	42.2
Cash and cash equivalents, December 31	$61.7	$51.3	$22.8

See Notes to Supplemental Consolidated Financial Statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
SUPPLEMENTAL STATEMENTS OF CONSOLIDATED EQUITY
(See Note 15 for Unit History, Detail of Changes in Limited Partners’ Equity and Accumulated Other Comprehensive Income (Loss))
(Dollars in millions)

	Enterprise Products Partners L.P.
				Accum. Other
	Limited	General	Deferred	Comprehensive	Noncontrolling
	Partners	Partner	Compensation	Income (Loss)	Interest	Total
Balance, December 31, 2005	$5,561.3	$113.5	$(14.6)	$19.1	$2,524.5	$8,203.8
Net income	504.1	97.0	--	--	186.5	787.6
Operating leases paid by EPCO, Inc.	2.1	--	--	--	--	2.1
Cash distributions paid to partners	(739.6)	(101.8)	--	--	--	(841.4)
Unit option reimbursements to EPCO, Inc.	(1.9)	--	--	--	--	(1.9)
Cash distributions paid to noncontrolling interest	--	--	--	--	(287.4)	(287.4)
Net cash proceeds from issuance of common units	830.8	17.0	--	--	--	847.8
Common units issued to Lewis in connection with Encinal acquisition	181.1	3.7	--	--	--	184.8
Cash proceeds from exercise of unit options	5.6	0.1	--	--	--	5.7
Cash contributions from noncontrolling interest	--	--	--	--	222.6	222.6
Change in accounting method for equity awards	(15.8)	(0.3)	14.6	--	--	(1.5)
Amortization of equity awards	8.3	0.2	--	--	--	8.5
Interest acquired from noncontrolling interest	--	--	--	--	(2.0)	(2.0)
Foreign currency translation adjustment	--	--	--	(0.8)	--	(0.8)
Change in funded status of pension and postretirement plans	--	--	--	(0.6)	--	(0.6)
Acquisition-related disbursement of cash	(6.2)	(0.1)	--	--	--	(6.3)
Cash flow hedges	--	--	--	3.4	0.5	3.9
Balance, December 31, 2006	6,329.8	129.3	--	21.1	2,644.7	9,124.9
Net income	417.7	115.9	--	--	304.4	838.0
Operating leases paid by EPCO, Inc.	2.1	--	--	--	--	2.1
Cash distributions paid to partners	(833.8)	(124.4)	--	--	--	(958.2)
Unit option reimbursements to EPCO, Inc.	(3.0)	--	--	--	--	(3.0)
Cash distributions paid to noncontrolling interest	--	--	--	--	(326.8)	(326.8)
Net cash proceeds from issuance of common units	60.4	1.2	--	--	--	61.6
Cash proceeds from exercise of unit options	7.5	0.1	--	--	--	7.6
Cash contributions from noncontrolling interest	--	--	--	--	304.7	304.7
Repurchase of restricted units and options	(1.5)	--	--	--	--	(1.5)
Amortization of equity awards	13.7	0.2	--	--	0.8	14.7
Foreign currency translation adjustment	--	--	--	2.0	--	2.0
Change in funded status of pension and postretirement plans	--	--	--	1.2	--	1.2
Cash flow hedges	--	--	--	(5.2)	(45.6)	(50.8)
Balance, December 31, 2007	5,992.9	122.3	--	19.1	2,882.2	9,016.5
Net income	811.5	142.5	--	--	234.9	1,188.9
Operating leases paid by EPCO, Inc.	2.0	--	--	--	--	2.0
Cash distributions paid to partners	(892.7)	(144.1)	--	--	--	(1,036.8)
Unit option reimbursements to EPCO, Inc.	(0.6)	--	--	--	--	(0.6)
Cash distributions paid to noncontrolling interest	--	--	--	--	(383.9)	(383.9)
Net cash proceeds from issuance of common units	139.3	2.8	--	--	--	142.1
Issuance of units by TEPPCO in connection with Cenac acquisition (see Note 12)	--	--	--	--	186.6	186.6
Cash proceeds from exercise of unit options	0.7	--	--	--	--	0.7
Cash contributions from noncontrolling interest	--	--	--	--	311.5	311.5
Amortization of equity awards	11.9	0.1	--	--	2.1	14.1
Interest acquired from noncontrolling interest	--	--	--	--	(22.3)	(22.3)
Acquisition of treasury units	(1.9)	--	--	--	--	(1.9)
Foreign currency translation adjustment	--	--	--	(2.5)	--	(2.5)
Change in funded status of pension and postretirement plans	--	--	--	(1.3)	--	(1.3)
Cash flow hedges	--	--	--	(112.5)	(5.2)	(117.7)
Other	--	--	--	--	0.5	0.5
Balance, December 31, 2008	$6,063.1	$123.6	$--	$(97.2)	$3,206.4	$9,295.9

See Notes to Supplemental Consolidated Financial Statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1.  Partnership Organization and Basis of Presentation

Enterprise Products Partners L.P. is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.”  Unless the context requires otherwise, references to “we,” “us,” “our” or “Enterprise Products Partners” are intended to mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries, which now includes TEPPCO Partners, L.P. and its general partner.

We were formed in April 1998 to own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO, Inc. (“EPCO”).  We conduct substantially all of our business through our wholly owned subsidiary, Enterprise Products Operating LLC (“EPO”).  We are owned 98% by our limited partners and 2% by Enterprise Products GP, LLC (our general partner, referred to as “EPGP”).  EPGP is owned 100% by Enterprise GP Holdings L.P. (“Enterprise GP Holdings”), a publicly traded limited partnership, the units of which are listed on the NYSE under the ticker symbol “EPE.”  The general partner of Enterprise GP Holdings is EPE Holdings, LLC (“EPE Holdings”), a wholly owned subsidiary of Dan Duncan LLC, all of the membership interests of which are owned by Dan L. Duncan.  We, EPGP, Enterprise GP Holdings, EPE Holdings and Dan Duncan LLC are affiliates and under common control of Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.

References to “TEPPCO” and “TEPPCO GP” mean TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC (which is the general partner of TEPPCO), respectively, prior to their mergers with our subsidiaries.  On October 26, 2009, we completed the mergers with TEPPCO and TEPPCO GP (such related mergers referred to herein individually and together as the “TEPPCO Merger”).  See “TEPPCO Merger and Basis of Presentation” within this Note 1 for additional information regarding the TEPPCO Merger.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries.  References to “LE GP” mean LE GP, LLC, which is the general partner of Energy Transfer Equity.  On May 7, 2007, Enterprise GP Holdings acquired noncontrolling interests in both LE GP and Energy Transfer Equity.  Enterprise GP Holdings accounts for its investments in LE GP and Energy Transfer Equity using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”), Enterprise Unit L.P. (“Enterprise Unit”), EPCO Unit L.P. (“EPCO Unit”), TEPPCO Unit L.P. (“TEPPCO Unit I”), and TEPPCO Unit II L.P. (“TEPPCO Unit II”), collectively, all of which are private company affiliates of EPCO.

On February 5, 2007, a consolidated subsidiary of ours, Duncan Energy Partners L.P. (“Duncan Energy Partners”), completed an initial public offering of its common units (see Note 17).  Duncan Energy Partners owns equity interests in certain of our midstream energy businesses.  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and is wholly owned by EPO.

On December 8, 2008, Duncan Energy Partners entered into a Purchase and Sale Agreement (the “DEP II Purchase Agreement”) with EPO and Enterprise GTM Holdings L.P. (“Enterprise GTM,” a wholly owned subsidiary of EPO).  Pursuant to the DEP II Purchase Agreement, DEP Operating Partnership L.P. (“DEP OLP”) acquired 100% of the membership interests in Enterprise III, LLC (“Enterprise III”) from Enterprise GTM, thereby acquiring a 66% general partner interest in Enterprise GC, L.P. (“Enterprise GC”), a 51% general partner interest in Enterprise Intrastate L.P. (“Enterprise Intrastate”) and a 51% membership interest in Enterprise Texas Pipeline LLC (“Enterprise Texas”).  Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.”  EPO was the sponsor of this second dropdown transaction.  Enterprise GTM retained the remaining general partner and member interests in the DEP II Midstream Businesses (see Note 17).

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

For financial reporting purposes, we consolidate the financial statements of Duncan Energy Partners with those of our own and reflect its operations in our business segments.  We control Duncan Energy Partners through our ownership of its general partner.  Also, due to common control of the entities by Dan L. Duncan, the initial consolidated balance sheet of Duncan Energy Partners reflects our historical carrying basis in each of the subsidiaries contributed to Duncan Energy Partners.  Public ownership of Duncan Energy Partners’ net assets and earnings are presented as a component of noncontrolling interest in our supplemental consolidated financial statements.  The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, neither Enterprise Products Partners L.P. nor EPO have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

TEPPCO Merger and Basis of Presentation

On October 26, 2009, the related mergers of our wholly owned subsidiaries with TEPPCO and TEPPCO GP were completed.  Under terms of the merger agreements, TEPPCO and TEPPCO GP became wholly owned subsidiaries of ours and each of TEPPCO's unitholders, except for a privately held affiliate of EPCO, were entitled to receive 1.24 of our common units for each TEPPCO unit.  In total, we issued an aggregate of 126,932,318 common units and 4,520,431 Class B units (described below) as consideration in the TEPPCO Merger for both TEPPCO units and the TEPPCO GP membership interests.  TEPPCO’s units, which had been trading on the NYSE under the ticker symbol TPP, have been delisted and are no longer publicly traded.

A privately held affiliate of EPCO exchanged a portion of its TEPPCO units, based on the 1.24 exchange rate, for 4,520,431 of our Class B units in lieu of common units.  The Class B units are not entitled to regular quarterly cash distributions for the first sixteen quarters following the closing date of the merger.  The Class B units automatically convert into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing date of the merger.  The Class B units are entitled to vote together with the common units as a single class on partnership matters and, except for the payment of distributions, have the same rights and privileges as our common units.

Under the terms of the TEPPCO Merger agreements, Enterprise GP Holdings received 1,331,681 of our common units and an increase in the capital account of EPGP to maintain its 2% general partner interest in us as consideration for 100% of the membership interests of TEPPCO GP.  Following the closing of the TEPPCO Merger, affiliates of EPCO owned approximately 31.3% of our outstanding limited partner units, including 3.4% owned by Enterprise GP Holdings.

Since Enterprise Products Partners, TEPPCO and TEPPCO GP are under common control of Mr. Duncan, the TEPPCO Merger was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  The inclusion of TEPPCO and TEPPCO GP in our supplemental consolidated financial statements was effective January 1, 2005 since an affiliate of EPCO under common control with Enterprise Products Partners originally acquired ownership interests in TEPPCO GP in February 2005.

Our supplemental consolidated financial statements prior to the effective date of the TEPPCO Merger reflect the combined financial information of Enterprise Products Partners, TEPPCO and TEPPCO GP on a 100% basis.  Third party and related party ownership interests in TEPPCO and TEPPCO GP prior to the merger have been reflected as “Former owners of TEPPCO” a component of noncontrolling interest.

Our supplemental financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  The financial statements of TEPPCO and TEPPCO GP were prepared from the separate accounting records maintained by TEPPCO and TEPPCO GP.  All intercompany balances and transactions have been eliminated in the preparation of our consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

We revised our business segments and related disclosures to reflect the TEPPCO Merger.  Our reorganized business segments reflect the manner in which these businesses are managed and reviewed by the chief executive officer of our general partner.  Under our new business segment structure, we have five reportable business segments:  (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Onshore Crude Oil Pipelines & Services; (iv) Offshore Pipelines & Services; and (v) Petrochemical & Refined Products Services.

As previously noted, the TEPPCO Merger was accounted for as a reorganization of entities under common control.  The following information is provided to reconcile total revenues and total gross operating margin for the years ended December 31, 2008, 2007 and 2006, as currently presented, with those we previously presented.  There was no change in net income attributable to Enterprise Products Partners L.P. for such periods since net income attributable to TEPPCO and TEPPCO GP was allocated to noncontrolling interests.  Additionally, there was no change in our reported earnings per unit for such periods.  See Note 16 for information regarding total segment gross operating margin, which is a non-generally accepted accounting principle (“non-GAAP”) financial measure of segment performance.

	For Year Ended December 31,
	2008	2007	2006
Total revenues, as previously reported	$21,905.6	$16,950.1	$13,990.9
Revenues from TEPPCO	13,532.9	9,658.1	9,612.2
Revenues from Jonah Gas Gathering Company (“Jonah”) (1)	232.8	204.1	78.5
Eliminations (2)	(201.7)	(98.5)	(69.5)
Total revenues, as currently reported	$35,469.6	$26,713.8	$23,612.1

Total segment gross operating margin, as previously reported	$2,057.4	$1,492.1	$1,362.4
Gross operating margin from TEPPCO	501.0	434.8	398.1
Gross operating margin from Jonah	157.6	125.4	43.5
Eliminations (3)	(107.0)	(87.9)	(33.1)
Total segment gross operating margin, as currently reported	$2,609.0	$1,964.4	$1,770.9

(1)  Prior to the TEPPCO Merger, we and TEPPCO were joint venture partners in Jonah. As a result of the TEPPCO Merger, Jonah became a consolidated subsidiary.
(2)  Represents the eliminations of revenues between us, TEPPCO and Jonah.
(3)  Represents equity earnings from Jonah recorded by us and TEPPCO prior to the merger.

Note 2.  General Accounting Matters

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is determined based on specific identification and estimates of future uncollectible accounts.  Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research and (iii) the levels of credit we grant to customers.  In addition, we may increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties.  On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses.  Our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the activity of our allowance for doubtful accounts for the periods indicated:

	For the Year Ended December 31,
	2008	2007	2006
Balance at beginning of period	$21.8	$23.5	$37.6
Charges to expense	3.5	2.6	0.5
Deductions	(7.6)	(4.3)	(14.6)
Balance at end of period	$17.7	$21.8	$23.5

See “Credit Risk Due to Industry Concentrations” in Note 21 for more information.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Our Supplemental Statements of Consolidated Cash Flows are prepared using the indirect method.  The indirect method derives net cash flows provided by operating activities by adjusting net income to remove (i) the effects of all deferrals of past operating cash receipts and payments, such as changes during the period in inventory, deferred income and similar transactions, (ii) the effects of all accruals of expected future operating cash receipts and cash payments, such as changes during the period in receivables and payables, (iii) other non-cash amounts such as depreciation, amortization, changes in the fair market value of derivative instruments and equity in earnings in unconsolidated affiliates and (iv) the effects of all items classified as investing or financing cash flows, such as proceeds from asset sales and related transactions or extinguishment of debt.

Consolidation Policy

Our supplemental consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions.  We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.  We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the financial statements of such businesses with those of our own.

If the entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the entity’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the entity’s operating and financial policies.  In consolidation we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent such amounts are material and remain on our Supplemental Consolidated Balance Sheets (or those of our equity method investments) in inventory or similar accounts.

If our ownership interest in an entity does not provide us with either control or significant influence we account for the investment using the cost method.  We currently do not have any investments accounted for using the cost method.

Contingencies

Certain conditions may exist as of the date our supplemental financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur.  Our management and its legal counsel assess such contingent liabilities, and such assessment

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inherently involves an exercise in judgment.  In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our supplemental financial statements.  If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our Supplemental Consolidated Balance Sheets, all components of current assets and current liabilities that exceed 5% of total current assets and liabilities, respectively.

Deferred Revenues

Amounts billed in advance of the period in which the service is rendered or product delivered are recorded as deferred revenue.  At December 31, 2008 and 2007, deferred revenues totaled $118.5 million and $87.4 million, respectively, and were recorded as a component of other current and long-term liabilities, as appropriate, on our Supplemental Consolidated Balance Sheets.  See Note 4 for information regarding our revenue recognition policies.

Earnings Per Unit

Earnings per unit is based on the amount of income allocated to limited partners and the weighted-average number of units outstanding during the period.  See Note 19 for additional information regarding our earnings per unit.

Employee Benefit Plans

SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS 87, 88, 106, and 132(R), requires businesses to record the over-funded or under-funded status of defined benefit pension and other postretirement plans as an asset or liability at a measurement date and to recognize annual changes in the funded status of each plan through other comprehensive income (loss).

Our consolidated results reflect immaterial amounts related to active and terminated benefit plans.  See Note 6 for additional information regarding our current employee benefit plans.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Expenditures to mitigate or prevent future environmental contamination are capitalized.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the

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expenditures are fixed or reliably determinable.  At December 31, 2008, none of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable.

Environmental costs and related accruals were not significant prior to the GulfTerra Merger.  As a result of the merger, we assumed an environmental liability for remediation costs associated with mercury gas meters.  The balance of this environmental liability was $6.3 million and $17.2 million at December 31, 2008 and 2007, respectively.  At December 31, 2008 and 2007, total reserves for environmental liabilities, including those related to the mercury gas meters, were $22.3 million and $30.5 million, respectively.  At December 31, 2008 and 2007, $5.3 million and $7.9 million, respectively, of these amounts are classified as current liabilities.

In February 2007, we reserved $6.5 million in cash we received from a third party to fund anticipated environmental remediation costs.  These expected costs are associated with assets acquired in connection with the GulfTerra Merger.  Previously, the third party had been obligated to indemnify us for such costs.  As a result of the settlement, this indemnification arrangement was terminated.

The following table presents the activity of our environmental reserves for the periods indicated:

	For the Year Ended December 31,
	2008	2007	2006
Balance at beginning of period	$30.5	$26.0	$24.5
Charges to expense	5.9	3.8	3.0
Acquisition-related additions and other	--	6.5	8.8
Deductions	(14.1)	(5.8)	(10.3)
Balance at end of period	$22.3	$30.5	$26.0

Equity Awards

See Note 5 for information regarding our accounting for equity awards.

Estimates

Preparing our supplemental financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts presented in the supplemental financial statements (i.e. assets, liabilities, revenue and expenses) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

We revised the remaining useful lives of certain assets, most notably the assets that constitute our Texas Intrastate System, effective January 1, 2008.  This revision adjusted the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original determination made in September 2004.  These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.72 billion at January 1, 2008.  For additional information regarding this change in estimate, see Note 10.

Exchange Contracts

Exchanges are contractual agreements for the movements of NGLs and certain petrochemical products between parties to satisfy timing and logistical needs of the parties.  Net exchange volumes borrowed from us under such agreements are valued at market-based prices and included in accounts receivable, and net exchange volumes loaned to us under such agreements are valued at market-based prices and accrued as a liability in accrued product payables.

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Receivables and payables arising from exchange transactions are settled with movements of products rather than with cash.  When payment or receipt of monetary consideration is required for product differentials and service costs, such items are recognized in our supplemental consolidated financial statements on a net basis.

Exit and Disposal Costs

Exit and disposal costs are charges associated with an exit activity not associated with a business combination or with a disposal activity covered by SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Examples of these costs include (i) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract, (ii) costs to terminate a contract that is not a capital lease, and (iii) costs to consolidate facilities or relocate employees.  In accordance with SFAS 146, Accounting for Costs Associated with Exit and Disposal Activities, we recognize such costs when they are incurred rather than at the date of our commitment to an exit or disposal plan.

Derivative Instruments

We use derivative instruments such as swaps, forwards and other contracts to manage price risks associated with inventories, firm commitments, interest rates, foreign currency and certain anticipated transactions.  We recognize these transactions as assets or liabilities on our Supplemental Consolidated Balance Sheets based on the instrument’s fair value.  Fair value is generally defined as the amount at which a derivative instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale.

Changes in fair value of derivative instrument contracts are recognized in earnings in the current period (i.e., using mark-to-market accounting) unless specific hedge accounting criteria are met.  If the derivative instrument meets the criteria of a fair value hedge, gains and losses incurred on the instrument will be recorded in earnings to offset corresponding losses and gains on the hedged item.  If the derivative instrument meets the criteria of a cash flow hedge, gains and losses incurred on the instrument are recorded in accumulated other comprehensive income (loss), which is generally referred to as “AOCI.”  Gains and losses on cash flow hedges are reclassified from accumulated other comprehensive income (loss) to earnings when the forecasted transaction occurs or, as appropriate, over the economic life of the hedged item.  A contract designated as a hedge of an anticipated transaction that is no longer likely to occur is immediately recognized in earnings.

To qualify for hedge accounting, the item to be hedged must expose us to risk and the related hedging instrument must reduce the exposure and meet the hedging requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (as amended and interpreted).  We formally designate the derivative instrument as a hedge and document and assess the effectiveness of the hedge at its inception and thereafter on a quarterly basis.  Any hedge ineffectiveness is immediately recognized in earnings.  See Note 7 for additional information regarding our derivative instruments.

Foreign Currency Translation

We own a NGL marketing business located in Canada.  The financial statements of this foreign subsidiary are translated into U.S. dollars from the Canadian dollar, which is the subsidiary’s functional currency, using the current rate method.  Its assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, while revenue and expense items are translated at average rates of exchange during the reporting period.  Exchange gains and losses arising from foreign currency translation adjustments are reflected as separate components of accumulated other comprehensive income (loss) in the accompanying Supplemental Consolidated Balance Sheets.  Our net cash flows from this Canadian subsidiary may be adversely affected by changes in foreign currency exchange rates.  See Note 7 for information regarding our hedging of currency risk.

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Impairment Testing for Goodwill

Our goodwill amounts are assessed for impairment (i) on a routine annual basis or (ii) when impairment indicators are present.  If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value.  If the fair value of the reporting unit exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required.  If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value.  We have not recognized any impairment losses related to goodwill for any of the periods presented.  See Note 13 for additional information regarding our goodwill.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values in accordance with SFAS 144.  The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded.  Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction.  We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.

We recorded a non-cash asset impairment charge of $0.1 million in 2006, which is reflected as a component of operating costs and expenses in our 2006 Supplemental Statement of Consolidated Operations.  No asset impairment charges were recorded in 2008 and 2007.

Impairment Testing for Unconsolidated Affiliates

We evaluate our equity method investments for impairment when events or changes in circumstances indicate that there is a loss in value of the investment attributable to an other than temporary decline.  Examples of such events or changes in circumstances include continuing operating losses of the entity and/or long-term negative changes in the entity’s industry.  In the event we determine that the loss in value of an investment is other than a temporary decline, we record a charge to earnings to adjust the carrying value of the investment to its estimated fair value.

During 2007, we evaluated our equity method investment in Nemo Gathering Company, LLC (“Nemo”) for impairment.  As a result of this evaluation, we recorded a $7.0 million non-cash impairment charge that is a component of “Equity in earnings of unconsolidated affiliates” on our Supplemental Consolidated Statement of Operations for the year ended December 31, 2007.  Similarly, during 2006, we evaluated our investment in Neptune Pipeline Company, L.L.C. (“Neptune”) for impairment.  As a result of this evaluation, we recorded a $7.4 million non-cash impairment charge that is a component of “Equity in earnings of unconsolidated affiliates” on our Supplemental Consolidated Statement of Operations for the year ended December 31, 2006.  We had no such impairment charges during the year ended December 31, 2008.  See Note 11 for additional information regarding our equity method investments.

Income Taxes

Provision for income taxes is primarily applicable to our state tax obligations under the Revised Texas Franchise Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie Pipeline Company (“Dixie”), both of which are consolidated subsidiaries of ours.

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Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax.  In May 2006, the State of Texas expanded its pre-existing franchise tax, which applied to corporations and limited liability companies, to include limited partnerships and limited liability partnerships.  As a result of the change in tax law, our tax status in the State of Texas changed from non-taxable to taxable.

Since we are structured as a pass-through entity, we are not subject to federal income taxes.  As a result, our partners are individually responsible for paying federal income taxes on their share of our taxable income.  Since we do not have access to information regarding each partner’s tax basis, we cannot readily determine the total difference in the basis of our net assets for financial and tax reporting purposes.

In accordance with Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty in Income Taxes, we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable.  If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement.  This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position, results of operations or cash flows.  See Note 18 for additional information regarding our income taxes.

Inventories

Inventories primarily consist of NGLs, petroleum products, certain petrochemical products and natural gas volumes that are valued at the lower of average cost or market.  We capitalize, as a cost of inventory, shipping and handling charges directly related to volumes we purchase from third parties or take title to in connection with processing or other agreements.  As these volumes are sold and delivered out of inventory, the average cost of these products (including freight-in charges that have been capitalized) are charged to operating costs and expenses.  Shipping and handling fees associated with products we sell and deliver to customers are charged to operating costs and expenses as incurred.  See Note 9 for additional information regarding our inventories.

Natural Gas Imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers.  Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period.  We have various fee-based agreements with customers to transport their natural gas through our pipelines.  Our customers retain ownership of their natural gas shipped through our pipelines.  As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.

We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices.  As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements.  Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.

However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable).  Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time.  For those gas imbalances that are ultimately settled over future periods, we estimate the value of such

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current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement.  Changes in natural gas prices may impact our estimates.

At December 31, 2008 and 2007, our natural gas imbalance receivables, net of allowance for doubtful accounts, were $63.4 million and $73.9 million, respectively, and are reflected as a component of “Accounts and notes receivable – trade” on our Supplemental Consolidated Balance Sheets.  At December 31, 2008 and 2007, our imbalance payables were $50.8 million and $48.7 million, respectively, and are reflected as a component of “Accrued product payables” on our Supplemental Consolidated Balance Sheets.

Noncontrolling Interest

As presented in our Supplemental Consolidated Balance Sheets, noncontrolling interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries, including Duncan Energy Partners, TEPPCO and TEPPCO GP, are consolidated with those of our own, with any third-party or affiliate ownership in such amounts presented as noncontrolling interest.  See Note 15 for information regarding noncontrolling interest.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost.  Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred.  When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits.  The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets.  Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets.  At the time we place our assets in service, we believe such assumptions are reasonable.  Under our depreciation policy for midstream energy assets, the remaining economic lives of such assets are limited to the estimated life of the natural resource basins (based on proved reserves at the time of the analysis) from which such assets derive their throughput or processing volumes.  Our forecast of the remaining life for the applicable resource basins is based on several factors, including information published by the U.S. Energy Information Administration.  Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes.

                     Leasehold improvements are recorded as a component of property, plant and equipment.  The cost of leasehold improvements is charged to earnings using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.  We consider renewal terms that are deemed reasonably assured when estimating remaining lease terms.

Our assumptions regarding the useful economic lives and residual values of our assets may change in response to new facts and circumstances, which would change our depreciation amounts prospectively.  Examples of such circumstances include, but are not limited to, the following: (i) changes in laws and regulations that limit the estimated economic life of an asset; (ii) changes in technology that render an asset obsolete; (iii) changes in expected salvage values; or (iv) significant changes in the forecast life of proved reserves of applicable resource basins, if any.  See Note 10 for additional information regarding our property, plant and equipment, including a change in depreciation expense beginning January 1, 2008 resulting from a change in the estimated useful life of certain assets.

Certain of our plant operations entail periodic planned outages for major maintenance activities.  These planned shutdowns typically result in significant expenditures, which are principally comprised of

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amounts paid to third parties for materials, contract services and related items.  We use the expense-as-incurred method for our planned major maintenance activities; however, the cost of annual planned major maintenance projects are deferred and recognized ratably over the remaining portion of the calendar year in which such projects occur.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation.  When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset.  Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset.  We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.

Restricted Cash

Restricted cash represents amounts held in connection with our commodity derivative instruments portfolio and New York Mercantile Exchange (“NYMEX”) physical natural gas purchases.  Additional cash may be restricted to maintain our positions as commodity prices fluctuate or deposit requirements change.  At December 31, 2007, restricted cash also included amounts held by a third party trustee responsible for disbursing proceeds from our Petal GO Zone bond offering.  During 2008, virtually all proceeds from the Petal GO Zone bonds were released by the trustee to fund construction costs associated with the expansion of our Petal, Mississippi storage facility.  The following table presents the components of our restricted cash balances at the dates indicated:

	December 31,
	2008	2007
Amounts held in brokerage accounts related to
commodity hedging activities and physical natural gas purchases	$203.8	$53.1
Proceeds from Petal GO Zone bonds reserved for construction costs	--	17.9
Total restricted cash	$203.8	$71.0

Revenue Recognition

See Note 4 for information regarding our revenue recognition policies.

Start-Up and Organization Costs

Start-up costs and organization costs are expensed as incurred.  Start-up costs are defined as one-time activities related to opening a new facility, introducing a new product or service, conducting activities in a new territory, pursuing a new class of customer, initiating a new process in an existing facility or some new operation.  Routine ongoing efforts to improve existing facilities, products or services are not considered start-up costs.  Organization costs include legal fees, promotional costs and similar charges incurred in connection with the formation of a business.

Note 3.  Recent Accounting Developments

The accounting standard setting bodies have recently issued the following accounting guidance that will affect our future financial statements:  SFAS 141(R), Business Combinations;  FASB Staff Position (“FSP”) SFAS 142-3, Determination of the Useful Life of Intangible Assets;  SFAS 157, Fair Value Measurements;  SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – An amendment of ARB 51; SFAS 161, Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS 133; Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations; and EITF 07-4, Application of the Two Class Method Under SFAS 128, Earnings Per Share, to Master Limited Partnerships (“MLPs”).

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SFAS 141(R), Business Combinations. SFAS 141(R) replaces SFAS 141, Business Combinations and was effective January 1, 2009.  SFAS 141(R) retains the fundamental requirements of SFAS 141 in that the acquisition method of accounting (previously termed the “purchase method”) be used for all business combinations and for the “acquirer” to be identified in each business combination.  SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control.  This new guidance also retains guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill.   SFAS 141(R) will have an impact on the way in which we evaluate acquisitions.

The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about business combinations and their effects.  To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer:

▪	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree.

▪
Recognizes and measures any goodwill acquired in the business combination or a gain resulting from a bargain purchase.  SFAS 141(R) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and requires the acquirer to recognize that excess in net income as a gain attributable to the acquirer.

▪	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) also requires that direct costs of an acquisition (e.g. finder’s fees, outside consultants, etc.) be expensed as incurred and not capitalized as part of the purchase price.

FSP FAS 142-3, Determination of the Useful Life of Intangible Assets.  FSP 142-3 revised the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142, Goodwill and Other Intangible Assets.  These revisions are intended to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of such assets under SFAS 141(R) and other accounting guidance. The measurement and disclosure requirements of this new guidance will be applied to intangible assets acquired after January 1, 2009.   Our adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  Although certain provisions of SFAS 157 were effective January 1, 2008, the remaining guidance of this new standard applicable to nonfinancial assets and liabilities was effective January 1, 2009.  See Note 7 for information regarding fair value-related disclosures required for 2008 in connection with SFAS 157.

SFAS 157 applies to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements.  SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies are required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period.  Our adoption of this guidance is not expected to have a material impact on our consolidated financial statements.  SFAS 157 will impact the valuation of assets and liabilities (and related disclosures) in connection with future business combinations and impairment testing.

SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which have

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been referred to as minority interests in prior accounting literature.  SFAS 160 was effective January 1, 2009.  A noncontrolling interest is that portion of equity in a consolidated subsidiary not attributable, directly or indirectly, to a reporting entity.  This new standard requires, among other things, that (i) ownership interests of noncontrolling interests be presented as a component of equity on the balance sheet (i.e., elimination of the “mezzanine” presentation); (ii) elimination of minority interest expense as a line item on the statement of income and, as a result, that net income be allocated between the reporting entity and noncontrolling interests on the face of the statement of income; and (iii) enhanced disclosures regarding noncontrolling interests.

Effective January 1, 2009, we adopted the provisions of SFAS 160.  The presentation and disclosure requirements of SFAS 160 have been applied retrospectively to the Supplemental Consolidated Financial Statements and Notes included in this Exhibit 99.2.

SFAS 161, Disclosures about Derivative Instruments and Hedging Activities - An Amendment of SFAS 133.  SFAS 161 revised the disclosure requirements for derivative instruments and related hedging activities to provide users of financial statements with an enhanced understanding of (i) why and how an entity uses derivative instruments, (ii) how an entity accounts for derivative instruments and related hedged items under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (including related interpretations), and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

SFAS 161 requires qualitative disclosures about objectives and strategies for using derivative instruments, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative instrument agreements.  SFAS 161 was effective January 1, 2009 and we will apply its requirements beginning with the first quarter of 2009.

EITF 08-6, Equity Method Investment Accounting Considerations.  EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments under SFAS 141(R) and SFAS 160.  EITF 08-6 generally requires that (i) transaction costs should be included in the initial carrying value of an equity method investment; (ii) an equity method investor shall not test separately an investee’s underlying assets for impairment, rather such testing should be performed in accordance with Opinion 18 (i.e., on the equity method investment itself); (iii) an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment (any gain or loss to the investor resulting from the investee’s share issuance shall be recognized in earnings);  and (iv) a gain or loss should not be recognized when changing the method of accounting for an investment from the equity method to the cost method.  EITF 08-6 was effective January 1, 2009.

EITF 07-4, Application of the Two Class Method Under SFAS 128, Earnings Per Share, to MLPs.  EITF 07-4 prescribes the manner in which a MLP should allocate and present earnings per unit using the two-class method set forth in SFAS 128, Earnings Per Share.  Under the two-class method, current period earnings are allocated to the general partner (including earnings attributable to any embedded incentive distribution rights (“IDRs”)) and limited partners according to the distribution formula for available cash set forth in the MLP’s partnership agreement.

Effective January 1, 2009, we adopted the provisions of EITF 07-4.  The requirements of EITF 07-4 have been applied retrospectively to the Supplemental Consolidated Financial Statements and Notes included in this Exhibit 99.2 (see Note 19).

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 4.  Revenue Recognition

In general, we recognize revenue from our customers when all of the following criteria are met:  (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the buyer’s price is fixed or determinable and (iv) collectability is reasonably assured.  The following information provides a general description of our underlying revenue recognition policies by business segment:

NGL Pipelines & Services

NGL Pipelines & Services includes our (i) natural gas processing business and related NGL marketing activities; (ii) NGL pipelines, including our Mid-America Pipeline System; (iii) NGL and related product storage facilities; and (iv) NGL fractionation facilities.  This segment also includes our import and export terminal operations.

In our natural gas processing business, we enter into margin-band contracts, percent-of-liquids contracts, percent-of-proceeds contracts, fee-based contracts, hybrid-contracts (i.e. mixed percent-of-liquids and fee-based) and keepwhole contracts.  Under margin-band and keepwhole contracts, we take ownership of mixed NGLs extracted from the producer’s natural gas stream and recognize revenue when the extracted NGLs are delivered and sold to customers under NGL marketing sales contracts.  In the same way, revenue is recognized under our percent-of-liquids contracts except that the volume of NGLs we extract and sell is less than the total amount of NGLs extracted from the producers’ natural gas.  Under a percent-of-liquids contract, the producer retains title to the remaining percentage of mixed NGLs we extract.  Under a percent-of-proceeds contract, we share in the proceeds generated from the sale of the mixed NGLs we extract on the producer’s behalf.  If a cash fee for natural gas processing services is stipulated by the contract, we record revenue when the natural gas has been processed and delivered to the producer.

Our NGL marketing activities generate revenues from the sale of NGLs obtained from either our natural gas processing activities or purchased from third parties on the open market.  Revenues from these sales contracts are recognized when the NGLs are delivered to customers.  In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.

Under our NGL pipeline transportation contracts and tariffs, revenue is recognized when volumes have been delivered to customers.  Revenue from these contracts and tariffs is generally based upon a fixed fee per gallon of liquids transported multiplied by the volume delivered.  Transportation fees charged under these arrangements are either contractual or regulated by governmental agencies such as the Federal Energy Regulatory Commission (“FERC”).

We collect storage revenues under our NGL and related product storage contracts based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract).  Under these contracts, revenue is recognized ratably over the length of the storage period.  With respect to capacity reservation agreements, we collect a fee for reserving storage capacity for customers in our underground storage wells.  Under these agreements, revenue is recognized ratably over the specified reservation period.  Excess storage fees are collected when customers exceed their reservation amounts and are recognized in the period of occurrence.  In addition, we charge our customers throughput fees based on volumes injected and withdrawn from the storage facility, which are recognized as the service is provided.

We enter into fee-based arrangements and percent-of-liquids contracts for the NGL fractionation services we provide to customers.  Under such fee-based arrangements, revenue is recognized in the period services are provided.  Such fee-based arrangements typically include a base-processing fee (typically in cents per gallon) that is subject to adjustment for changes in certain fractionation expenses (e.g. natural gas fuel costs).  Certain of our NGL fractionation facilities generate revenues using percent-of-liquids contracts.  Such contracts allow us to retain a contractually determined percentage of the customer’s fractionated NGL products as payment for services rendered.  Revenue is recognized from such arrangements when we sell and deliver the retained NGLs to customers.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Revenues from product terminaling activities (applicable to our import and export operations) are recorded in the period such services are provided.  Customers are typically billed a fee per unit of volume loaded or unloaded.  With respect to export operations, revenues may also include demand payments charged to customers who reserve the use of our export facilities and later fail to use them.  Demand fee revenues are recognized when the customer fails to utilize the specified export facility as required by contract.

Onshore Natural Gas Pipelines & Services

Onshore Natural Gas Pipelines & Services includes our onshore natural gas pipeline systems that provide for the gathering and transportation of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming.  We own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana.  This segment also includes our natural gas marketing activities.

In general, our onshore natural gas pipelines generate revenues from gathering and transportation agreements where shippers are billed a fee per unit of volume transported (typically in million British thermal units, or “MMBtus”) multiplied by the volume gathered or delivered.  The fees charged under these arrangements are either contractual or regulated by governmental agencies, including the FERC.  Certain of our onshore natural gas pipelines may also offer firm capacity reservation services whereby the shipper pays a contractually stated fee based on the level of capacity reserved in our pipelines whether or not the shipper actually ships the reserved quantity of natural gas.  Revenues under firm capacity reservation agreements are recognized in the period the services are provided.

Revenues from natural gas storage contracts typically have two components: (i) a monthly demand payment, which is associated with storage capacity reservations, and (ii) a storage fee per unit of volume held at each location.  Revenues from demand payments are recognized during the period the customer reserves capacity.  Revenues from storage fees are recognized in the period the services are provided.

Our natural gas marketing activities generate revenues from the sale of natural gas purchased from third parties on the open market.  Revenues from these sales contracts are recognized when the natural gas is delivered to customers.  In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.

Onshore Crude Oil Pipelines & Services

Onshore Crude Oil Pipelines & Services includes our onshore crude oil pipelines and related storage terminals.  This segment also includes our related crude oil marketing activities.

Revenue from crude oil transportation is generally based upon a fixed fee per barrel transported multiplied by the volume delivered.  The transportation fees charged under these arrangements are either contractual or regulated by governmental agencies, including the FERC.  Revenues associated with these arrangements are recognized when volumes have been delivered.

Under our crude oil terminaling agreements, we charge customers for crude oil storage based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract).  Under these contracts, revenue is recognized ratably over the length of the storage period.  With respect to capacity reservation agreements, we collect a fee for reserving storage capacity for customers in our underground storage wells.  Under these agreements, revenue is recognized ratably over the specified reservation period.  In addition, we charge our customers throughput (or “pumpover”) fees based on volumes withdrawn from our terminals.  Crude oil storage revenues are recognized ratably over the length of the storage period.  Revenues are also generated from trade documentation and terminaling services and are recognized as services are completed.

Our crude oil marketing activities generate revenues from the sale and delivery of crude oil obtained from producers at the wellhead or through bulk purchases from third parties on the open market at

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

pipelines, terminal facilities and trading locations.  These sales contracts generally settle with the physical delivery of crude oil to customers.  In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.

Offshore Pipelines & Services

Offshore Pipelines & Services includes our (i) offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

Our offshore natural gas pipelines generate revenues through fee-based contracts or tariffs where revenues are equal to the product of a fee per unit of volume (typically in MMBtus) multiplied by the volume of natural gas transported.  Revenues associated with these fee-based contracts and tariffs are recognized when natural gas volumes have been delivered.

The majority of revenues from our offshore crude oil pipelines are generated based upon a transportation fee per unit of volume (typically in barrels) multiplied by the volume delivered to the customer.  A substantial portion of the revenues generated by our offshore crude oil pipeline systems are attributable to long-term transportation agreements with producers.  The revenues we earn for our services are dependent on the volume of crude oil to be delivered and the level of fees charged to customers.

Revenues from offshore platform services generally consist of demand payments and commodity charges.  Revenues from platform services are recognized in the period the services are provided.  Demand fees represent charges to customers served by our offshore platforms regardless of the volume the customer delivers to the platform.  Revenues from commodity charges are based on a fixed-fee per unit of volume delivered to the platform (typically per million cubic feet of natural gas or per barrel of crude oil) multiplied by the total volume of each product delivered.  Contracts for platform services often include both demand payments and commodity charges, but demand payments generally expire after a contractually fixed period of time and in some instances may be subject to cancellation by customers.  Our Independence Hub and Marco Polo offshore platforms earn a significant amount of demand revenues.  The Independence Hub platform will earn $54.6 million of demand revenues annually through March 2012.  The Marco Polo platform will earn $2.1 million of demand revenues monthly through March 2009.

Petrochemical & Refined Products Services

Petrochemical & Refined Products Services includes our (i) propylene fractionation plants and related activities, (ii) butane isomerization facilities, (iii) octane enhancement facility, (iv) refined products pipelines, including our Products Pipeline System, and related activities and (v) marine transportation assets and other services.

Our propylene fractionation and butane isomerization facilities generate revenues through fee-based arrangements, which typically include a base-processing fee per gallon (or other unit of measurement) subject to adjustment for changes in natural gas, electricity and labor costs, which are the primary costs of propylene fractionation and butane isomerization.  Revenues resulting from such agreements are recognized in the period the services are provided.

Our marketing activities classified within this segment generate revenues from the sale of propylene, isooctane and other products, including lubrication oils, obtained from either our processing activities or purchased from third parties on the open market.  Revenues from these sales contracts are recognized when such products are delivered to customers.  In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.

Our refined products pipelines, including our Products Pipeline System, generate revenues through fee-based contracts or tariffs as customers are billed a fixed fee per barrel of liquids transported multiplied by the volume delivered.  Transportation fees charged under these arrangements are either contractual or

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

regulated by governmental agencies such as the FERC.  Revenues associated with these fee-based contracts and tariffs are recognized when volumes have been delivered.  Revenues from our refined products storage facilities are based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract).  Under these contracts, revenue is recognized ratably over the length of the storage period.  Revenues from product terminaling activities are recorded in the period such services are provided.  Customers are typically billed a fee per unit of volume loaded.

Revenue is also generated from the provision of inland and offshore transportation of refined products, crude oil, condensate, asphalt, heavy fuel oil and other heated oil products via tow boats and tank barges.  Under our marine services transportation contracts, revenue is recognized over the transit time of individual tows as determined on an individual contract basis, which is generally less than ten days in duration.  Revenue from these contracts is generally based on set day rates or a set fee per cargo movement.  Most of the marine services transportation contracts include escalation provisions to recover increased operating costs such as incremental increases in labor.  The costs of fuel, substantially all of which is a pass through expense, and other specified operational fees and costs are directly reimbursed by the customer under most of the contracts.

The results of operations from the distribution of lubrication oils and specialty chemicals and the bulk transportation of fuels are dependent on the sales price or transportation fees that we charge our customers. Revenue is recognized for sales transactions when the product is delivered and for transportation arrangements when the product is delivered.

Note 5.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R), Share-Based Payment.  SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date.  The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other equity awards is estimated using the Black-Scholes option pricing model.  The fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period.  Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.  Liability-classified awards are settled in cash upon vesting.

As used in the context of the EPCO plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R).  Such awards are non-vested until the required service period expires.

Upon our adoption of SFAS 123(R), we recognized, as a benefit, a cumulative effect of a change in accounting principle of $1.5 million based on the SFAS 123(R) requirement to recognize compensation expense based upon the grant date fair value of an equity award and the application of an estimated forfeiture rate to unvested awards.  In addition, previously recognized deferred compensation expense of $14.6 million related to our restricted common units was reversed on January 1, 2006.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Prior to our adoption of SFAS 123(R), we did not recognize any compensation expense related to unit options; however, compensation expense was recognized in connection with awards granted by EPE Unit I and the issuance of restricted units.  The effects of applying SFAS 123(R) during the year ended December 31, 2006 did not have a material effect on our net income or basic and diluted earnings per unit.  Since we adopted SFAS 123(R) using the modified prospective method, we have not restated the financial statements of prior periods to reflect this new standard. The following tables summarize our equity compensation amounts by plan for each of the periods indicated:

	For the Year Ended December 31,
	2008	2007	2006
Employee Partnerships	$6.3	$4.3	$2.1
EPCO 1998 Long-Term Incentive Plan (“EPCO 1998 Plan”):
Unit options	0.4	4.4	0.7
Restricted units	9.9	8.4	5.2
Total EPCO 1998 Plan (1)	10.3	12.8	5.9
Enterprise Products 2008 Long-Term Incentive Plan (“EPD 2008 LTIP”):
Unit options	0.1	--	--
Total EPD 2008 LTIP	0.1	--	--
TEPPCO 1999 Phantom Unit Retention Plan (“TEPPCO 1999 Plan”)	(0.1)	0.9	0.9
TEPPCO 2000 Long-Term Incentive Plan (“TEPPCO 2000 LTIP”)	(0.3)	0.4	0.4
TEPPCO 2005 Phantom Unit Plan (“TEPPCO 2005 Phantom Unit Plan”)	(0.1)	1.0	1.2
EPCO 2006 TPP Long-Term Incentive Plan (“TEPPCO 2006 LTIP”):
Unit options	0.2	0.1	--
Restricted units	1.0	0.3	--
UARs	--	0.1	--
Total TEPPCO 2006 LTIP	1.2	0.5	--
Total compensation expense	$17.4	$19.9	$10.5

(1) Amounts for the year ended December 31, 2007 include $4.6 million associated with the resignation of our general partner’s former chief executive officer.

Employee Partnerships

As long-term incentive arrangements, EPCO has granted its key employees who perform services on behalf of us, EPCO and other affiliated companies, “profits interests” in seven limited partnerships (the “Employee Partnerships”), which are private company affiliates of EPCO.  The employees were issued Class B limited partner interests and admitted as Class B limited partners in the Employee Partnerships without capital contributions.  As discussed and defined in Note 1, the Employee Partnerships are:  EPE Unit I; EPE Unit II; EPE Unit III; Enterprise Unit; EPCO Unit; TEPPCO Unit and TEPPCO Unit II.    Enterprise Unit, EPCO Unit, TEPPCO Unit and TEPPCO Unit II were formed in 2008.

The Class B limited partner interests entitle each holder to participate in the appreciation in value of the publicly traded limited partner units owned by the underlying Employee Partnership.  The Employee Partnerships own either Enterprise GP Holdings units (“EPE units”) or Enterprise Products Partners’ common units (“EPD units”) or both.  TEPPCO Unit and TEPPCO Unit II owned units of TEPPCO (“TPP units”) prior to their conversion to EPD units in connection with the TEPPCO Merger.  The Class B limited partner interests are subject to forfeiture if the participating employee’s employment with EPCO is terminated prior to vesting, with customary exceptions for death, disability and certain retirements and upon certain change of control events.

We account for the profits interest awards under SFAS 123(R).  As a result, the compensation expense attributable to these awards is based on the estimated grant date fair value of each award.  An allocated portion of the fair value of these equity-based awards is charged to us under the EPCO administrative services agreement (“ASA”) (see Note 17).  We are not responsible for reimbursing EPCO for any expenses of the Employee Partnerships, including the value of any contributions of cash or limited partner units made by private company affiliates of EPCO at the formation of each Employee Partnership.  However, pursuant to the ASA, beginning in February 2009, we will reimburse EPCO for our allocated

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

share of distributions of cash or securities made to the Class B limited partners of EPCO Unit and TEPPCO Unit II.

Each Employee Partnership has a single Class A limited partner, which is a privately held indirect subsidiary of EPCO, and a varying number of Class B limited partners.  At formation, the Class A limited partner either contributes cash or limited partner units it owns to the Employee Partnership.   If cash is contributed, the Employee Partnership uses these funds to acquire limited partner units on the open market.  In general, the Class A limited partner earns a preferred return (either fixed or variable depending on the partnership agreement) on its investment (“Capital Base”) in the Employee Partnership and any residual quarterly cash amounts, if any, are distributed to the Class B limited partners.  Upon liquidation, Employee Partnership assets having a fair market value equal to the Class A limited partner’s Capital Base, plus any preferred return for the period in which liquidation occurs, will be distributed to the Class A limited partner.   Any remaining assets will be distributed to the Class B limited partner(s) as a residual profits interest.

The following table summarizes key elements of each Employee Partnership as of December 31, 2008:

		Initial	Class A
		Class A	Partner	Award	Grant Date	Unrecognized
Employee	Description	Capital	Preferred	Vesting	Fair Value	Compensation
Partnership	of Assets	Base	Return	Date (1)	of Awards (2)	Cost (3)

EPE Unit I	1,821,428 EPE units	$51.0 million	4.50% to 5.725% (4)	November 2012	$17.0 million	$9.3 million

EPE Unit II	40,725 EPE units	$1.5 million	4.50% to 5.725% (4)	February 2014	$0.3 million	$0.2 million

EPE Unit III	4,421,326 EPE units	$170.0 million	3.80%	May 2014	$32.7 million	$25.1 million

Enterprise Unit	881,836 EPE units 844,552 EPD units	$51.5 million	5.00%	February 2014	$4.2 million	$3.7 million

EPCO Unit	779,102 EPD units	$17.0 million	4.87%	November 2013	$7.2 million	$7.0 million

TEPPCO Unit	241,380 TPP units	$7.0 million	4.50% to 5.725%	September 2013	$2.1 million	$1.7 million

TEPPCO Unit II	123,185 TPP units	$3.1 million	6.31%	November 2013	$1.4 million	$1.4 million

(1)  The vesting date may be accelerated for change of control and other events as described in the underlying partnership agreements.
(2)  Our estimated grant date fair values were determined using a Black-Scholes option pricing model and reflect adjustments for forfeitures, regrants and other modifications.  See following table for information regarding our fair value assumptions.
(3)  Unrecognized compensation cost represents the total future expense to be recognized by the EPCO group of companies as of December 31, 2008.   We expect to recognize our allocated share of such costs in the future in accordance with the ASA.   The period over which the unrecognized compensation cost will be recognized is as follows for each Employee Partnership:  3.9 years, EPE Unit I; 5.1 years, EPE Unit II; 5.4 years, EPE Unit III; 5.1 years, Enterprise Unit; 4.9 years, EPCO Unit; 4.7 years, TEPPCO Unit; and 4.9 years, TEPPCO Unit II.
(4)  In July 2008, the Class A preferred return was reduced from 6.25% to the floating amounts presented.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the assumptions we used in deriving the estimated grant date fair value for each of the Employee Partnerships using a Black-Scholes option pricing model:

	Expected	Risk-Free	Expected		Expected
Employee	Life	Interest	Distribution Yield		Unit Price Volatility
Partnership	of Award	Rate	EPE/EPD units	TPP units	EPE/EPD units	TPP units

EPE Unit I	3 to 5 years	2.7% to 5.0%	3.0% to 4.8%	n/a	16.6% to 30.0%	n/a
EPE Unit II	5 to 6 years	3.3% to 4.4%	3.8% to 4.8%	n/a	18.7% to 19.4%	n/a
EPE Unit III	4 to 6 years	3.2% to 4.9%	4.0% to 4.8%	n/a	16.6% to 19.4%	n/a
Enterprise Unit	6 years	2.7% to 3.9%	4.5% to 8.0%	n/a	15.3% to 22.1%	n/a
EPCO Unit	5 years	2.4%	11.1%	n/a	50.0%	n/a
TEPPCO Unit	5 years	2.9%	n/a	7.3%	n/a	16.4%
TEPPCO Unit II	5 years	2.4%	n/a	13.9%	n/a	66.4%

EPCO 1998 Plan

Unit option awards.  Under the EPCO 1998 Plan, non-qualified incentive options to purchase a fixed number of our common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us.  When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant.  During 2008, in response to changes in the federal tax code applicable to certain types of equity awards, we amended the terms of certain of our outstanding unit options.  In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.

In order to fund its obligations under the EPCO 1998 Plan, EPCO may purchase common units at fair value either in the open market or directly from us.  When employees exercise unit options, we reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the units issued to the employee.

The fair value of each unit option is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions including expected life of the options, risk-free interest rates, expected distribution yield on our common units, and expected unit price volatility of our common units.  In general, our assumption of expected life of the options represents the period of time that the options are expected to be outstanding based on an analysis of historical option activity.  Our selection of the risk-free interest rate is based on published yields for U.S. government securities with comparable terms.  The expected distribution yield and unit price volatility is estimated based on several factors, which include an analysis of our historical unit price volatility and distribution yield over a period equal to the expected life of the option.

The EPCO 1998 Plan provides for the issuance of up to 7,000,000 of our common units.   After giving effect to outstanding option awards at December 31, 2008 and the issuance and forfeiture of restricted unit awards through December 31, 2008, a total of 814,674 additional common units could be issued under the EPCO 1998 Plan.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents unit option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Strike Price	Contractual	Intrinsic
	Units	(dollars/unit)	Term (in years)	Value (1)
Outstanding at December 31, 2005	2,082,000	$22.16
Granted (2)	590,000	24.85
Exercised	(211,000)	15.95
Forfeited	(45,000)	24.28
Outstanding at December 31, 2006	2,416,000	23.32
Granted (3)	895,000	30.63
Exercised	(256,000)	19.26
Settled or forfeited (4)	(740,000)	24.62
Outstanding at December 31, 2007 (5)	2,315,000	26.18
Exercised	(61,500)	20.38
Forfeited	(85,000)	26.72
Outstanding at December 31, 2008 (6)	2,168,500	26.32	5.19	$--
Options exercisable at:
December 31, 2006	591,000	$20.85	5.11	$4,808
December 31, 2007	335,000	$22.06	3.96	$3,291
December 31, 2008 (6)	548,500	$21.47	4.08	$--

(1)  Aggregate intrinsic value reflects fully vested unit options at the date indicated.
(2)  The total grant date fair value of these unit options issued during 2006 was $1.2 million based on the following assumptions: (i) weighted-average expected life of options of seven years; (ii) weighted-average risk-free interest rate of 5.0%; (iii) weighted-average expected distribution yield on our common units of 8.9%; and (iv) weighted-average expected unit price volatility on our common units of 23.5%.
(3)  The total grant date fair value of these unit options issued during 2007 was $2.4 million based on the following assumptions: (i) expected life of options of seven years; (ii) weighted-average risk-free interest rate of 4.8%; (iii) weighted-average expected distribution yield on our common units of 8.4%; and (iv) weighted-average expected unit price volatility on our common units of 23.2%.
(4)  Includes the settlement of 710,000 options in connection with the resignation of our general partner’s former chief executive officer.
(5)  During 2008, we amended the terms of certain of our outstanding unit options. In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.
(6)  We were committed to issue 2,168,500 and 2,315,000 of our common units at December 31, 2008 and 2007, respectively, if all outstanding options awarded under the EPCO 1998 Plan (as of these dates) were exercised. An additional 365,000, 480,000 and 775,000 of these options are exercisable in 2009, 2010 and 2012, respectively.

The total intrinsic value of option awards exercised during the years ended December 31, 2008, 2007 and 2006 were $0.6 million, $3.0 million and $2.2 million, respectively.  At December 31, 2008, the estimated total unrecognized compensation cost related to nonvested unit option awards granted under the EPCO 1998 Plan was $1.7 million.  We expect to recognize this cost over a weighted-average period of 2.1 years in accordance with the ASA.

During the years ended December 31, 2008 and 2007, we received cash of $0.7 million and $7.5 million, respectively, from the exercise of option awards granted under the EPCO 1998 Plan.  Conversely, our option-related reimbursements to EPCO were $0.6 million and $3.0 million, respectively.

Restricted unit awards.  Under the EPCO 1998 Plan, we may also issue restricted common units to key employees of EPCO and directors of our general partner.  In general, the restricted unit awards allow recipients to acquire the underlying common units at no cost to the recipient once a defined cliff vesting period expires, subject to certain forfeiture provisions.  The restrictions on such units generally lapse four years from the date of grant.  Compensation expense is recognized on a straight-line basis over the vesting period.  Fair value of such restricted units is based on the market price of the underlying common units on the date of grant and an allowance for estimated forfeitures.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Each recipient is also entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by us to our unitholders.   Since restricted units are issued securities, such distributions are reflected as a component of cash distributions to partners as shown on our Supplemental Statements of Consolidated Cash Flows.  We paid $3.9 million, $2.6 million and $1.6 million in cash distributions with respect to restricted units during the years ended December 31, 2008, 2007 and 2006, respectively.

The following table presents restricted unit activity under the EPCO 1998 Plan for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2005	751,604
Granted (2)	466,400	$25.21
Vested	(42,136)	$24.02
Forfeited	(70,631)	$22.86
Restricted units at December 31, 2006	1,105,237
Granted (3)	738,040	$25.61
Vested	(4,884)	$25.28
Forfeited	(36,800)	$23.51
Settled (4)	(113,053)	$23.24
Restricted units at December 31, 2007	1,688,540
Granted (5)	766,200	$24.93
Vested	(285,363)	$23.11
Forfeited	(88,777)	$26.98
Restricted units at December 31, 2008	2,080,600

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2006 was $10.8 million based on grant date market prices of our common units ranging from $24.85 to $27.45 per unit and estimated forfeiture rates ranging from 7.8% to 9.8%.
(3)  Aggregate grant date fair value of restricted unit awards issued during 2007 was $18.9 million based on grant date market prices of our common units ranging from $28.00 to $31.83 per unit and estimated forfeiture rates ranging from 4.6% to 17.0%.
(4)  Reflects the settlement of restricted units in connection with the resignation of our general partner’s former chief executive officer.
(5)  Aggregate grant date fair value of restricted unit awards issued during 2008 was $19.1 million based on grant date market prices of our common units ranging from $25.00 to $32.31 per unit and an estimated forfeiture rate of 17.0%.

The total fair value of restricted unit awards that vested during the year ended December 31, 2008 was $6.6 million.  At December 31, 2008, the estimated total unrecognized compensation cost related to restricted unit awards granted under the EPCO 1998 Plan was $31.5 million.  We expect to recognize our share of this cost over a weighted-average period of 2.3 years in accordance with the ASA.

Phantom unit awards.  The EPCO 1998 Plan also provides for the issuance of phantom unit awards.  These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the market closing price of our common units on the redemption date.  Each participant is required to redeem their phantom units as they vest, which typically is four years from the date the award is granted.  No phantom unit awards have been issued to date under the EPCO 1998 Plan.

The EPCO 1998 Plan also provides for the award of distribution equivalent rights (“DERs”) in tandem with its phantom unit awards.  A DER entitles the participant to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution rate paid by us to our unitholders.  No DERs have been issued as of December 31, 2008 under the EPCO 1998 Plan.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

EPD 2008 LTIP

On January 29, 2008, our unitholders approved the EPD 2008 LTIP, which provides for awards of our common units and other rights to our non-employee directors and to consultants and employees of EPCO and its affiliates providing services to us.  Awards under the EPD 2008 LTIP may be granted in the form of unit options, restricted units, phantom units, UARs and DERs.  The EPD 2008 LTIP is administered by EPGP’s Audit, Conflicts and Governance (“ACG”) Committee.  The EPD 2008 LTIP provides for the issuance of up to 10,000,000 of our common units.  After giving effect to option awards outstanding at December 31, 2008, a total of 9,205,000 additional common units could be issued under the EPD 2008 LTIP.

The EPD 2008 LTIP may be amended or terminated at any time by the Board of Directors of EPCO or EPGP’s ACG Committee; however, the rules of the NYSE require that any material amendment, such as a significant increase in the number of common units available under the plan or a change in the types of awards available under the plan, would require the approval of our unitholders.  The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the plan in specified circumstances.  The EPD 2008 LTIP is effective until the earlier of January 29, 2018 or the time which all available units under the incentive plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee.

Unit option awards.  The exercise price of unit options awarded to participants is determined by the ACG Committee (at its discretion) at the date of grant and may be no less than the fair market value of our common units at the date of grant.  The following table presents unit option activity under the EPD 2008 LTIP for the periods indicated:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Outstanding at January 1, 2008	--
Granted (1)	795,000	$30.93
Outstanding at December 31, 2008 (2)	795,000	$30.93	5.00

(1)  Aggregate grant date fair value of these unit options issued during 2008 was $1.6 million based on the following assumptions: (i) a grant date market price of our common units of $30.93 per unit; (ii) expected life of options of 4.7 years; (iii) risk-free interest rate of 3.3%; (iv) expected distribution yield on our common units of 7.0%; (v) expected unit price volatility on our common units of 19.8%; and (vi) an estimated forfeiture rate of 17.0%.
(2)  The 795,000 units outstanding at December 31, 2008 will become exercisable in 2013.

At December 31, 2008, the estimated total unrecognized compensation cost related to nonvested unit options granted under the EPD 2008 LTIP was $1.3 million.  We expect to recognize our share of this cost over a remaining period of 3.4 years in accordance with the ASA.

Phantom unit awards.  The EPD 2008 LTIP also provides for the issuance of phantom unit awards.  These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the market closing price of our common units on the redemption date.  Each participant is required to redeem their phantom units as they vest, which typically is three years from the date the award is granted.  There were a total of 4,400 phantom units granted under the EPD 2008 LTIP during the fourth quarter of 2008 and outstanding at December 31, 2008.  These awards cliff vest in 2011.  At December 31, 2008, we had an accrued liability of $5 thousand for compensation related to these phantom unit awards.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

DEP GP UARs

The non-employee directors of DEP GP, the general partner of Duncan Energy Partners, have been granted UARs in the form of letter agreements.  These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings, Duncan Energy Partners or us.  The compensation expense associated with these awards is recognized by DEP GP, which is our consolidated subsidiary.  These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of EPE units (determined as of a future vesting date) over the grant date fair value.  If a director resigns prior to vesting, his UAR awards are forfeited.  These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2008, a total of 90,000 UARs had been granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  The grant date fair value with respect to these UARs is based on an EPE unit price of $36.68.

TEPPCO 1999 Plan

The TEPPCO 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees of EPCO working on behalf of TEPPCO.  These liability awards are settled for cash based on the fair market value of the vested portion of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the closing price of TEPPCO’s units on the NYSE on the redemption date.  Each participant is required to redeem their phantom units as they vest.  In addition, each participant is entitled to cash distributions equal to the product of the number of phantom unit awards granted under the TEPPCO 1999 Plan and the cash distribution per unit paid by TEPPCO on its units.  Grants under the 1999 Plan are subject to forfeiture if the participant’s employment with EPCO is terminated.

A total of 18,600 and 31,600 phantom units were outstanding under the TEPPCO 1999 Plan at December 31, 2008 and 2007, respectively.  In April 2008, 13,000 phantom units vested and $0.4 million was paid out to a participant in the second quarter of 2008.  The awards outstanding at December 31, 2008 cliff vest as follows:  13,000 in April 2009 and 5,600 in January 2010.  At December 31, 2008 and 2007, we had accrued liability balances of $0.4 million and $1.0 million, respectively, related to the TEPPCO 1999 Plan.  For the years ended December 31, 2008 and 2007, phantom unitholders under the TEPPCO 1999 Plan received $62 thousand and $95 thousand in cash distributions, respectively.  Since phantom units do not represent issued securities of TEPPCO, the cash payments with respect to these phantom units are expensed as paid.

TEPPCO 2000 LTIP

The TEPPCO 2000 LTIP provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance.  Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the applicable “performance percentage” (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the TEPPCO 2000 LTIP multiplied by (iii) the average of the closing prices of TEPPCO units over the ten consecutive days immediately preceding the last day of the specified performance period.  In addition, during the performance period, each participant is entitled to cash distributions equal to the product of the number of phantom units granted under the TEPPCO 2000 LTIP and the cash distribution per unit paid by TEPPCO on its units.  Grants under the TEPPCO 2000 LTIP are accounted for as liability awards and are subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

A participant’s “performance percentage” is based upon an improvement in Economic Value Added for TEPPCO during a given three-year performance period over the Economic Value Added for the three-year period immediately preceding the performance period.  The term “Economic Value Added” means TEPPCO’s average annual EBITDA for the performance period minus the product of TEPPCO’s average asset base and its cost of capital for the performance period.  In this context, EBITDA means

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

TEPPCO’s earnings before net interest expense, other income, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross carrying value of property, plant and equipment, plus long-term inventory, and the gross carrying value of intangible assets and equity investments.  TEPPCO’s cost of capital is determined at the date each award was granted.

At December 31, 2008, a total of 11,300 phantom units were outstanding under the TEPPCO 2000 LTIP that cliff vested on December 31, 2008 and will be paid out to participants in the first quarter of 2009.  On December 31, 2007, 19,700 phantom units were outstanding under the TEPPCO 2000 LTIP.  On December 31, 2007, 8,400 phantom units vested and $0.5 million was paid out to participants in the first quarter of 2008.  At December 31, 2008 and 2007, we had accrued liability balances of $0.2 million and $0.9 million, respectively, related to the TEPPCO 2000 LTIP.  After payout in the first quarter of 2009 on awards which vested on December 31, 2008, there will be no remaining phantom units outstanding under the TEPPCO 2000 LTIP.  For the years ended December 31, 2008 and 2007, phantom unitholders under the TEPPCO 2000 LTIP received $38 thousand and $54 thousand in cash distributions, respectively.

TEPPCO 2005 Phantom Unit Plan

The TEPPCO 2005 Phantom Unit Plan provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance.  Generally, upon the close of a three-year performance period, the recipient will receive a cash payment equal to (i) the recipient’s vested percentage (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the TEPPCO 2005 Phantom Unit Plan multiplied by (iii) the average of the closing prices of TEPPCO units over the ten consecutive days immediately preceding the last day of the specified performance period.  In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the TEPPCO 2005 Phantom Unit Plan and the cash distribution per unit paid by TEPPCO on its units.  Grants under the TEPPCO 2005 Phantom Unit Plan are accounted for as liability awards and are subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

Generally, a participant’s vested percentage is based upon an improvement in TEPPCO’s EBITDA during a given three-year performance period over TEPPCO’s EBITDA for the three-year period preceding the performance period.  In this context, EBITDA means TEPPCO’s earnings before noncontrolling interest, net interest expense, other income, income taxes, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items.

At December 31, 2008 a total of 36,600 phantom units were outstanding under the TEPPCO 2005 Phantom Unit Plan that cliff vested on December 31, 2008 and will be paid out to participants in the first quarter of 2009.  On December 31, 2007, 74,400 phantom units were outstanding under the TEPPCO 2005 Phantom Unit Plan.  On December 31, 2007, 36,200 phantom units vested and $1.6 million was paid out to participants in the first quarter of 2008. At December 31, 2008 and 2007, we had accrued liability balances of $0.6 million and $2.6 million, respectively, related to the TEPPCO 2005 Phantom Unit Plan.  After the payout in the first quarter of 2009 on awards which vested on December 31, 2008, there will be no remaining phantom units outstanding under the TEPPCO 2005 Phantom Unit Plan.  For the years ended December 31, 2008 and 2007, phantom unitholders under the TEPPCO 2005 Phantom Unit Plan received $0.1 million and $0.2 million in cash distributions, respectively.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

TEPPCO 2006 LTIP

The TEPPCO 2006 LTIP provide for awards of TEPPCO units and other rights to its non-employee directors and to certain employees of EPCO working on behalf of TEPPCO.  Awards granted under the TEPPCO 2006 LTIP may be in the form of restricted units, phantom units, unit options, UARs and DERs.  The TEPPCO 2006 LTIP provides for the issuance of up to 5,000,000 units of TEPPCO in connection with these awards.  After giving effect to outstanding unit options and restricted units at December 31, 2008, and the forfeiture of restricted units through December 31, 2008, a total of 4,487,084 additional units of TEPPCO could be issued under the TEPPCO 2006 LTIP in the future.

Unit option awards.  The following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Option award activity during 2007
Granted (1) (2)	155,000	$45.35
Outstanding at December 31, 2007	155,000	$45.35
Granted (3)	200,000	$35.86
Outstanding at December 31, 2008 (4)	355,000	$40.00	4.57

(1)  The total grant date fair value of these unit options issued during 2007 was $0.4 million based on the following assumptions: (i) expected life of the option of seven years; (ii) risk-free interest rate of 4.78%; (iii) expected distribution yield on TEPPCO units of 7.92%; and (iv) expected unit price volatility on TEPPCO’s units of 18.03%.
(2)  During 2008, we amended the terms of the outstanding unit options. In general, the expiration dates of these awards granted on May 22, 2007 were modified from May 22, 2017 to December 31, 2012.
(3)  The total grant date fair value of these unit options issued on May 19, 2008 was $0.3 million based on the following assumptions: (i) expected life of the option of 4.7 years; (ii) risk-free interest rate of 3.3%; (iii) expected distribution yield on TEPPCO units of 7.9%; (iv) estimated forfeiture rate of 17.0%; and (v) expected unit price volatility on TEPPCO’s units of 18.7%.
(4)  No unit options were exercisable at December 31, 2008.

At December 31, 2008, the estimated total unrecognized compensation cost related to nonvested unit option awards granted under the TEPPCO 2006 LTIP was $0.6 million.  We expect to recognize our share of this cost over a weighted-average period of 3.0 years in accordance with the ASA.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Restricted unit awards. The following table presents restricted unit activity under the TEPPCO 2006 LTIP for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted unit activity during 2007
Granted (2)	62,900	$37.64
Forfeited	(500)	$37.64
Restricted units at December 31, 2007	62,400
Granted (3)	96,900	$29.54
Vested	(1,000)	$40.61
Forfeited	(1,000)	$35.86
Restricted units at December 31, 2008	157,300

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2007 was $2.4 million based on a grant date market price of TEPPCO’s units of $45.35 per unit and an estimated forfeiture rate of 17.0%.
(3)  Aggregate grant date fair value of restricted unit awards issued during 2008 was $2.8 million based on grant date market prices of TEPPCO’s units ranging from $34.63 to $35.86 per unit and an estimated forfeiture rate of 17.0%.

The total fair value of restricted unit awards that vested during the year ended December 31, 2008 was $24 thousand.  At December 31, 2008, the estimated total unrecognized compensation cost related to nonvested restricted unit awards granted under the TEPPCO 2006 LTIP was $3.7 million.  We expect to recognize our share of this cost over a weighted-average period of 2.8 years in accordance with the ASA.

Each recipient of a restricted unit award under the TEPPCO 2006 LTIP is entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by TEPPCO to its unitholders.  Since restricted units are issued securities of TEPPCO, such distributions are reflected as a component of cash distributions to former owners as shown on our Statements of Consolidated Cash Flows.  We paid $0.3 million and $0.1 million in cash distributions with respect to restricted units granted under the TEPPCO 2006 LTIP during the years ended December 31, 2008 and 2007, respectively.

UARs and phantom units.  At December 31, 2008, there were a total of 95,654 UARs outstanding that had been granted to non-employee directors of TEPPCO GP and 335,723 UARs outstanding that were granted to certain employees of EPCO who worked on behalf of TEPPCO.  There were a total of 401,948 UARs outstanding at December 31, 2007.  These UAR awards are subject to five year cliff vesting.  If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited.  These UAR awards are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2008 and 2007, there were a total of 1,647 phantom unit awards outstanding that had been granted to non-employee directors of TEPPCO GP.  Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP.  In addition, during the vesting period, each participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its units.  Phantom units awarded to non-employee directors are accounted for similar to liability awards.

The TEPPCO 2006 LTIP provides for the award of DERs in tandem with its phantom unit and UAR awards.  With respect to DERs granted in connection with phantom units, the participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution rate paid by TEPPCO to its unitholders. With respect to DERs granted in connection with UARs, the participant is entitled to the product of the number of UARs outstanding for the participant

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

and the difference between the current declared cash distribution rate paid by TEPPCO and the declared cash distribution rate paid by TEPPCO at the time the UAR was granted.  Since phantom units and UARs do not represent issued securities, the cash payments with respect to DERs are expensed by TEPPCO as paid.  For the years ended December 31, 2008 and 2007, phantom unitholders under the TEPPCO 2006 LTIP received $4 thousand and $2 thousand in cash distributions, respectively.

Note 6.  Employee Benefit Plans

Dixie

In 2005, we acquired a controlling ownership interest in Dixie, which resulted in Dixie becoming a consolidated subsidiary of ours.  Dixie employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans.  Due to the immaterial nature of Dixie’s employee benefit plans to our consolidated financial position, results of operations and cash flows, our discussion is limited to the following:

Defined Contribution Plan.  Dixie contributed $0.3 million to its company-sponsored defined contribution plan for each of the years ended December 31, 2008 and 2007.

Pension and Postretirement Benefit Plans.  Dixie’s pension plan is a noncontributory defined benefit plan that provides for the payment of benefits to retirees based on their age at retirement, years of service and average compensation.  Dixie’s postretirement benefit plan also provides medical and life insurance to retired employees.  The medical plan is contributory and the life insurance plan is noncontributory.  Dixie employees hired after July 1, 2004 are not eligible for pension and other benefit plans after retirement.

The following table presents Dixie’s benefit obligations, fair value of plan assets and funded status at December 31, 2008:

	Pension	Postretirement
	Plan	Plan
Projected benefit obligation	$7.7	$5.0
Accumulated benefit obligation	5.7	--
Fair value of plan assets	4.0	--
Funded status	(3.7)	(5.0)

Projected benefit obligations and net periodic benefit costs are based on actuarial estimates and assumptions.  The weighted-average actuarial assumptions used in determining the projected benefit obligation at December 31, 2008 were as follows:  discount rate of 6.4%; rate of compensation increase of 4.0% for both the pension and postretirement plans; and a medical trend rate of 8.5% for 2009 grading to an ultimate trend of 5.0% for 2015 and later years.  Dixie’s net pension and postretirement benefit costs for 2008 were $0.6 million and $0.4 million, respectively.  Dixie’s net pension and postretirement benefit costs for 2007 were $1.1 million (including settlement loss of $0.6 million) and $0.4 million, respectively.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Future benefits expected to be paid from Dixie’s pension and postretirement plans are as follows for the periods indicated:

	Pension	Postretirement
	Plan	Plan
2009	$0.3	$0.3
2010	0.3	0.4
2011	0.5	0.4
2012	0.4	0.4
2013	0.8	0.4
2014 through 2017	4.2	2.1
Total	$6.5	$4.0

Included in accumulated other comprehensive loss on the Supplemental Consolidated Balance Sheets at December 31, 2008 and 2007 are the following amounts that have not been recognized in net periodic pension costs:

	December 31,
	2008	2007
Unrecognized transition obligation	$0.9	$1.0
Net of tax	0.5	0.6

Unrecognized prior service cost credit	(1.0)	(1.2)
Net of tax	(0.6)	(0.8)

Unrecognized net actuarial loss	1.3	2.8
Net of tax	0.8	1.7

Terminated Plans - TEPPCO

Prior to April 2006, TEPPCO maintained a Retirement Cash Balance Plan (the “RCBP”), which was a non-contributory, trustee-administered pension plan.  In April 2006, a determination letter was received from the Internal Revenue Service providing its approval to terminate the plan.

In 2007 and 2006, we recorded settlement charges of approximately $0.1 million and $3.5 million, respectively, in connection with the plan’s termination and distribution of assets to plan participants.  At December 31, 2008, all benefit obligations to plan participants have been settled.  Net pension benefit costs for the RCBP were $0.2 million for the year ended December 31, 2007.

Note 7.  Derivative Instruments, Hedging Activities and Fair Value Measurements

We are exposed to financial market risks, including changes in commodity prices, interest rates and foreign exchange rates.  We may use derivative instruments (e.g., futures, forwards, swaps, options and other derivative instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the types of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt obligations and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. See Note 14 for information regarding our consolidated debt obligations.

We routinely review our outstanding derivative instruments in light of current market conditions.  If market conditions warrant, some derivative instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific hedging criteria.  When this occurs, we may enter into a new derivative instrument to reestablish the hedge to which the closed instrument relates.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents gains (losses) recorded in net income attributable to our interest rate risk and commodity risk hedging transactions for the periods indicated.  These amounts do not present the corresponding gains (losses) attributable to the underlying hedged items.

	For the Year Ended December 31,
	2008	2007	2006
Interest Rate Risk Hedging Portfolio:
Enterprise Products Partners (excluding Duncan Energy Partners):
Ineffective portion of cash flow hedges	$(0.1)	$--	$--
Reclassification of cash flow hedge amounts from AOCI, net	(0.5)	5.5	4.2
Loss from treasury lock cash flow hedge	(3.6)	--	--
Other gains (losses) from derivative transactions	9.4	(3.7)	3.4
Duncan Energy Partners:
Ineffective portion of cash flow hedges	--	(0.2)	--
Reclassification of cash flow hedge amounts from AOCI, net	(2.0)	0.4	--
Total hedging gains, net, in consolidated interest expense	$3.2	$2.0	$7.6

Commodity Risk Hedging Portfolio:
Enterprise Products Partners:
Reclassification of cash flow hedge amounts from AOCI, net - natural gas marketing activities	$(30.2)	$(3.3)	$(1.3)
Reclassification of cash flow hedge amounts from AOCI, net - crude oil marketing activities	(37.9)	(1.6)	0.2
Reclassification of cash flow hedge amounts from AOCI, net - NGL and petrochemical operations	(28.2)	(4.6)	13.9
Other gains (losses) from derivative transactions	29.4	(20.5)	(2.4)
Total hedging gains (losses), net, in consolidated operating costs and expenses	$(66.9)	$(30.0)	$10.4

The following table provides additional information regarding derivative assets and derivative liabilities included in our Supplemental Consolidated Balance Sheets at the dates indicated:

	December 31,
	2008	2007
Current assets:
Derivative assets:
Interest rate risk hedging portfolio	$7.8	$0.2
Commodity risk hedging portfolio	201.5	10.8
Foreign currency risk hedging portfolio	9.3	1.3
Total derivative assets – current	$218.6	$12.3
Other assets:
Interest rate risk hedging portfolio	$38.9	$14.7
Total derivative assets – long-term	$38.9	$14.7

Current liabilities:
Derivative liabilities:
Interest rate risk hedging portfolio	$5.9	$47.5
Commodity risk hedging portfolio	296.9	48.9
Foreign currency risk hedging portfolio	0.1	--
Total derivative liabilities – current	$302.9	$96.4
Other liabilities:
Interest rate risk hedging portfolio	$3.9	$3.1
Commodity risk hedging portfolio	0.2	--
Total derivative liabilities– long-term	$4.1	$3.1

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

      The following table presents gains (losses) recorded in other comprehensive income (loss) for cash flow hedges associated with our interest rate risk, commodity risk and foreign currency risk hedging portfolios.  These amounts do not present the corresponding gains (losses) attributable to the underlying hedged items.

	For the Year Ended December 31,
	2008	2007	2006
Interest Rate Risk Hedging Portfolio:
Enterprise Products Partners (excluding Duncan Energy Partners):
Gains (losses) on cash flow hedges	$(47.6)	$(5.6)	$11.0
Reclassification of cash flow hedge amounts to net income, net	0.5	(5.5)	(4.2)
Duncan Energy Partners:
Losses on cash flow hedges	(8.0)	(3.3)	--
Reclassification of cash flow hedge amounts to net income, net	2.0	(0.3)	--
Total interest rate risk hedging gains (losses), net	(53.1)	(14.7)	6.8
Commodity Risk Hedging Portfolio:
Enterprise Products Partners:
Natural gas marketing activities:
Losses on cash flow hedges	(30.6)	(3.1)	(1.0)
Reclassification of cash flow hedge amounts to net income, net	30.2	3.3	1.3
Crude oil marketing activities:
Gains (losses) on cash flow hedges	(19.3)	(21.0)	1.0
Reclassification of cash flow hedge amounts to net income, net	37.9	1.6	(0.2)
NGL and petrochemical operations:
Gains (losses) on cash flow hedges	(120.3)	(22.8)	9.9
Reclassification of cash flow hedge amounts to net income, net	28.2	4.6	(13.9)
Total commodity risk hedging losses, net	(73.9)	(37.4)	(2.9)
Foreign Currency Risk Hedging Portfolio:
Gains on cash flow hedges	9.3	1.3	--
Total foreign currency risk hedging gains, net	9.3	1.3	--
Total cash flow hedge amounts in other comprehensive income (loss)	$(117.7)	$(50.8)	$3.9

The following information summarizes the principal elements of our interest rate risk, commodity risk and foreign currency risk hedging portfolios. For amounts recorded in net income and other comprehensive income and on our supplemental balance sheet related to our consolidated hedging activities, please refer to the preceding tables.

Interest Rate Risk Hedging Portfolio

Our interest rate exposure results from variable and fixed rate borrowings under various debt agreements. The following information summarizes significant components of our interest rate risk hedging portfolio:

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Fair value hedges – interest rate swaps

We manage a portion of our interest rate exposure by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. At December 31, 2008, we had four interest rate swap agreements outstanding having an aggregate notional value of $400.0 million that were accounted for as fair value hedges.  The aggregate fair value of these interest rate swaps at December 31, 2008, was $46.7 million (an asset), with an offsetting increase in the fair value of the underlying debt.  There were eleven interest rate swaps outstanding at December 31, 2007 having an aggregate fair value of $12.9 million (an asset).  The following table summarizes our interest rate swaps outstanding at December 31, 2008.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	of Swaps	by Swap	Date of Swap	Variable Rate (1)	Value
Senior Notes C, 6.375% fixed rate, due Feb. 2013	1	Jan. 2004 to Feb. 2013	Feb. 2013	6.375% to 5.015%	$100.0 million
Senior Notes G, 5.60% fixed rate, due Oct. 2014	3	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 5.297%	$300.0 million

(1) The variable rate indicated is the all-in variable rate for the current settlement period.

We have designated these interest rate swaps as fair value hedges under SFAS 133 since they mitigate changes in the fair value of the underlying fixed rate debt.  As effective fair value hedges, an increase in the fair value of these interest rate swaps is equally offset by an increase in the fair value of the underlying hedged debt.  The offsetting changes in fair value have no effect on current period interest expense.

Cash flow hedges – interest rate swaps (excluding Duncan Energy Partners)

At December 31, 2007, we had interest rate swap agreements outstanding having an aggregate notional value of $200.0 million and a fair value (an asset) of $0.3 million accounted for as cash flow hedges.   These swap agreements settled in January 2008, and there are currently no swap agreements outstanding accounted for as cash flow hedges.

Cash flow hedges – treasury locks

We may enter into treasury rate lock transactions (“treasury locks”) to hedge U.S. treasury rates related to its anticipated issuances of debt. Each of our treasury lock transactions was designated as a cash flow hedge.  Gains or losses on the termination of such instruments are reclassified into net income (as a component of interest expense) using the effective interest method over the estimated term of the underlying fixed-rate debt.  At December 31, 2008, we had no treasury lock derivative instruments outstanding.  At December 31, 2007, the aggregate notional value of our treasury lock derivative instruments was $1.20 billion, which had a total fair value (a liability) of $44.9 million.   We terminated a number of treasury lock derivative instruments during 2008 and 2007.  These terminations resulted in realized losses of $92.5 million in 2008 and gains of $48.8 million in 2007.

We expect to reclassify $4.2 million of cumulative net losses from our interest rate risk cash flow hedges into net income (as an increase to interest expense) during 2009.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Cash flow hedges – Duncan Energy Partners’ interest rate swaps

At December 31, 2008, Duncan Energy Partners had interest rate swap agreements outstanding having an aggregate notional value of $175.0 million.  These swaps were accounted for as cash flow hedges.  The purpose of these derivative instruments is to reduce the sensitivity of Duncan Energy Partners’ earnings to the variable interest rates charged under its revolving credit facility.  The aggregate fair value of these interest rate swaps at December 31, 2008 and 2007 was a liability of $9.8 million and $3.8 million, respectively.  Duncan Energy Partners expects to reclassify $6.0 million of cumulative net losses from its interest rate risk cash flow hedges into net income (as an increase to interest expense) during 2009.  The following table summarizes Duncan Energy Partners’ interest rate swaps outstanding at December 31, 2008.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
DEP I Revolving Credit Facility, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	1.47% to 4.62%	$175.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

As cash flow hedges, any increase or decrease in fair value (to the extent effective) would be recorded in other comprehensive income (loss) and amortized into earnings based on the settlement period hedged.  Any ineffectiveness is recorded directly into earnings as an increase in interest expense.

Commodity Risk Hedging Portfolio

Our commodity risk hedging portfolio was impacted by a significant decline in natural gas and crude oil prices during the second half of 2008.   As a result of the global recession, commodity prices have continued to be volatile during the first quarter of 2009.  We may experience additional losses related to our commodity risk hedging portfolio in 2009.

The prices of natural gas, NGLs, crude oil and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.  In order to manage the price risks associated with such products, we may enter into commodity derivative instruments.

The primary purpose of our commodity risk management activities is to reduce our exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL and crude oil production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs, crude oil or certain petrochemical products.  From time to time, we inject natural gas into storage and may utilize hedging instruments to lock in the value of its inventory positions.  The commodity derivative instruments we utilize are settled in cash.

We have segregated our commodity derivative instruments portfolio between those derivative instruments utilized in connection with our natural gas marketing activities, our crude oil marketing activities and our NGL and petrochemical operations.

A significant number of the derivative instruments in this portfolio hedge the purchase of physical natural gas.  If natural gas prices fall below the price stipulated in such derivative instruments, we recognize a liability for the difference; however, if prices partially or fully recover, this liability would be reduced or eliminated, as appropriate.  Our restricted cash balance at December 31, 2008 was $203.8 million in order to meet commodity exchange deposit requirements and the negative change in the fair value of our natural gas hedge positions.

Natural gas marketing activities

At December 31, 2008 and 2007, the aggregate fair value of those derivative instruments utilized in connection with our natural gas marketing activities was an asset of $6.5 million and a liability of $0.3

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million, respectively.  Almost all of the derivative instruments within this portion of the commodity derivative instruments portfolio are accounted for using mark-to-market accounting, with a small number accounted for as cash flow hedges.  We did not have any cash flow hedges related to our natural gas marketing activities at December 31, 2008.

Crude oil marketing activities

The fair value of the open positions at December 31, 2008 and 2007 was an asset of $3 thousand and a liability of $18.9 million, respectively.  At December 31, 2008, we had no commodity derivative instruments that were accounted for as cash flow hedges.  At December 31, 2007, we had a limited number of commodity derivative instruments that were accounted for as cash flow hedges.  We have some commodity derivative instruments that do not qualify for hedge accounting.  These derivative instruments had a minimal impact on our earnings.

NGL and petrochemical operations

At December 31, 2008 and 2007, the aggregate fair value of those derivative instruments utilized in connection with our NGL and petrochemical operations were liabilities of $102.1 million and $19.0 million, respectively.  Almost all of the derivative instruments within this portion of the commodity derivative instruments portfolio are accounted for as cash flow hedges, with a small number accounted for using mark-to-market accounting.   We expect to reclassify $114.0 million of cumulative net losses from these cash flow hedges into net income (as an increase in operating costs and expenses) during 2009.

We have employed a program to economically hedge a portion of our earnings from natural gas processing in the Rocky Mountain region.  This program consists of (i) the forward sale of a portion of our expected equity NGL production volumes at fixed prices through 2009 and (ii) the purchase, using commodity derivative instruments, of the amount of natural gas expected to be consumed as plant thermal reduction (“PTR”) in the production of such equity NGL volumes. The objective of this strategy is to hedge a level of gross margins (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) associated with the forward sales contracts by fixing the cost of natural gas used for PTR, through the use of commodity derivative instruments.  At December 31, 2008, this hedging program had hedged future expected gross margins (before plant operating expenses) of $483.9 million on 22.5 million barrels of forecasted NGL forward sales transactions extending through 2009.

Our NGL forward sales contracts are not accounted for as derivative instruments under SFAS 133 since they meet normal purchase and sale exception criteria; therefore, changes in the aggregate economic value of these sales contracts are not reflected in net income and other comprehensive income until the volumes are delivered to customers.  On the other hand, the commodity derivative instruments used to purchase the related quantities of PTR (i.e., “PTR hedges”) are accounted for as cash flow hedges; therefore, changes in the aggregate fair value of the PTR hedges are presented in other comprehensive income.  Once the forecasted NGL forward sales transactions occur, any realized gains and losses on the cash flow hedges would be reclassified into net income in that period.

Prior to actual settlement, if the market price of natural gas is less than the price stipulated in a commodity derivative instrument, we recognize an unrealized loss in other comprehensive loss for the excess of the natural gas price stated in the hedge over the market price.  To the extent that we realize such financial losses upon settlement of the instrument, the losses are added to the actual cost we pay for PTR, which would then be based on the lower market price.  Conversely, if the market price of natural gas is greater than the price stipulated in such hedges, we recognize an unrealized gain in other comprehensive income for the excess of the market price over the natural gas price stated in the PTR hedge.   If realized, the gains on the derivative instrument would serve to reduce the actual cost paid for PTR, which would then be based on the higher market price.  The net effect of these hedging relationships is that our total cost of natural gas used for PTR approximates the amount it originally hedged under this program.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Hedging Portfolio

We are exposed to foreign currency exchange rate risk primarily through a Canadian NGL marketing subsidiary.  As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar.  We attempt to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.  Mark-to-market accounting is utilized for these contracts, which typically have a duration of one month.  For the year ended December 31, 2008, we recorded minimal gains from these derivative instruments.

In addition, we are exposed to foreign currency exchange rate risk through our Japanese Yen Term Loan Agreement (“Yen Term Loan”) that EPO entered into in November 2008.  As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Japanese yen.  We hedged this risk by entering into a foreign exchange purchase contract to fix the exchange rate.  This purchase contract was designated as a cash flow hedge.  At December 31, 2008, the fair value of this contract was $9.3 million.  This contract will be settled in March 2009 upon repayment of the Yen Term Loan.  Total interest expense under this loan agreement was $4.0 million, of which $1.7 million is the expected foreign currency loss, which will be recorded as interest expense.

Adoption of SFAS 157 - Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or NYMEX).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded derivative instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rate and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique derivative instruments that are tailored to meet a customer’s specific needs.  At December 31, 2008, our Level 3 financial assets consisted of ethane based contracts with a range of two to twelve months in term.  This classification is primarily due to our reliance on broker quotes for this product due to the forward ethane markets being less than highly active.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at December 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Commodity derivative instruments	$4.0	$164.7	$32.8	$201.5
Foreign currency derivative instruments	--	9.3	--	9.3
Interest rate derivative instruments	--	46.7	--	46.7
Total	$4.0	$220.7	$32.8	$257.5

Financial liabilities:
Commodity derivative l instruments	$7.1	$289.6	$0.4	$297.1
Foreign currency derivative instruments	--	0.1	--	0.1
Interest rate derivative instruments	--	9.8	--	9.8
Total	$7.1	$299.5	$0.4	$307.0
Net financial assets, Level 3			$32.4

Fair values associated with our interest rate, commodity and foreign currency derivative instrument portfolios were developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities during the year ended December 31, 2008:

Balance, January 1, 2008	$(5.0)
Total gains (losses) included in:
Net income (1)	(34.6)
Other comprehensive loss	37.2
Purchases, issuances, settlements	34.8
Balance, December 31, 2008	$32.4

(1) There were unrealized gains of $0.2 million included in net income for the year ended December 31, 2008.

Fair Value Information

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.  The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.  The fair values associated with our interest rate and commodity hedging portfolios were developed using available market information and appropriate valuation techniques.  The following table presents the estimated fair values of our derivative instruments at the dates indicated:

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
Derivative Instruments	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents, including restricted cash	$265.5	$265.5	$104.4	$104.4
Accounts receivable	2,063.8	2,063.8	3,403.5	3,403.5
Commodity derivative instruments (1)	201.5	201.5	10.8	10.8
Foreign currency hedging derivative instruments (2)	9.3	9.3	1.3	1.3
Interest rate hedging derivative instruments (3)	46.7	46.7	14.9	14.9
Financial liabilities:
Accounts payable and accrued expenses	2,506.0	2,506.0	4,216.3	4,216.3
Fixed-rate debt (principal amount) (4)	9,704.3	8,192.2	7,259.0	7,238.7
Variable-rate debt	1,858.5	1,858.5	1,482.5	1,482.5
Commodity derivative instruments (1)	297.1	297.1	48.9	48.9
Foreign currency hedging derivative instruments (2)	0.1	0.1	--	--
Interest rate hedging derivative instruments (3)	9.8	9.8	50.6	50.6

(1)  Represent commodity derivative instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(2)  Relates to the hedging of our exposure to fluctuations in the Canadian dollar and Japanese yen.
(3)  Represent interest rate hedging derivative instrument transactions that have not settled. Settled transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(4)  Due to the distress in the capital markets following the collapse of several major financial entities and uncertainty in the credit markets during 2008, corporate debt securities were trading at significant discounts.

Note 8.  Cumulative Effect of Change in Accounting Principle

SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date.  The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant.  The fair value of other equity awards is estimated using the Black-Scholes option pricing model.  Under SFAS 123(R), the fair value of an equity award is amortized to earnings on a straight-line basis over the requisite service or vesting period for equity awards.  Compensation for liability-classified awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.   Liability awards will be cash settled upon vesting.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Upon adoption of SFAS 123(R), we recognized, as a benefit, the cumulative effect of a change in accounting principle of $1.5 million based on the SFAS 123(R) requirement to recognize compensation expense based upon the grant date fair value of equity awards and the application of an estimated forfeiture rate to unvested awards.  See Note 5 for additional information regarding our accounting for equity awards.

The following table shows unaudited pro forma net income for the year ended December 31, 2006, assuming the accounting change noted above was applied retroactively to January 1, 2006.

Pro Forma income statement amounts:
Historical net income attributable to Enterprise Products Partners L.P.	$601.1
Adjustments to derive pro forma net income attributable to Enterprise Products Partners L.P.:
Effect of implementation of SFAS 123(R):
Remove cumulative effect of change in accounting principle recorded in January 2006	(1.5)
Pro forma net income attributable to Enterprise Products Partners L.P.	599.6
EPGP interest (1)	(103.0)
Pro forma net income allocated to limited partners	$496.6

Pro forma per unit data (basic):
Historical units outstanding	414.4
Per unit data:
As reported	$1.20
Pro forma	$1.20
Pro forma per unit data (diluted):
Historical units outstanding	414.7
Per unit data:
As reported	$1.20
Pro forma	$1.20

(1) Includes provisions of EITF 07-4 (see Note 19).

Note 9.  Inventories

Our inventory amounts were as follows at the dates indicated:

	December 31,
	2008	2007
Working inventory (1)	$211.9	$397.5
Forward sales inventory (2)	193.1	28.2
Total inventory	$405.0	$425.7

(1)  Working inventory is comprised of inventories of natural gas, crude oil, refined products, lubrication oils, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2)  Forward sales inventory consists of identified natural gas, crude oil and NGL volumes dedicated to the fulfillment of forward sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  We value our inventories at the lower of average cost or market.

Operating costs and expenses, as presented on our Supplemental Statements of Consolidated Operations, include cost of sales amounts related to the sale of inventories.  Our costs of sales were $31.20 billion, $23.49 billion and $20.71 billion for the years ended December 31, 2008, 2007 and 2006, respectively.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

In those instances where we take ownership of inventory volumes through percent-of-liquids contracts and similar arrangements (as opposed to actually purchasing volumes for cash from third parties, see Note 4), these volumes are valued at market-related prices during the month in which they are acquired.  We capitalize as a component of inventory those ancillary costs (e.g. freight-in and other handling and processing charges) incurred in connection with volumes obtained through such contracts.

Due to fluctuating commodity prices, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of our inventories exceed their net realizable value.  These non-cash charges are a component of cost of sales in the period they are recognized and generally affect our segment operating results in the following manner:

▪	Write-downs of NGL inventories associated with our NGL marketing activities are recorded within our NGL Pipelines & Services business segment;

▪	Write-downs of natural gas inventories are recorded as a cost of our natural gas pipeline operations within our Onshore Natural Gas Pipelines & Services business segment;

▪	Write-downs of crude oil inventories are recorded as a cost of our crude oil operations within our Onshore Crude Oil Pipelines & Services; and

▪
Write-downs of petrochemical and related inventories, including refined products, associated with our Petrochemical & Refined Products business segment are recorded as a cost of our petrochemical marketing activities, refined products businesses or octane enhancement production business, as applicable.

For the years ended December 31, 2008, 2007 and 2006, we recognized LCM adjustments of approximately $63.0 million, $14.1 million and $20.3 million, respectively.  To the extent our commodity hedging strategies address inventory-related risks and are successful, these inventory valuation adjustments are mitigated or offset.  See Note 7 for a description of our commodity hedging activities.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 10.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at the dates indicated:

	Estimated
	Useful Life	December 31,
	in Years	2008	2007
Plants and pipelines (1)	3-40 (6)	$15,266.7	$13,395.2
Underground and other storage facilities (2)	5-40 (7)	1,203.9	981.6
Platforms and facilities (3)	20-31	634.8	637.8
Transportation equipment (4)	3-10	50.9	41.0
Marine vessels (5)	20-30	453.0	--
Land		254.5	220.5
Construction in progress		2,015.4	1,588.3
Total		19,879.2	16,864.4
Less accumulated depreciation		3,146.4	2,555.3
Property, plant and equipment, net		$16,732.8	$14,309.1

(1)  Plants and pipelines include processing plants; NGL, petrochemical, crude oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.
(2)  Underground and other storage facilities include underground product storage caverns; above ground storage tanks; water wells; and related assets.
(3)  Platforms and facilities include offshore platforms and related facilities and other associated assets.
(4)  Transportation equipment includes vehicles and similar assets used in our operations.
(5)  See Note 12 for additional information regarding the acquisition of marine services businesses in February 2008.
(6)  In general, the estimated useful lives of major components of this category are as follows: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; office furniture and equipment, 3-20 years; buildings, 20-40 years; and laboratory and shop equipment, 5-35 years.
(7)  In general, the estimated useful lives of major components of this category are as follows: underground storage facilities, 5-35 years; storage tanks, 10-40 years; and water wells, 5-35 years.

The following table summarizes our depreciation expense and capitalized interest amounts for the periods indicated:

	For the Year Ended December 31,
	2008	2007	2006
Depreciation expense (1)	$595.9	$515.7	$433.7
Capitalized interest (2)	90.7	86.5	66.4

(1) Depreciation expense is a component of costs and expenses as presented in our Supplemental Statements of Consolidated Operations.
(2) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

We reviewed assumptions underlying the estimated remaining useful lives of certain of our assets during the first quarter of 2008.  As a result of our review, effective January 1, 2008, we revised the remaining useful lives of these assets, most notably the assets that constitute our Texas Intrastate System.  This revision increased the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original determination made in September 2004.  These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.72 billion as of January 1, 2008.  On average, we extended the life of these assets by 3.1 years.  As a result of this change in estimate, depreciation expense included in operating income and net income for the year ended December 31, 2008 decreased by approximately $20.0 million, which increased our basic and diluted earnings per unit by $0.04 from what it would have been absent the change.

         In August 2008, we, together with Oiltanking Holding Americas, Inc. (“Oiltanking”), announced the formation of the Texas Offshore Port System (or “TOPS”), which was a joint venture to design, construct, operate and own a Texas offshore crude oil port and related pipeline and storage system that would facilitate delivery of waterborne crude oil cargoes to refining centers located along the upper Texas

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Gulf Coast.   We owned a two-thirds interest in TOPS, with Oiltanking owning the remaining one-third interest.  Construction in progress amounts at December 31, 2008 included $90.6 million attributable to TOPS, which is a consolidated subsidiary of ours.   See Note 25 for subsequent event information regarding our dissociation from TOPS in April 2009.

Asset retirement obligations

We have recorded AROs related to legal requirements to perform retirement activities as specified in contractual arrangements and/or governmental regulations.  In general, our AROs primarily result from (i) right-of-way agreements associated with our pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities.  In addition, our AROs may result from the renovation or demolition of certain assets containing hazardous substances such as asbestos.

The following table presents information regarding our AROs since December 31, 2006:

ARO liability balance, December 31, 2006	$25.8
Liabilities incurred	1.8
Liabilities settled	(5.1)
Revisions in estimated cash flows	15.6
Accretion expense	4.1
ARO liability balance, December 31, 2007	42.2
Liabilities incurred	1.1
Liabilities settled	(8.2)
Revisions in estimated cash flows	4.7
Accretion expense	2.4
ARO liability balance, December 31, 2008	$42.2

Property, plant and equipment at December 31, 2008 and 2007 includes $11.7 million and $11.3 million, respectively, of asset retirement costs capitalized as an increase in the associated long-lived asset.  We estimate that accretion expense will approximate $2.3 million for 2009, $2.4 million for 2010, $2.6 million for 2011, $2.9 million for 2012 and $3.1 million for 2013.

Certain of our unconsolidated affiliates have AROs recorded at December 31, 2008 and 2007 relating to contractual agreements and regulatory requirements.  These amounts are immaterial to our supplemental financial statements.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 11.  Investments in Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  Our investments in unconsolidated affiliates are grouped according to the business segment to which they relate.  See Note 16 for a general discussion of our business segments.  The following table shows our investments in unconsolidated affiliates at the dates indicated:

	Ownership
	Percentage at
	December 31,	December 31,
	2008	2008	2007
NGL Pipelines & Services:
Venice Energy Service Company, L.L.C. (“VESCO”)	13.1%	$37.7	$40.1
K/D/S Promix, L.L.C. (“Promix”)	50%	46.4	51.5
Baton Rouge Fractionators LLC (“BRF”)	32.2%	24.2	25.4
Skelly-Belvieu Pipeline Company, L.L.C. (“Skelly-Belvieu”) (1)	49%	36.0	--
Onshore Natural Gas Pipelines & Services:
Evangeline (2)	49.5%	4.5	3.5
White River Hub, LLC (“White River Hub”) (3)	50%	21.4	--
Onshore Crude Oil Pipelines & Services
Seaway Crude Pipeline Company (“Seaway”)	50%	186.2	184.8
Offshore Pipelines & Services:
Poseidon Oil Pipeline, L.L.C. (“Poseidon”)	36%	60.2	58.4
Cameron Highway Oil Pipeline Company (“Cameron Highway”) (4)	50%	250.9	256.6
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	104.8	111.2
Neptune	25.7%	52.7	55.5
Nemo (5)	33.9%	0.4	2.9
Petrochemical & Refined Products Services:
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	12.6	13.3
La Porte (6)	50%	3.9	4.1
Centennial Pipeline LLC (“Centennial”)	50%	69.7	77.9
Other	25%	0.3	0.4
Total		$911.9	$885.6

(1) In December 2008, we acquired a 49% ownership interest in Skelly-Belvieu.
(2) Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(3) In February 2008, we acquired a 50% ownership interest in White River Hub.
(4) During the year ended December 31, 2007, we contributed $216.5 million to Cameron Highway to fund our portion of the repayment of Cameron Highway’s debt.
(5) The December 31, 2007 amount includes a $7.0 million non-cash impairment charge attributable to our investment in Nemo.
(6) Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

On occasion, the price we pay to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts we acquire.  Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates.  At December 31, 2008 and 2007, our investments in Promix, Skelly-Belvieu, La Porte, Neptune, Poseidon, Cameron Highway, Seaway and Centennial included excess cost amounts totaling $75.6 million and $69.5 million, respectively, all of which were attributable to the fair value of the underlying tangible assets of these entities exceeding their book carrying values at the time of our acquisition of interests in these entities.  To the extent that we attribute all or a portion of an excess cost amount to higher fair values, we amortize such excess cost as a reduction in equity earnings in a manner similar to depreciation.  To the extent we attribute an excess cost amount to goodwill, we do not amortize this amount but it is subject to evaluation for impairment.  Amortization of such excess cost amounts was $6.8 million, $7.9 million and $6.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents our equity in earnings of unconsolidated affiliates for the periods indicated:

	For the Year Ended December 31,
	2008	2007	2006
NGL Pipelines & Services:
VESCO	$(1.6)	$3.5	$1.7
Promix	2.0	0.5	1.4
BRF	1.0	2.0	2.6
MB Storage (1)	--	1.1	9.1
Onshore Natural Gas Pipelines & Services:
Evangeline	0.9	0.2	1.0
Coyote Gas Treating, LLC (“Coyote”)	--	--	1.7
White River Hub	0.7	--	--
Onshore Crude Oil Pipelines & Services
Seaway	11.7	2.6	11.9
Offshore Pipelines & Services:
Poseidon	6.9	10.0	11.3
Cameron Highway	16.4	(11.2)	(11.1)
Deepwater Gateway	17.1	20.6	18.4
Neptune (2)	(5.7)	(0.8)	(8.3)
Nemo (3)	(1.0)	(6.0)	1.5
Petrochemical & Refined Products Services:
BRPC	1.9	2.3	1.9
La Porte	(0.8)	(0.8)	(0.8)
Centennial	(14.7)	(13.5)	(17.1)
Other	0.1	--	--
Total	$34.9	$10.5	$25.2

(1)  Refers to ownership interests in Mont Belvieu Storage Partners, L.P. and Mont Belvieu Venture, LLC, collectively. We disposed of this investment on March 1, 2007.
(2)  Equity in earnings from Neptune for 2006 include a $7.4 million non-cash impairment charge.
(3)  Equity in earnings from Nemo for 2007 include a $7.0 million non-cash impairment charge.

NGL Pipelines & Services

At December 31, 2008, our NGL Pipelines & Services segment included the following unconsolidated affiliates accounted for using the equity method:

VESCO. We own a 13.1% interest in VESCO, which owns a natural gas processing facility and related assets located in south Louisiana.

Promix.  We own a 50% interest in Promix, which owns an NGL fractionation facility and related storage and pipeline assets located in south Louisiana.

BRF.  We own an approximate 32.2% interest in BRF, which owns an NGL fractionation facility located in south Louisiana.

Skelly-Belvieu.  In December 2008, we acquired a 49% interest in Skelly-Belvieu for $36.0 million.  Skelly-Belvieu owns a 570-mile pipeline that transports mixed NGLs to markets in southeast Texas.

MB Storage.  During 2007, we sold our 49.5% ownership interest in Mont Belvieu Storage Partners, L.P. (“MB Storage”) and our 50% ownership interest in Mont Belvieu Venture, LLC (the general partner of MB Storage) to Louis Dreyfus Energy Services L.P. for approximately $156.0 million in cash. We recognized a gain of approximately $60.0 million related to the sale of these equity interests, which is included in “Other, net” in our Supplemental Statement of Consolidated Operations for the year ended December 31, 2007.  The sale of MB Storage was required by the U.S. Federal Trade Commission (“FTC”) in connection with ending its investigation into the acquisition of TEPPCO GP by private company affiliates of EPCO in February 2005.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The combined balance sheet information for the last two years and results of operations data for the last three years of this segment’s current unconsolidated affiliates are summarized below.

	At December 31,
	2008	2007
BALANCE SHEET DATA:
Current assets	$64.1	$112.3
Property, plant and equipment, net	368.1	270.6
Other assets	2.0	11.7
Total assets	$434.2	$394.6

Current liabilities	$50.2	$75.3
Other liabilities	24.3	9.1
Combined equity	359.7	310.2
Total liabilities and combined equity	$434.2	$394.6

	For the Year Ended December 31,
	2008	2007	2006
INCOME STATEMENT DATA:
Revenues	$271.3	$227.4	$225.1
Operating income (loss)	20.5	42.5	(12.3)
Net income (loss)	20.9	28.0	(10.4)

Onshore Natural Gas Pipelines & Services

At December 31, 2008, our Onshore Natural Gas Pipelines & Services segment included the following unconsolidated affiliates accounted for using the equity method:

Evangeline.  We own an approximate 49.5% aggregate interest in Evangeline, which owns a natural gas pipeline located in south Louisiana.  A subsidiary of Acadian Gas, LLC owns the Evangeline interests, which were contributed to Duncan Energy Partners in February 2007 in connection with its initial public offering (see Note 17).

Coyote. We owned a 50% interest in Coyote during 2005, which owns a natural gas treating facility located in the San Juan Basin of southwestern Colorado.  During 2006, we sold our interest in Coyote and recorded a gain on the sale of $3.3 million.

White River Hub. We own a 50% interest in White River Hub, which owns a natural gas hub located in northwest Colorado.  The hub was completed in December 2008.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The combined balance sheet information for the last two years and results of operations data for the last three years of this segment’s current unconsolidated affiliates are summarized below.

	At December 31,
	2008	2007
BALANCE SHEET DATA:
Current assets	$43.6	$28.5
Property, plant and equipment, net	60.2	5.2
Other assets	17.5	21.2
Total assets	$121.3	$54.9

Current liabilities	$33.9	$21.4
Other liabilities	21.5	24.7
Combined equity	65.9	8.8
Total liabilities and combined equity	$121.3	$54.9

	For the Year Ended December 31,
	2008	2007	2006
INCOME STATEMENT DATA:
Revenues	$372.5	$272.9	$292.1
Operating income	7.8	6.3	11.6
Net income	3.1	0.4	5.3

Onshore Crude Oil Pipelines & Services

At December 31, 2008, our Onshore Crude Oil Pipelines & Services segment included the following unconsolidated affiliate accounted for using the equity method:

Seaway.  We own a 50% interest in Seaway, which owns a pipeline that transports crude oil from a marine terminal located in Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal located in Texas City, Texas, to refineries in the Texas City and Houston, Texas areas.

The balance sheet information for the last two years and results of operations data for the last three years of this segment’s current unconsolidated affiliate is summarized below.

	At December 31,
	2008	2007
BALANCE SHEET DATA:
Current assets	$31.3	$16.5
Property, plant and equipment, net	248.0	251.6
Total assets	$279.3	$268.1

Current liabilities	$6.1	$6.5
Equity	273.2	261.6
Total liabilities and equity	$279.3	$268.1

	For the Year Ended December 31,
	2008	2007	2006
INCOME STATEMENT DATA:
Revenues	$93.9	$67.3	$87.3
Operating income	45.9	21.3	34.2
Net income	46.1	21.6	34.6

Offshore Pipelines & Services

At December 31, 2008, our Offshore Pipelines & Services segment included the following unconsolidated affiliates accounted for using the equity method:

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Poseidon.  We own a 36% interest in Poseidon, which owns a crude oil pipeline that gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana.

Cameron Highway.  We own a 50% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas.

Cameron Highway repaid its $365.0 million Series A notes and $50.0 million Series B notes in 2007 using cash contributions from its partners.  We funded our 50% share of the capital contributions using borrowings under EPO’s Multi-Year Revolving Credit Facility.  Cameron Highway incurred a $14.1 million make-whole premium in connection with the repayment of its Series A notes.

Deepwater Gateway.  We own a 50% interest in Deepwater Gateway, which owns the Marco Polo platform located in the Gulf of Mexico.  The Marco Polo platform processes crude oil and natural gas production from the Marco Polo, K2, K2 North and Genghis Khan fields located in the South Green Canyon area of the Gulf of Mexico.

Neptune. We own a 25.7% interest in Neptune, which owns Manta Ray Offshore Gathering System (“Manta Ray”) and Nautilus Pipeline System (“Nautilus”), which are natural gas pipelines located in the Gulf of Mexico.

Nemo. We own a 33.9% interest in Nemo, which owns the Nemo Gathering System, which is a natural gas pipeline located in the Gulf of Mexico.

The combined balance sheet information for the last two years and results of operations data for the last three years of this segment’s current unconsolidated affiliates are summarized below.

	At December 31,
	2008	2007
BALANCE SHEET DATA:
Current assets	$85.3	$46.8
Property, plant and equipment, net	1,093.9	1,122.1
Other assets	3.6	4.3
Total assets	$1,182.8	$1,173.2

Current liabilities	$53.3	$19.7
Other liabilities	116.7	96.8
Combined equity	1,012.8	1,056.7
Total liabilities and combined equity	$1,182.8	$1,173.2

	For the Year Ended December 31,
	2008	2007	2006
INCOME STATEMENT DATA:
Revenues	$163.9	$156.8	$154.0
Operating income	69.1	85.6	72.0
Net income	65.7	53.6	42.7

Neptune owns Manta Ray and Nautilus.  Manta Ray gathers natural gas originating from producing fields located in the Green Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico to numerous downstream pipelines, including the Nautilus pipeline.  Nautilus connects our Manta Ray pipeline to our Neptune natural gas processing plant located in south Louisiana.  Due to a recent decrease in throughput volumes on the Manta Ray and Nautilus pipelines, we evaluated our 25.7% investment in Neptune for impairment during the third quarter of 2006.  The decrease in throughput volumes is primarily due to underperformance of certain fields, natural depletion and hurricane-related delays in starting new production.  These factors contributed to significant delays in throughput volumes Neptune expects to receive.  As a result, Neptune has experienced operating losses in recent periods.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Our review of Neptune’s estimated cash flows during the third quarter of 2006 indicated that the carrying value of our investment exceeded its fair value, which resulted in a non-cash impairment charge of $7.4 million.  This loss is recorded as a component of “Equity in income of unconsolidated affiliates” in our Supplemental Statement of Consolidated Operations for the year ended December 31, 2006.

Nemo was formed in 1999 to construct, own and operate the Nemo Gathering System, a 24-mile natural gas gathering system in the Gulf of Mexico offshore Louisiana.  The Nemo Gathering System, which began operations in 2001, gathers natural gas from certain developments in the Green Canyon area of the Gulf of Mexico to a pipeline interconnect with the Manta Ray Gathering System.  Due to a recent decrease in throughput volumes on the Nemo Gathering System, we evaluated our 33.9% investment in Nemo for impairment during the second quarter of 2007.  The decrease in throughput volumes is primarily due to underperformance of certain fields and natural depletion.

Our review of Nemo’s estimated future cash flows during the second quarter of 2007 indicated that the carrying value of our investment exceeded its fair value, which resulted in a non-cash impairment charge of $7.0 million.  This loss is recorded as a component of “Equity in income of unconsolidated affiliates” in our Supplemental Statement of Consolidated Operations for the year ended December 31, 2007.  After recording this impairment charge, the carrying value of our investment in Nemo at December 31, 2007 was $2.9 million.

Our investments in Neptune and Nemo were written down to fair value, which management estimated using recognized business valuation techniques.  The fair value analysis is based upon management’s expectation of future cash flows, which incorporates certain industry information and assumptions made by management.  For example, the individual reviews of Neptune and Nemo included management estimates regarding natural gas reserves of producers served by both Neptune and Nemo, respectively.  If the assumptions underlying our fair value analysis change and expected cash flows are reduced, additional impairment charges may result.

Petrochemical & Refined Products Services

At December 31, 2008, our Petrochemical & Refined Products Services segment included the following unconsolidated affiliates accounted for using the equity method:

BRPC.  We own a 30% interest in BRPC, which owns a propylene fractionation facility located in south Louisiana.

La Porte. We own an aggregate 50% interest in La Porte, which owns a propylene pipeline extending from Mont Belvieu, Texas to La Porte, Texas.

Centennial.  We own a 50% interest in Centennial, which owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois.  Prior to April 2002, our refined products pipeline system was bottlenecked between Beaumont, Texas and El Dorado, Arkansas, which limited our ability to transport refined products and NGLs during peak periods.  When the Centennial pipeline commenced operations in 2002, it effectively looped our refined products pipeline system, thus providing incremental transportation capacity into Mid-continent markets.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The combined balance sheet information for the last two years and results of operations data for the last three years of this segment’s current unconsolidated affiliates are summarized below.

	At December 31,
	2008	2007
BALANCE SHEET DATA:
Current assets	$16.5	$24.1
Property, plant and equipment, net	283.1	296.2
Total assets	$299.6	$320.3

Current liabilities	$22.4	$24.8
Other liabilities	120.3	130.3
Combined equity	156.9	165.2
Total liabilities and combined equity	$299.6	$320.3

	For the Year Ended December 31,
	2008	2007	2006
INCOME STATEMENT DATA:
Revenues	$60.1	$69.7	$57.3
Operating income	11.0	17.7	0.4
Net income	0.3	6.9	(11.0)

Note 12. Business Combinations

The following table presents our cash used for business combinations for the periods indicated:

	For Year Ended December 31,
	2008	2007	2006
Great Divide Gathering System acquisition	$125.2	$--	$--
Encinal acquisition	--	0.1	145.2
Piceance Creek acquisition	--	0.4	100.0
South Monco acquisition	--	35.0	--
Canadian Enterprise Gas Products, Ltd. acquisition	--	--	17.7
Cenac acquisition	258.1	--	--
Horizon acquisition	87.6	--	--
Terminal assets purchased from New York LP Gas Storage, Inc.	--	--	9.9
Refined products terminal purchased from Mississippi Terminal and Marketing Inc.	--	--	5.8
Additional ownership interests in Dixie	57.1	0.4	12.9
Additional ownership interests in Tri-States and Belle Rose	19.9	--	--
Other business combinations	5.5	--	0.7
Total	$553.4	$35.9	$292.2

The following information highlights aspects of certain transactions noted in the preceding table:

2008 Transactions

Our expenditures for business combinations during the year ended December 31, 2008 were $553.4 million and primarily reflect the acquisitions described below.

On a pro forma consolidated basis, our revenues, costs and expenses, operating income, net income attributable to Enterprise Products Partners L.P. and earnings per unit amounts would not have differed materially from those we actually reported for 2008, 2007 and 2006 due to the immaterial nature of our 2008 business combination transactions.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Great Divide Gathering System Acquisition.  In December 2008, one of our subsidiaries, Enterprise Gas Processing, LLC, purchased a 100% membership interest in Great Divide Gathering, LLC (“Great Divide”) for cash consideration of $125.2 million.  Great Divide was wholly owned by EnCana Oil & Gas (“EnCana”).

The assets of Great Divide consist of a 31-mile natural gas gathering system, the Great Divide Gathering System, located in the Piceance Basin of northwestern Colorado.  The Great Divide Gathering System extends from the southern portion of the Piceance Basin, including production from EnCana’s Mamm Creek field, to a pipeline interconnection with our Piceance Basin Gathering System.  Volumes of natural gas originating on the Great Divide Gathering System are transported through our Piceance Creek Gathering System to our 1.4 Bcf/d Meeker natural gas treating and processing complex.  A significant portion of these volumes are produced by EnCana, one of the largest natural gas producers in the region, and are dedicated the Great Divide and Piceance Creek Gathering Systems for the life of the associated lease holdings.

Tri-States and Belle Rose Acquisitions.  In October 2008, we acquired additional 16.7% membership interests in both Tri-States NGL Pipeline, L.L.C. (“Tri-States”) and Belle Rose NGL Pipeline, L.L.C. (“Belle Rose”) for total cash consideration of $19.9 million.  As a result of this transaction, our ownership interest in Tri-States increased to 83.3%.  We now own 100% of the membership interests in Belle Rose.

Tri-States owns a 194-mile NGL pipeline located along the Mississippi, Alabama and Louisiana Gulf Coast.  Belle Rose owns a 48-mile NGL pipeline located in Louisiana.  These systems, in conjunction with the Wilprise pipeline, transport mixed NGLs to the BRF, Norco and Promix NGL fractionators located in south Louisiana.

Acquisition of Remaining Interest in Dixie.  In August 2008, we acquired the remaining 25.8% ownership interests in Dixie for cash consideration of $57.1 million.  As a result of this transaction, we own 100% of Dixie, which owns a 1,371-mile pipeline system that delivers NGLs (primarily propane and other chemical feedstock) to customers along the U.S. Gulf Coast and southeastern United States.

Cenac and Horizon Acquisitions.  In February 2008, TEPPCO entered the marine transportation business for refined products, crude oil and condensate through the purchase of assets from Cenac Towing Co., Inc., Cenac Offshore, L.L.C., and Mr. Arlen B. Cenac, Jr. (collectively “Cenac”). The aggregate value of total consideration TEPPCO paid or issued to complete this business combination was $444.7 million, which consisted of $258.1 million in cash and approximately 4.9 million newly issued TEPPCO units.  Additionally, TEPPCO assumed approximately $63.2 million of Cenac’s debt in the transaction.  TEPPCO acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements.  This business serves refineries and storage terminals along the Mississippi, Illinois and Ohio rivers and the Intracoastal Waterway between Texas and Florida.  These assets also gather crude oil from production facilities and platforms along the U.S. Gulf Coast.  TEPPCO used its Short-Term Credit Facility to finance the cash portion of the acquisition price and to repay the $63.2 million of debt assumed in this transaction.

Also in February 2008, TEPPCO purchased related marine assets from Horizon Maritime, L.L.C. (“Horizon”), a privately held Houston-based company and an affiliate of Mr. Cenac, for $80.8 million in cash. In this transaction, TEPPCO acquired 7 tow boats, 17 tank barges, rights to 2 tow boats under construction and the economic benefit of certain related commercial agreements.  In April 2008, TEPPCO paid an additional $3.0 million to Horizon pursuant to the purchase agreement upon delivery of one of the tow boats under construction, and in June 2008, TEPPCO paid an additional $3.8 million upon delivery of the second tow boat.  These vessels transport asphalt, heavy fuel oil and other heated oil products to storage facilities and refineries along the Mississippi, Illinois and Ohio Rivers and the Intracoastal Waterway.  TEPPCO used its Short-Term Credit Facility to finance this acquisition.

The results of operations related to these assets are included in our Supplemental Condensed Statements of Consolidated Operations beginning at the date of acquisition.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Purchase Price Allocations.  We accounted for our business combinations completed during 2008 using the purchase method of accounting and, accordingly, such costs have been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.

	Cenac	Horizon	Great
	Acquisition	Acquisition	Divide	Dixie	Other (1)	Total
Assets acquired in business combination:
Current assets	$--	$--	$--	$4.0	$2.6	$6.6
Property, plant and equipment, net	362.9	72.2	70.6	33.7	10.1	549.5
Intangible assets	63.5	6.5	9.8	--	12.7	92.5
Other assets	--	--	--	0.4	--	0.4
Total assets acquired	426.4	78.7	80.4	38.1	25.4	649.0
Liabilities assumed in business combination:
Current liabilities	--	--	--	(2.6)	(0.6)	(3.2)
Long-term debt	--	--	--	(2.6)	--	(2.6)
Other long-term liabilities	(63.2)	--	(0.1)	(46.2)	--	(109.5)
Total liabilities assumed	(63.2)	--	(0.1)	(51.4)	(0.6)	(115.3)
Total assets acquired plus liabilities assumed	363.2	78.7	80.3	(13.3)	24.8	533.7
Fair value of 4,854,899 TEPPCO units	186.6	--	--	--	--	186.6
Total cash used for business combinations	258.1	87.6	125.2	57.1	25.4	553.4
Goodwill	$81.5	$8.9	$44.9	$70.4	$0.6	$206.3

(1)  Primarily represents (i) non-cash reclassification adjustments to December 2007 preliminary fair value estimates for assets acquired in the South Monco natural gas pipeline acquisition, (ii) the purchase of lubrication and other fuel assets in August 2008 and (iii) the purchase of additional interests in Tri-States and Belle Rose in October 2008.

As a result of our 100% ownership interest in Dixie, we used push-down accounting to record this business combination.  In doing so, a temporary tax difference was created between the assets and liabilities of Dixie for financial reporting and tax purposes.  Dixie recorded a deferred income tax liability of $45.1 million attributable to the temporary tax difference.

2007 Transactions

On a pro forma consolidated basis, our revenues, costs and expenses, operating income, net income attributable to Enterprise Products Partners L.P. and earnings per unit amounts would not have differed materially from those we actually reported for 2007 and 2006 due to the immaterial nature of our 2007 business combination transactions.

Our expenditures for business combinations during the year ended December 31, 2007 were $35.9 million, which primarily reflect the $35.0 million we spent to acquire South Monco in December 2007.  This business includes approximately 128 miles of natural gas pipelines located in southeast Texas. The remaining business combination related amounts for 2007 consist of purchase price adjustments to prior period transactions.

We accounted for our 2007 business combinations using the purchase method of accounting and, accordingly, such costs have been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.

2006 Transactions

Our expenditures for business combinations during the year ended December 31, 2006 were $292.2 million and primarily reflect the Encinal and Piceance Creek acquisitions described below.

Encinal Acquisition.  In July 2006, we acquired the Encinal and Canales natural gas gathering systems and related gathering and processing contracts that comprised the South Texas natural gas

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

transportation and processing business of an affiliate of Lewis Energy Group, L.P. (“Lewis”).  The aggregate value of total consideration we paid or issued to complete this business combination (referred to as the “Encinal acquisition”) was $326.3 million, which consisted of $145.2 million in cash and 7,115,844 of our common units.

The Encinal and Canales gathering systems are located in South Texas and are connected to over 1,450 natural gas wells producing from the Olmos and Wilcox formations.  The Encinal system consists of 449 miles of pipeline, which is comprised of 277 miles of pipeline we acquired from Lewis in this transaction and 172 miles of pipeline that we own and had previously leased to Lewis.  The Canales gathering system is comprised of 32 miles of pipeline.  Currently, natural gas volumes gathered by the Encinal and Canales systems are transported by our existing Texas Intrastate System and are processed by our South Texas natural gas processing plants.

The Encinal and Canales gathering systems will be supported by a life of reserves gathering and processing dedication by Lewis related to its natural gas production from the Olmos formation.  In addition, we entered into a 10-year agreement with Lewis for the transportation of natural gas treated at its proposed Big Reef facility.  This facility will treat natural gas from the southern portion of the Edwards Trend in South Texas.  We also entered into a 10-year agreement with Lewis for the gathering and processing of rich gas it produces from below the Olmos formation.

The total consideration we paid or granted to Lewis in connection with the Encinal acquisition is as follows:

Cash payment to Lewis	$145.2
Fair value of our 7,115,844 common units issued to Lewis	181.1
Total consideration	$326.3

In accordance with purchase accounting, the value of our common units issued to Lewis was based on the average closing price of such units immediately prior to and after the transaction was announced on July 12, 2006.  For purposes of this calculation, the average closing price was $25.45 per unit.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Since the closing date of the Encinal acquisition was July 1, 2006, our Supplemental Statements of Consolidated Operations do not include any earnings from these assets prior to this date.  Given the relative size of the Encinal acquisition to our other business combination transactions during 2006, the following table presents selected pro forma earnings information for the year ended December 31, 2006 as if the Encinal acquisition had been completed on January 1, 2006, instead of July 1, 2006.  This information was prepared based on financial data available to us and reflects certain estimates and assumptions made by our management.  Our pro forma financial information is not necessarily indicative of what our consolidated financial results would have been had the Encinal acquisition actually occurred on January 1, 2006.  The amounts shown in the following table are in millions, except per unit amounts.

For the Year Ended
December 31, 2006
Pro forma earnings data:
Revenues	$23,685.9
Costs and expenses	22,591.5
Operating income	1,119.6
Net income attributable to Enterprise Products Partners L.P.	598.0

Basic earnings per unit (“EPU”):
Units outstanding, as reported	414.4
Units outstanding, pro forma	421.5
Basic EPU, as reported	$1.20
Basic EPU, pro forma	$1.17
Diluted EPU:
Units outstanding, as reported	414.7
Units outstanding, pro forma	421.8
Diluted EPU, as reported	$1.20
Diluted EPU, pro forma	$1.17

Piceance Creek Acquisition.  In December 2006, we purchased a 100% interest in Piceance Creek Pipeline, LLC (“Piceance Creek”), for $100.0 million.  Piceance Creek was wholly owned by EnCana.

The assets of Piceance Creek consist of a recently constructed 48-mile natural gas gathering pipeline, the Piceance Creek Gathering System, located in the Piceance Basin of northwestern Colorado.  The Piceance Creek Gathering System has a transportation capacity of 1.6 Bcf/d of natural gas and extends from a connection with EnCana’s Great Divide Gathering System located near Parachute, Colorado, northward through the heart of the Piceance Basin to our 1.4 Bcf/d Meeker natural gas treating and processing complex.  Connectivity to EnCana’s Great Divide Gathering System (see above for our purchase of this system in 2008) will provide the Piceance Creek Gathering System with access to production from the southern portion of the Piceance basin, including production from EnCana’s Mamm Creek field.  The Piceance Creek Gathering System was placed in service in January 2007 and began transporting initial volumes of approximately 300 million cubic feet per day (“MMcf/d”) of natural gas.  In conjunction with our acquisition of Piceance Creek, EnCana signed a long-term, fixed fee gathering agreement with us and dedicated significant production to the Piceance Creek Gathering System for the life of the associated lease holdings.

Other Transactions.  In addition to the Encinal and Piceance Creek acquisitions, our business combinations during 2006 included the purchase of (i) an additional 8.2% ownership interest in Dixie for $12.9 million, (ii) all of the capital stock of an affiliated NGL marketing company located in Canada from related parties for $17.7 million (see Note 17), (iii) a storage business near Watkins Glen, New York from New York LP Gas Storage, Inc. for $9.9 million, (iv) a refined products terminal in Aberdeen, Mississippi, for $5.8 million, and (v) a storage business in Flagstaff, Arizona for $0.7 million.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 13.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets at the dates indicated:

	December 31, 2008			December 31, 2007
	Gross	Accum.	Carrying	Gross	Accum.	Carrying
	Value	Amort.	Value	Value	Amort.	Value
NGL Pipelines & Services: (1)
Customer relationship intangibles	$237.4	$(68.7)	$168.7	$224.6	$(49.0)	$175.6
Contract-based intangibles	320.3	(137.6)	182.7	316.1	(116.6)	199.5
Segment total	557.7	(206.3)	351.4	540.7	(165.6)	375.1
Onshore Natural Gas Pipelines & Services:
Customer relationship intangibles (2)	372.0	(103.2)	268.8	362.3	(81.4)	280.9
Gas gathering agreements	464.0	(213.1)	250.9	464.0	(181.7)	282.3
Other contract-based intangibles	101.3	(36.6)	64.7	101.3	(28.0)	73.3
Segment total	937.3	(352.9)	584.4	927.6	(291.1)	636.5
Onshore Crude Oil Pipelines & Services:
Contract-based intangibles	10.0	(3.1)	6.9	10.0	(2.7)	7.3
Segment total	10.0	(3.1)	6.9	10.0	(2.7)	7.3
Offshore Pipelines & Services:
Customer relationship intangibles	205.8	(90.7)	115.1	205.8	(73.9)	131.9
Contract-based intangibles	1.2	(0.1)	1.1	1.2	(0.1)	1.1
Segment total	207.0	(90.8)	116.2	207.0	(74.0)	133.0
Petrochemical & Refined Products Services:
Customer relationship intangibles	104.9	(13.8)	91.1	53.6	(9.1)	44.5
Contract-based intangibles (3)	41.1	(8.2)	32.9	21.1	(3.4)	17.7
Segment total	146.0	(22.0)	124.0	74.7	(12.5)	62.2
Total all segments	$1,858.0	$(675.1)	$1,182.9	$1,760.0	$(545.9)	$1,214.1

(1)  In 2008, we acquired $6.0 million of certain permits related to our Mont Belvieu complex and had $12.7 million of purchase price allocation adjustments related to San Felipe customer relationships from the December 2007 South Monco acquisition.
(2)  In 2008, we acquired $9.8 million of customer relationships due to the Great Divide business combination.
(3)  In 2007, we paid $11.2 million for certain air emission credits related to our Morgan’s Point facility.

The following table presents the amortization expense of our intangible assets by segment for the periods indicated:

	For the Year Ended December 31,
	2008	2007	2006
NGL Pipelines & Services	$40.7	$38.2	$33.1
Onshore Natural Gas Pipelines & Services	61.7	64.4	64.0
Onshore Crude Oil Pipelines & Services	0.5	0.5	0.6
Offshore Pipelines & Services	16.9	19.3	22.2
Petrochemical & Refined Products Services	10.2	2.8	2.2
Total all segments	$130.0	$125.2	$122.1

We estimate that amortization expense associated with existing intangible assets will approximate $122.2 million in 2009, $116.0 million in 2010, $108.2 million in 2011, $93.2 million in 2012 and $85.5 million in 2013.

In general, our intangible assets fall within two categories – contract-based intangible assets and customer relationships. The values assigned to such intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

Customer relationship intangible assets.  Customer relationship intangible assets represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.

At December 31, 2008, the carrying value of our customer relationship intangible assets was $643.7 million.  The following information summarizes the significant components of this category of intangible assets:

▪
San Juan Gathering System customer relationships – We acquired these customer relationships in connection with the GulfTerra Merger, which was completed on September 30, 2004.  At December 31, 2008, the carrying value of this group of intangible assets was $238.8 million.  These intangible assets are being amortized to earnings over their estimated economic life of 35 years through 2039.  Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying natural gas resource bases are expected to be consumed or otherwise used.

▪
Offshore Pipeline & Platform customer relationships – We acquired these customer relationships in connection with the GulfTerra Merger.  At December 31, 2008, the carrying value of this group of intangible assets was $115.2 million.  These intangible assets are being amortized to earnings over their estimated economic life of 33 years through 2037.  Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying crude oil and natural gas resource bases are expected to be consumed or otherwise used.

▪
Encinal natural gas processing customer relationship – We acquired this customer relationship in connection with our Encinal acquisition in 2006.  At December 31, 2008, the carrying value of this intangible asset was $99.1 million.  This intangible asset is being amortized to earnings over its estimated economic life of 20 years through 2026.  Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefit of the underlying natural gas resource bases are expected to be consumed or otherwise used.

Contract-based intangible assets.  Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases.  At December 31, 2008, the carrying value of our contract-based intangible assets was $539.2 million.  The following information summarizes the significant components of this category of intangible assets:

▪
Jonah natural gas gathering agreements – These intangible assets represent the value attributed to certain of Jonah’s natural gas gathering contracts that were originally acquired by TEPPCO in 2001.  At December 31, 2008, the carrying value of this group of intangible assets was $136.0 million.  These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Jonah system.

▪
Val Verde natural gas gathering agreements – These intangible assets represent the value attributed to certain natural gas gathering agreements associated with our Val Verde Gathering System that was originally acquired by TEPPCO in 2002.  At December 31, 2008, the carrying value of these intangible assets was $113.8 million.  These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Val Verde Gathering System.

▪
Shell Processing Agreement – This margin-band/keepwhole processing agreement grants us the right to process Shell Oil Company’s (or its assignee’s) current and future natural gas production of within the state and federal waters of the Gulf of Mexico.  We acquired the Shell Processing Agreement in connection with our 1999 purchase of certain of Shell’s midstream energy assets located along the U.S. Gulf Coast.  At December 31, 2008, the carrying value of this intangible asset was $116.9 million.  This intangible asset is being amortized to earnings on a straight-line basis over its estimated economic life of 20 years through 2019.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
▪

Mississippi natural gas storage contracts – These intangible assets represent the value assigned by us to certain natural gas storage contracts associated with our Petal and Hattiesburg, Mississippi storage facilities.   These facilities were acquired in connection with the GulfTerra Merger.  At December 31, 2008, the carrying value of these intangible assets was $64.0 million.  These intangible assets are being amortized to earnings on a straight-line basis over the remainder of their respective contract terms, which range from eight to 18 years (i.e. 2012 through 2022).

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  We do not amortize goodwill; however, we test goodwill for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of goodwill is less than its carrying value.  The following table summarizes our goodwill amounts by business segment at the dates indicated:

	December 31,
	2008	2007
NGL Pipelines & Services
Acquisition of ownership interests in TEPPCO	$72.2	$72.2
GulfTerra Merger	23.8	23.8
Acquisition of Encinal	95.3	95.3
Acquisition of additional ownership interests in Dixie	80.3	10.0
Acquisition of Great Divide	44.9	--
Acquisition of Indian Springs natural gas processing business	13.2	13.2
Other	11.5	11.5
Onshore Natural Gas Pipelines & Services
GulfTerra Merger	279.9	279.9
Other	5.0	5.0
Onshore Crude Oil Pipeline & Services
Acquisition of ownership interests in TEPPCO	288.8	288.8
Acquisition of crude oil pipeline and services business	14.2	14.2
Offshore Pipelines & Services
GulfTerra Merger	82.1	82.1
Petrochemical & Refined Products Services
Acquisition of ownership interests in TEPPCO	842.3	842.3
Acquisition of Mont Belvieu propylene fractionation business	73.7	73.7
Acquisition of marine transportation businesses	90.4	--
Other	2.0	1.3
Total	$2,019.6	$1,813.3

Changes in goodwill amounts during 2008.  In 2008, our only significant changes to goodwill were the recording of $70.4 million in connection with our acquisition of the remaining third party interest in Dixie, $44.9 million in connection with the acquisition of Great Divide and $90.4 million in connection with our acquisitions of Cenac and Horizon.  The remaining ownership interests in Dixie were acquired from Amoco Pipeline Holding Company in August 2008.  Management attributes the goodwill to future earnings growth on the Dixie Pipeline.  Specifically, a 100% ownership interest in the Dixie Pipeline will increase our flexibility to pursue future opportunities.  Great Divide was acquired from EnCana in December 2008.  The Great Divide goodwill is attributable to management’s expectations of future economics benefits derived from incremental natural gas processing margins and other downstream activities.

The Dixie and Great Divide goodwill amounts are recorded as part of the NGL Pipelines & Services business segment due to management’s belief that such future benefits will accrue to businesses classified within this segment.  The marine services businesses goodwill amounts are recorded as part of the Petrochemical & Refined Products Services business segment due to management’s belief of potential future economic benefits we expect to realize as a result of acquiring these assets.  See Note 12 for additional information regarding our 2008 acquisitions that resulted in the recording of goodwill.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Goodwill attributable to the acquisition of ownership interests in TEPPCO.   As a result of our ownership of 100% of the limited and general partner interests of TEPPCO following the recently completed TEPPCO Merger, we applied push-down accounting to the $1.2 billion of goodwill recorded by  affiliates of EPCO (which are under common control with us) when they acquired 100% of the membership interests of TEPPCO GP and 4.4 million TEPPCO limited partner units from a third party in February 2005.   The $1.2 billion in push down goodwill represents the excess of the purchase price paid by such affiliates to acquire ownership interests in TEPPCO in February 2005 over the respective fair value of assets acquired and liabilities assumed in the February 2005 transaction.  Management attributes the $1.2 billion of goodwill to the future economic benefits we may realize from our ownership of TEPPCO, including anticipated commercial synergies and cost savings.

TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage services of various commodities and energy-related products.  TEPPCO’s pipeline network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas and NGLs, including one of the largest common carrier pipelines for refined products in the United States.  TEPPCO also owns a marine services business that transports refined petroleum products, crude oil, asphalt, condensate, heavy fuel oil and other heated oil products via tow boats and tank barges.  In addition, TEPPCO owns interests in the Seaway and Centennial pipeline systems.

Goodwill attributable to GulfTerra Merger.  Goodwill recorded in connection with the GulfTerra Merger can be attributed to our belief (at the time the merger was consummated) that the combined partnerships would benefit from the strategic location of each partnership’s assets and the industry relationships that each possessed.  In addition, we expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity.  Based on miles of pipelines, GulfTerra was one of the largest natural gas gathering and transportation companies in the United States, serving producers in the central and western Gulf of Mexico and onshore in Texas and New Mexico.  These regions offer us significant growth potential through the acquisition and construction of additional pipelines, platforms, processing and storage facilities and other midstream energy infrastructure.

Acquisition of Encinal.  Management attributes goodwill recorded in connection with the Encinal acquisition to potential future benefits we may realize from our other south Texas processing and NGL businesses as a result of acquiring the Encinal business.  Specifically, our acquisition of the long-term dedication rights associated with the Encinal business is expected to add value to our south Texas processing facilities and related NGL businesses due to increased volumes.  The Encinal goodwill is recorded as part of the NGL Pipelines & Services business segment due to management’s belief that such future benefits will accrue to businesses classified within this segment.

Other goodwill amounts.  The remainder of our goodwill amounts are associated with prior acquisitions, principally that of our crude oil pipeline and services business originally purchased by TEPPCO in 2001, our purchase of a propylene fractionation business in February 2002 and our acquisition of indirect ownership interests in the Indian Springs natural gas gathering and processing business in January 2005.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 14.  Debt Obligations

Our consolidated debt obligations consisted of the following at the dates indicated:

	December 31,
	2008	2007
EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due November 2012	$800.0	$725.0
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54.0	54.0
Petal GO Zone Bonds, variable rate, due August 2037	57.5	57.5
Yen Term Loan, 4.93% fixed-rate, due March 2009 (1)	217.6	--
Senior Notes B, 7.50% fixed-rate, due February 2011	450.0	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0	500.0
Senior Notes F, 4.625% fixed-rate, due October 2009 (1)	500.0	500.0
Senior Notes G, 5.60% fixed-rate, due October 2014	650.0	650.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0	350.0
Senior Notes I, 5.00% fixed-rate, due March 2015	250.0	250.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0	250.0
Senior Notes K, 4.950% fixed-rate, due June 2010	500.0	500.0
Senior Notes L, 6.30% fixed-rate, due September 2017	800.0	800.0
Senior Notes M, 5.65% fixed-rate, due April 2013	400.0	--
Senior Notes N, 6.50% fixed-rate, due January 2019	700.0	--
Senior Notes O, 9.75% fixed-rate, due January 2014	500.0	--
TEPPCO senior debt obligations:
TEPPCO Revolving Credit Facility, variable rate, due December 2012	516.7	490.0
TEPPCO Senior Notes,7.625% fixed-rate, due February 2012	500.0	500.0
TEPPCO Senior Notes, 6.125% fixed-rate, due February 2013	200.0	200.0
TEPPCO Senior Notes, 5.90% fixed-rate, due April 2013	250.0	--
TEPPCO Senior Notes, 6.65% fixed-rate, due April 2018	350.0	--
TEPPCO Senior Notes, 7.55% fixed-rate, due April 2038	400.0	--
TE Products Senior Notes, 6.45% fixed-rate, due January 2008	--	180.0
TE Products Senior Notes, 7.51% fixed-rate, due January 2028	--	175.0
Duncan Energy Partners’ debt obligations:
DEP I Revolving Credit Facility, variable rate, due February 2011	202.0	200.0
DEP II Term Loan Agreement, variable rate, due December 2011	282.3	--
Dixie Revolving Credit Facility, variable rate, due June 2010 (2)	--	10.0
Total principal amount of senior debt obligations	10,030.1	7,191.5
EPO Junior Subordinated Notes A, fixed/variable rate, due August 2066	550.0	550.0
EPO Junior Subordinated Notes B, fixed/variable rate, due January 2068	682.7	700.0
TEPPCO Junior Subordinated Notes, fixed/variable rate, due June 2067	300.0	300.0
Total principal amount of senior and junior debt obligations	11,562.8	8,741.5
Other, non-principal amounts:
Change in fair value of debt-related derivative instruments (see Note 7)	51.9	14.8
Unamortized discounts, net of premiums	(12.6)	(7.3)
Unamortized deferred net gains related to terminated interest rate swaps (see Note 7)	35.8	22.1
Total other, non-principal amounts	75.1	29.6
Less current maturities of debt	--	(354.0)
Total long-term debt	$11,637.9	$8,417.1

Standby letters of credit outstanding	$1.0	$24.6

(1)  In accordance with SFAS 6, Classification of Short-Term Obligations Expected to be Refinanced, long-term and current maturities of debt reflects the classification of such obligations at December 31, 2008. With respect to the Yen Term Loan and Senior Notes F due in October 2009, we have the ability to use available credit capacity under EPO’s Multi-Year Revolving Credit Facility to fund the repayment of this debt.
(2)  The Dixie Revolving Credit Facility was terminated in January 2009.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Letters of credit

At December 31, 2008, we had $1.0 million in standby letters outstanding under Duncan Energy Partners’ DEP I Revolving Credit Facility.  At December 31, 2007, we had $24.6 million of standby letters of credit outstanding, $1.1 million under Duncan Energy Partners’ DEP I Revolving Credit Facility and $23.5 million under the TEPPCO Revolving Credit Facility.

Parent-Subsidiary guarantor relationships

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of the DEP I Revolving Credit Facility and the DEP II Term Loan Agreement.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.

TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. (collectively, the “Subsidiary Guarantors”) act as guarantors of TEPPCO’s senior notes and Revolving Credit Facility.  The Subsidiary Guarantors also act as guarantors, on a junior subordinated basis, of TEPPCO’s junior subordinated notes.  The guarantees are full, unconditional and joint and several.  If TEPPCO were to default on any of its guaranteed debt, the Subsidiary Guarantors would be responsible for full repayment of that obligation.  TEPPCO’s debt obligations are non-recourse to Enterprise Products Partners L.P.  As a result of the debt exchanges related to the TEPPCO Merger and the repayment and termination of the TEPPCO Revolving Credit Facility by EPO in October 2009, only $54.3 million of the TEPPCO senior and junior subordinated notes outstanding at December 31, 2008 (or 2.2%) remain guaranteed by the Guarantor Subsidiaries.  These subsidiary guarantees were terminated in November 2009.

EPO’s debt obligations

Multi-Year Revolving Credit Facility.  In November 2007, EPO executed an amended and restated Multi-Year Revolving Credit Facility totaling $1.75 billion, which replaced an existing $1.25 billion multi-year revolving credit agreement.  Amounts borrowed under the amended and restated credit agreement mature in November 2012, although EPO is permitted, 30 to 60 days before the maturity date in effect, to convert the principal balance of the revolving loans then outstanding into a non-revolving, one-year term loan (the “term-out option”).  There is no sublimit on the amount of standby letters of credit that can be outstanding under the amended facility. EPO’s borrowings under this agreement are unsecured general obligations that are non-recourse to EPGP.  We have guaranteed repayment of amounts due under this revolving credit agreement through an unsecured guarantee.

As defined by the credit agreement, variable interest rates charged under this facility bear interest at a Eurodollar rate plus an applicable margin.  In addition, EPO is required to pay a quarterly facility fee on each lender’s commitment irrespective of commitment usage.

The applicable margins will be increased by 0.10% per annum for each day that the total outstanding loans and letter of credit obligations under the facility exceeds 50% of the total lender commitments. Also, upon the conversion of the revolving loans to term loans pursuant to the term-out option described above, the applicable margin will increase by 0.125% per annum and, if immediately prior to such conversion, the total amount of outstanding loans and letter of credit obligations under the facility exceeds 50% of the total lender commitments, the applicable margin with respect to the term loans will increase by an additional 0.10% per annum.

EPO may increase the amount that may be borrowed under the facility, without the consent of the lenders, by an amount not exceeding $500.0 million by adding to the facility one or more new lenders and/or requesting that the commitments of existing lenders be increased, although none of the existing lenders has agreed to or is obligated to increase its existing commitment. EPO may request unlimited one-year extensions of the maturity date by delivering a written request to the administrative agent, but any such extension shall be effective only if consented to by the required lenders in their sole discretion.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The Multi-Year Revolving Credit Facility contains various covenants related to EPO’s ability to incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. The loan agreement also requires EPO to satisfy certain financial covenants at the end of each fiscal quarter.  The credit agreement also restricts EPO’s ability to pay cash distributions to us if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid.

Pascagoula MBFC Loan.  In connection with the construction of our Pascagoula, Mississippi natural gas processing plant in 2000, EPO entered into a ten-year fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”).  This loan is subject to a make-whole redemption right and is guaranteed by us through an unsecured and unsubordinated guarantee.  The Pascagoula MBFC Loan contains certain covenants including the maintenance of appropriate levels of insurance on the Pascagoula facility.

The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s declines below Baa3 in combination with our credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest, would become immediately due and payable 120 days following such event.  If such an event occurred, we would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support our obligation under this loan.

Petal GO Zone Bonds.  In August 2007, Petal borrowed $57.5 million from the MBFC pursuant to a loan agreement and promissory note between Petal Gas Storage, L.L.C. (“Petal”) and the MBFC to pay a portion of the costs of certain natural gas storage facilities located in Petal, Mississippi.  The promissory note between Petal and MBFC is guaranteed by EPO and supported by a letter of credit issued by Petal.  On the same date, the MBFC issued $57.5 million in Gulf Opportunity Zone Tax-Exempt (“GO Zone”) bonds to various third parties.  A portion of the GO Zone bond proceeds were being held by a third party trustee and reflected as a component of other assets on our balance sheet.  During 2008, virtually all proceeds from the GO Zone bonds were released by the trustee to fund construction costs associated with the expansion of our Petal, Mississippi storage facility.  At December 31, 2007, $17.9 million of the GO Zone bond proceeds remained held by the third party trustee.  The promissory note and the GO Zone bonds have identical terms including floating interest rates and maturities of 30 years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act and the Gulf Opportunity Zone Act of 2005.

Petal MBFC Loan.  In August 2007, Petal, a wholly owned subsidiary of EPO, entered into a loan agreement and a promissory note with the MBFC under which Petal may borrow up to $29.5 million.  On the same date, the MBFC issued taxable bonds to EPO in the maximum amount of $29.5 million.  As of December 31, 2008, there was $8.9 million outstanding under the loan and the bonds.  EPO will make advances on the bonds to the MBFC and the MBFC will in turn make identical advances to Petal under the promissory note. The promissory note and the taxable bonds have identical terms including fixed interest rates of 5.90% and maturities of fifteen years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act.  Petal may prepay on the promissory note without penalty, and thus cause the bonds to be redeemed, any time after one year from their date of issue.  The loan and bonds are netted in preparing our Supplemental Consolidated Balance Sheets, as well the related interest expense and income amounts are netted in preparing our Supplemental Statements of Consolidated Operations.

Japanese Yen Term Loan.  In November 2008, EPO executed the Yen Term Loan in the amount of approximately 20.7 billion yen (approximately $217.6 million U.S. Dollar equivalent on the closing date).  EPO’s obligations under the Yen Term Loan are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The Yen Term Loan will mature on March 30, 2009.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Under the Yen Term Loan, interest accrues on the loan at the Tokyo Interbank Offered Rate (“TIBOR”) plus 2.0%.  EPO entered into foreign exchange currency swaps that effectively convert the TIBOR loan into a U.S. Dollar loan with a fixed interest rate (including the cost of the swaps) through maturity of approximately 4.93%.  As a result, EPO received US$217.6 million net from this transaction.  In addition, EPO executed a forward purchase exchange (yen principal and interest due) for March 30, 2009 at an exchange rate of 94.515 to eliminate foreign exchange risk, resulting in a payment of US$221.6 million on March 30, 2009.  For additional information see Note 7.

364-Day Revolving Credit Facility.  In November 2008, EPO executed a 364-Day Revolving Credit Agreement (“364-Day Revolving Credit Facility”) in the amount of $375.0 million.  EPO’s obligations under the 364-Day Revolving Credit Facility are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The 364-Day Revolving Credit Facility will mature on November 16, 2009.  As of December 31, 2008, there were no borrowings outstanding under this credit facility.

The 364-Day Revolving Credit Facility offers the following loans, each having different interest requirements: (i) LIBOR loans bear interest at a rate per annum equal to LIBOR plus the applicable LIBOR margin and (ii) Base Rate loans bear interest each day at a rate per annum equal to the higher of (a) the rate of interest announced by the administrative agent as its prime rate, (b) 0.5% per annum above the Federal Funds Rate in effect on such date , and (c) 1.0% per annum above LIBOR in effect on such date plus, in each case, the applicable Base Rate margin.

The commitments may be increased by an amount not to exceed $1.0 billion by adding one or more new lenders to the facility or increasing the commitments of existing lenders, although none of the existing lenders has agreed to or is obligated to increase its existing commitment. With certain exceptions and after certain time periods, if EPO issues debt with a maturity of more than three years, the lenders’ commitments under the 364-Day Revolving Credit Facility will be reduced to the extent of any debt proceeds, and any outstanding loans in excess of such reduced commitments must be repaid.

Senior Notes B through L.  These fixed-rate notes are unsecured obligations of EPO and rank equally with its existing and future unsecured and unsubordinated indebtedness.  They are senior to any future subordinated indebtedness.  EPO’s borrowings under these notes are non-recourse to EPGP.  We have guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee.  Our guarantee of such notes is non-recourse to EPGP.  The Senior Notes are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

EPO used net proceeds from its issuance of Senior Notes L in 2007 to temporarily reduce indebtedness outstanding under its Multi-Year Revolving Credit Facility and for general partnership purposes.  In October 2007, EPO used borrowing capacity under its Multi-Year Revolving Credit Facility to repay its $500.0 million Senior Notes E.

Senior Notes M and N.  In April 2008, EPO sold $400.0 million in principal amount of 5-year senior unsecured notes (“Senior Notes M”) and $700.0 million in principal amount of 10-year senior unsecured notes (“Senior Notes N”) under its universal registration statement.  Senior Notes M were issued at 99.906% of their principal amount, have a fixed interest rate of 5.65% and mature in April 2013.  Senior Notes N were issued at 99.866% of their principal amount, have a fixed interest rate of 6.50% and mature in January 2019.

 Senior Notes M pay interest semi-annually in arrears on April 1 and October 1 of each year.  Senior Notes N pay interest semi-annually in arrears on January 31 and July 31 of each year.  Net proceeds from the issuance of Senior Notes M and N were used to temporarily reduce indebtedness outstanding under the EPO Multi-Year Revolving Credit Facility.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Senior Notes M and N rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  Senior Notes M and N are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Senior Notes O. In December 2008, EPO sold $500.0 million in principal amount of 5-year senior unsecured notes (“Senior Notes O”) under its universal registration statement.  Senior Notes O were issued at 100% of their principal amount, have a fixed interest rate of 9.75% and mature in January 2014.

Senior Notes O pay interest semi-annually in arrears on January 31 and July 31 of each year, commencing January 31, 2009.  Net proceeds from the issuance of Senior Notes O were used to temporarily reduce indebtedness outstanding under the EPO Multi-Year Revolving Credit Facility.

Senior Notes O rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  Senior Notes O are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Junior Notes A.  In the third quarter of 2006, EPO sold $550.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due 2066 (“Junior Notes A”).  EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Multi-Year Revolving Credit Facility and for general partnership purposes.  EPO’s payment obligations under Junior Notes A are subordinated to all of its current and future senior indebtedness (as defined in the related indenture agreement).  We guaranteed EPO’s repayment of amounts due under Junior Notes A through an unsecured and subordinated guarantee.

The indenture agreement governing Junior Notes A allows EPO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions.  The indenture agreement also provides that, unless (i) all deferred interest on Junior Notes A has been paid in full as of the most recent interest payment date, (ii) no event of default under the indenture agreement has occurred and is continuing and (iii) we are not in default of our obligations under related guarantee agreements, neither we nor EPO cannot declare or make any distributions to any of our respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the Junior Notes A.

The Junior Notes A bear interest at a fixed annual rate of 8.375% from July 2006 to August 2016, payable semi-annually in arrears in February and August of each year, which commenced in February 2007.  After August 2016, the Junior Notes A will bear variable rate interest at an annual rate equal to the 3-month LIBOR rate for the related interest period plus 3.708%, payable quarterly in arrears in February, May, August and November of each year commencing in November 2016.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions.  The Junior Notes A mature in August 2066 and are not redeemable by EPO prior to August 2016 without payment of a make-whole premium.

In connection with the issuance of Junior Notes A, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as defined in the underlying documents) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase such junior notes unless such redemption or repurchase is made using proceeds from the issuance of certain securities.

Junior Notes B.  EPO sold $700.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due January 2068 (“Junior Notes B”) during the second quarter of 2007.  EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Multi-Year Revolving Credit Facility and for general partnership purposes.  EPO’s payment obligations under Junior Notes B are subordinated to all of its current and future senior indebtedness (as defined in the

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Indenture Agreement).  We have guaranteed repayment of amounts due under Junior Notes B through an unsecured and subordinated guarantee.

The indenture agreement governing Junior Notes B allows EPO to defer interest payments on one or more occasions for up to ten consecutive years subject to certain conditions.  During any period in which interest payments are deferred and subject to certain exceptions, neither we nor EPO can declare or make any distributions to any of our respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinate to Junior Notes B.  Junior Notes B rank pari passu with Junior Notes A.

The Junior Notes B will bear interest at a fixed annual rate of 7.034% through January 15, 2018, payable semi-annually in arrears in January and July of each year, which commenced in January 2008.  After January 2018, the Junior Notes B will bear variable rate interest at the greater of (1) the sum of the 3-month LIBOR for the related interest period plus a spread of 268 basis points or (2) 7.034% per annum, payable quarterly in arrears in January, April, July and October of each year commencing in April 2018.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions.  The Junior Notes B mature in January 2068 and are not redeemable by EPO prior to January 2018 without payment of a make-whole premium.

In connection with the issuance of Junior Notes B, we and EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as named therein) pursuant to which we and EPO agreed for the benefit of such debt holders that neither we nor EPO would redeem or repurchase such junior notes on or before January 15, 2038, unless such redemption or repurchase is made from the proceeds of issuance of certain securities.

During the fourth quarter of 2008, we retired $17.3 million of our Junior Notes B for $10.2 million.  The $7.1 million gain on extinguishment of debt is included in “Other, net” on our Statement of Consolidated Operations.

TEPPCO’s debt obligations

TEPPCO Revolving Credit Facility.  This unsecured revolving credit facility has a borrowing capacity of $950.0 million.  In July 2008, commitments under this facility were increased from $700.0 million to $950.0 million.  This credit facility matures in December 2012, but we may request unlimited extensions of the maturity date subject to certain conditions.  There is no limit on the total amount of standby letters of credit that can be outstanding under this credit facility.

Variable interest rates charged under this facility generally bear interest, at our election at the time of each borrowing, at either (i) a LIBOR plus an applicable margin (as defined in the credit agreement) or (ii) the lender’s base rate as defined in the agreement.

The revolving credit agreement contains various covenants related to our ability to, among other things, incur certain indebtedness; grant certain liens; make certain distributions; engage in specified transactions with affiliates; and enter into certain merger or consolidation transactions.  We must also satisfy certain financial covenants at the end of each fiscal quarter.

TEPPCO Short-Term Credit Facility.  At December 31, 2007, we had in place an unsecured short term credit agreement (the “TEPPCO Short-Term Credit Facility”) with a borrowing capacity of $1.00 billion.  No amounts were borrowed under this agreement at December 31, 2007.  During the first quarter of 2008, we borrowed $1.00 billion under this credit agreement to finance the retirement of the TE Products’ senior notes, the acquisition of two marine service businesses and for other general partnership purposes.  In March 2008, we repaid amounts borrowed under this credit agreement, using proceeds from the TEPPCO Senior Notes offering, and terminated the facility.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes our borrowing and repayment activity under this credit agreement during the first quarter of 2008:

Borrowings, January 2008 (1)	$355.0
Borrowings, February 2008 (2)	645.0
Repayments, March 2008	(1,000.0)
Balance, March 27, 2008 (3)	$--

(1) Funds borrowed to finance the retirement of TE Products’ senior notes.
(2) Funds borrowed to finance the marine services acquisitions and for general partnership purposes.
(3) TEPPCO’s Short-Term Credit Facility was terminated on March 27, 2008 upon full repayment of borrowings thereunder.

TEPPCO Senior Notes.  In February 2002 and January 2003, TEPPCO issued 7.625% Senior Notes and 6.125% Senior Notes, respectively.  In March 2008, TEPPCO sold $250.0 million in principal amount of 5-year senior unsecured notes, $350.0 million in principal amount of 10-year senior unsecured notes and $400.0 million in principal amount of 30-year senior unsecured notes.  The 5-year senior notes were issued at 99.922% of their principal amount, have a fixed interest rate of 5.90%, and mature in April 2013.  The 10-year senior notes were issued at 99.640% of their principal amount, have a fixed interest rate of 6.65%, and mature in April 2018.  The 30-year senior notes were issued at 99.451% of their principal amount, have a fixed interest rate of 7.55%, and mature in April 2038.

The senior notes issued in March 2008 pay interest semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2008.  Net proceeds from the issuance of these notes were used to repay and terminate the TEPPCO Short-Term Credit Facility.  The notes issued in March 2008 rank pari passu with our existing and future unsecured and unsubordinated indebtedness.  They are senior to any future subordinated indebtedness.

The TEPPCO Senior Notes are subject to make-whole redemption rights and are redeemable at any time at our option. The indenture agreements governing these notes contain certain covenants, including, but not limited to the creation of liens securing indebtedness and sale and leaseback transactions.  However, the indentures do not limit our ability to incur additional indebtedness.

TE Products Senior Notes. In January 1998, TE Products issued its 6.45% Senior Notes due January 2008 and 7.51% Senior Notes due January 2028.  In January 2008, the 6.45% TE Products Senior Notes matured.  The $180.0 million principal amount was repaid with borrowings under the TEPPCO Short-Term Credit Facility.  In October 2007 a portion of the 7.51% Senior Notes was redeemed and in January 2008 the remaining $175.0 million was redeemed at a redemption price of 103.755% of the principal amount plus accrued interest and unpaid interest at the date of redemption. The $175.0 million principal amount was repaid with borrowings under the TEPPCO Short-Term Credit Facility.

TEPPCO Junior Subordinated Notes.  In May 2007, TEPPCO sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“TEPPCO Junior Subordinated Notes”).  We used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under the TEPPCO Revolving Credit Facility and for general partnership purposes.  The payment obligations under the TEPPCO Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture).

The indenture governing the TEPPCO Junior Subordinated Notes does not limit our ability to incur additional debt, including debt that ranks senior to or equally with the TEPPCO Junior Subordinated Notes.  The indenture allows us to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions.  During any period in which interest payments are deferred and subject to certain exceptions, (i) we cannot declare or make any distributions to any of its respective equity securities and (ii) neither we nor the Subsidiary Guarantors can make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the TEPPCO Junior Subordinated Notes.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The TEPPCO Junior Subordinated Notes bear interest at a fixed annual rate of 7.0% from May 2007 to June 1, 2017, payable semi-annually in arrears.  After June 1, 2017, the TEPPCO Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR for the related interest period plus 2.7775%, payable quarterly in arrears.  The TEPPCO Junior Subordinated Notes mature in June 2067.  The TEPPCO Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest.  The TEPPCO Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.

In connection with the issuance of the TEPPCO Junior Subordinated Notes, we and the Subsidiary Guarantors entered into a Replacement Capital Covenant in favor of holders (as provided therein) pursuant to which we and the Subsidiary Guarantors agreed for the benefit of such debt holders that it would not redeem or repurchase the TEPPCO Junior Subordinated Notes on or before June 1, 2037, unless such redemption or repurchase is from proceeds of issuance of certain securities.

Duncan Energy Partners’ debt obligations

We consolidate the debt of Duncan Energy Partners with that of our own; however, we do not have the obligation to make interest payments or debt payments with respect to the debt of Duncan Energy Partners.

DEP I Revolving Credit Facility.  In February 2007, Duncan Energy Partners entered into a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans.  Letters of credit outstanding under this facility reduce the amount available for borrowings.  At the closing of its initial public offering, Duncan Energy Partners made its initial borrowing of $200.0 million under the facility to fund a $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs.  At December 31, 2008, the principal balance outstanding under this facility was $202.0 million.

This credit facility matures in February 2011 and will be used by Duncan Energy Partners in the future to fund working capital and other capital requirements and for general partnership purposes.  Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions).  The revolving credit facility is available to pay distributions upon the initial contribution of assets to Duncan Energy Partners, fund working capital, make acquisitions and provide payment for general purposes.  Duncan Energy Partners can increase the revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders.  No existing lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

This revolving credit facility offers the following unsecured loans, each having different interest requirements: (i) a Eurodollar rate, plus the applicable Eurodollar margin (as defined in the credit agreement), (ii) Base Rate loans bear interest at a rate per annum equal to the higher of (a) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (b) 0.5% per annum above the Federal Funds Rate in effect on such date and (iii) Swingline loans bear interest at a rate per annum equal to LIBOR plus an applicable LIBOR margin.

The Duncan Energy Partners’ credit facility contains certain financial and other customary covenants.  Also, if an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies.

DEP II Term Loan Agreement.  In April 2008, Duncan Energy Partners entered into a standby term loan agreement consisting of commitments for up to a $300.0 million senior unsecured term loan.  Subsequently, commitments under this agreement decreased to $282.3 million due to bankruptcy of one of the lenders. Duncan Energy Partners borrowed the full amount of $282.3 million on December 8, 2008 in

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

connection with the acquisition of equity interests in the DEP II Midstream Businesses.  See “Relationship with Duncan Energy Partners” in Note 17 for additional information regarding the DEP II Midstream Businesses.

Loans under the term loan agreement are due and payable on December 8, 2011. Duncan Energy Partners may also prepay loans under the term loan agreement at any time, subject to prior notice in accordance with the credit agreement. Loans may also be payable earlier in connection with an event of default.

Loans under the term loan agreement bear interest of the type specified in the applicable borrowing request, and consist of either Alternate Base Rate (“ABR”) loans or Eurodollar loans.  The term loan agreement contains customary affirmative and negative covenants.

Dixie Revolving Credit Facility

Dixie’s debt obligation consisted of a senior, unsecured revolving credit facility having a borrowing capacity of $28.0 million.  As of December 31, 2008, there were no debt obligations outstanding under the Dixie Revolver.  This credit facility was terminated in January 2009.  EPO consolidated the debt of Dixie; however, EPO did not have the obligation to make interest or debt payments with respect to Dixie’s debt.

Variable interest rates charged under this facility generally bore interest, at Dixie’s election at the time of each borrowing, at either (i) a Eurodollar rate plus an applicable margin or (ii) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus 0.5%.

Canadian Debt Obligation

In May 2007, Canadian Enterprise Gas Products, Ltd. (“Canadian Enterprise”), a wholly owned subsidiary of EPO, entered into a $30.0 million Canadian revolving credit facility with The Bank of Nova Scotia.  The credit facility, which includes the issuance of letters of credit, matures in October 2011.  Letters of credit outstanding under this facility reduce the amount available for borrowings.

Borrowings may be made in Canadian or U.S. dollars.  Canadian denominated borrowings may be comprised of Canadian Prime Rate (“CPR”) loans or Bankers’ Acceptances and U.S. denominated borrowings may be comprised of ABR or Eurodollar loans, each having different interest rate requirements.  CPR loans bear interest at a rate determined by reference to the Canadian Prime Rate.  ABR loans bear interest at a rate determined by reference to an alternative base rate as defined in the credit agreement.  Eurodollar loans bear interest at a rate determined by the LIBOR plus an applicable rate as defined in the credit agreement.  Bankers’ Acceptances carry interest at the rate for Canadian bankers’ acceptances plus an applicable rate as defined in the credit agreement.

The credit facility contains customary covenants and events of default.  The restrictive covenants limit Canadian Enterprise from materially changing the nature of its business or operations, dissolving, or completing mergers.  A continuing event of default would accelerate the maturity of amounts borrowed under the credit facility.  The obligations under the credit facility are guaranteed by EPO.  As of December 31, 2008, there were no debt obligations outstanding under this credit facility.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at December 31, 2008 and 2007.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Information regarding variable interest rates paid

The following table presents the range of interest rates and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the year ended December 31, 2008.

	Range of	Weighted-Average
	Interest Rates	Interest Rate
	Paid	Paid
EPO’s Multi-Year Revolving Credit Facility	0.97% to 6.00%	3.54%
TEPPCO Revolving Credit Facility	1.06% to 2.24%	1.40%
TEPPCO Short-Term Credit Facility	3.59% to 4.96%	4.02%
DEP I Revolving Credit Facility	1.30% to 6.20%	4.25%
DEP II Term Loan Agreement	2.93% to 2.93%	2.93%
Dixie Revolving Credit Facility	0.81% to 5.50%	3.20%
Petal GO Zone Bonds	0.78% to 7.90%	2.24%

Consolidated debt maturity table

The following table presents scheduled maturities of our consolidated debt obligations for the next five years, and in total thereafter.

2009	$--
2010	554.0
2011	934.3
2012	2,534.3
2013	1,200.0
Thereafter	6,340.2
Total scheduled principal payments	$11,562.8

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at December 31, 2008.

Debt Obligations of Unconsolidated Affiliates

We have three unconsolidated affiliates with long-term debt obligations.  The following table shows (i) the ownership interest in each entity at December 31, 2008, (ii) total debt of each unconsolidated affiliate at December 31, 2008 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt.

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Poseidon	36%	$109.0	$--	$--	$109.0	$--	$--	$--
Evangeline	49.5%	15.7	5.0	3.2	7.5	--	--	--
Centennial	50%	129.9	9.9	9.1	9.0	8.9	8.6	84.4
Total		$254.6	$14.9	$12.3	$125.5	$8.9	$8.6	$84.4

The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants.  These businesses were in compliance with such covenants at December 31, 2008.  The credit agreements of these unconsolidated affiliates restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following information summarizes the significant terms of the debt obligations of these unconsolidated affiliates at December 31, 2008:

Poseidon.  Poseidon has a $150.0 million variable-rate revolving credit facility that matures in May 2011.  This credit agreement is secured by substantially all of Poseidon’s assets.  The variable interest rates charged on this debt at December 31, 2008 and December 31, 2007 were 4.31% and 6.62%, respectively.

Evangeline.   At December 31, 2008, Evangeline’s debt obligations consisted of (i) $8.2 million of 9.90% fixed-rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable. The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract and by a debt service reserve requirement.  Scheduled principal repayments on the Series B notes are $5.0 million in 2009 with a final repayment in 2010 of approximately $3.2 million.

Evangeline incurred the subordinated note payable as a result of its acquisition of a contract-based intangible asset in the early 1990s. This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the subordinated note until such time as the Series B noteholders are either fully cash secured through debt service accounts or have been completely repaid.

Variable rate interest accrues on the subordinated note at a Eurodollar rate plus 0.5%.  The variable interest rates charged on this note at December 31, 2008 and December 31, 2007 were 3.20% and 5.88%, respectively.  Accrued interest payable related to the subordinated note was $9.8 million and $9.1 million at December 31, 2008 and December 31, 2007, respectively.

Centennial.   At December 31, 2008, Centennial’s debt obligations consisted of $129.9 million borrowed under a master shelf loan agreement.  Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.

TEPPCO and its joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations.  If Centennial defaults on its debt obligations, the estimated payment obligation is $65.0 million.  At December 31, 2008, TEPPCO had recognized a liability of $9.0 million for its share of the Centennial debt guaranty.  A downgrade of our credit ratings could result in our being required to post financial collateral up to the amount of our guaranty of indebtedness.  Further, from time to time we enter into contracts in connection with our commodity and interest rate hedging activities and crude oil marketing business that require the posting of financial collateral, which may be substantial, if our credit were to be downgraded below investment grade.

Note 15.  Equity and Distributions

Our common units represent limited partner interests, which give the holders thereof the right to participate in distributions and to exercise the other rights or privileges available to them under our Fifth Amended and Restated Agreement of Limited Partnership (together with all amendments thereto, the “Partnership Agreement”).  We are managed by our general partner, EPGP.

In accordance with the Partnership Agreement, capital accounts are maintained for our general partner and limited partners.  The capital account provisions of our Partnership Agreement incorporate principles established for U.S. Federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in our supplemental consolidated financial statements.

Our Partnership Agreement sets forth the calculation to be used in determining the amount and priority of cash distributions that our limited partners and general partner will receive. The Partnership Agreement also contains provisions for the allocation of net earnings and losses to our limited partners and general partner.  For purposes of maintaining partner capital accounts, the Partnership Agreement specifies

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests.  Normal income and loss allocations according to percentage interests are done only after giving effect to priority earnings allocations in an amount equal to incentive cash distributions allocated to our general partner.

In August 2005, we revised our Partnership Agreement to allow EPGP, at its discretion, to elect not to make its proportionate capital contributions to us in connection with our issuance of limited partner interests, in which case its 2% general partner interest would be proportionately reduced.  At the time of such offerings, EPGP has historically contributed cash to us to maintain its 2% general partner interest.  EPGP made such cash contributions to us during the years ended December 31, 2008 and 2007.  If EPGP exercises this option in the future, the amount of earnings we allocate to it and the cash distributions it receives from us will be reduced accordingly.  If this occurs, EPGP can, under certain conditions, restore its full 2% general partner interest by making additional cash contributions to us.

Equity offerings and registration statements

In general, the Partnership Agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for such consideration and on such terms and conditions as may be established by EPGP in its sole discretion (subject, under certain circumstances, to the approval of our unitholders).

In August 2007, we filed a universal shelf registration statement with the SEC that allows us to issue an unlimited amount of debt and equity securities.  In January 2009, we sold 10,590,000 common units (including an over-allotment of 990,000 common units) to the public at an offering price of $22.20 per unit under this universal shelf registration.  See Note 25 for additional information.

During 2003, we instituted a distribution reinvestment plan (“DRIP”).  In April 2007, we filed a registration statement with the SEC authorizing the issuance of up to 25,000,000 common units in connection with the DRIP.  The DRIP provides unitholders of record and beneficial owners of our common units a voluntary means by which they can increase the number of common units they own by reinvesting the quarterly cash distributions they would otherwise receive into the purchase of additional common units.  A total of 21,471,047 common units have been issued under this registration statement through December 31, 2008.

We also have a registration statement on file related to our employee unit purchase plan (“EUPP”), under which we can issue up to 1,200,000 common units.  Under this plan, employees of EPCO can purchase our common units at a 10% discount through payroll deductions.  A total of 651,297 common units have been issued to employees under this plan through December 31, 2008.

The following table reflects the number of common units issued and the net proceeds received from underwritten and other common unit offerings completed during the years ended December 31, 2008, 2007 and 2006:

	Net Proceeds from Sale of Common Units
	Number of	Contributed	Contributed by	Total
	Common Units	by Limited	General	Net
	Issued	Partners	Partner	Proceeds
Fiscal 2006:
Underwritten offerings	31,050,000	$735.8	$15.0	$750.8
DRIP and EUPP	3,774,649	95.0	2.0	97.0
Total 2006	34,824,649	$830.8	$17.0	$847.8
Fiscal 2007:
DRIP and EUPP	2,056,615	$60.4	$1.2	$61.6
Total 2007	2,056,615	$60.4	$1.2	$61.6
Fiscal 2008:
DRIP and EUPP	5,523,946	$139.3	$2.8	$142.1
Total 2008	5,523,946	$139.3	$2.8	$142.1

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Net proceeds received from our underwritten and other offerings completed during 2006 were used to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility and for general partnership purposes.

Net proceeds received from our DRIP and EUPP were used to temporarily reduce borrowings outstanding under EPO’s Multi-Year Revolving Credit Facility and for general partnership purposes.

Summary of Changes in Outstanding Units

The following table summarizes changes in our outstanding units since December 31, 2005:

		Restricted
	Common	Common	Treasury
	Units	Units	Units
Balance, December 31, 2005	389,109,564	751,604	--
Common units issued in connection with underwritten offerings	31,050,000	--	--
Common units issued in connection with DRIP and EUPP	3,774,649	--	--
Common units issued in connection with equity awards	211,000	466,400	--
Forfeiture of restricted units	--	(70,631)	--
Conversion of restricted units to common units	42,136	(42,136)	--
Common units issued in connection with Encinal acquisition	7,115,844	--	--
Balance, December 31, 2006	431,303,193	1,105,237	--
Common units issued in connection with DRIP and EUPP	2,056,615	--	--
Common units issued in connection with equity awards	244,071	738,040	--
Forfeiture or settlement of restricted units	--	(149,853)	--
Conversion of restricted units to common units	4,884	(4,884)	--
Balance, December 31, 2007	433,608,763	1,688,540	--
Common units issued in connection with DRIP and EUPP	5,523,946	--	--
Common units issued in connection with equity awards	21,905	--	--
Restricted units issued	--	766,200	--
Forfeiture or settlement of restricted units	--	(88,777)	--
Conversion of restricted units to common units	285,363	(285,363)	--
Acquisition of treasury units	(85,246)	--	85,246
Cancellation of treasury units	--	--	(85,246)
Balance, December 31, 2008	439,354,731	2,080,600	--

Treasury Units.  In 2000, we and a consolidated trust (the “1999 Trust”) were authorized by EPGP to repurchase up to 2,000,000 publicly-held common units under an announced buy-back program.  The repurchases would be made during periods of temporary market weakness at price levels that would be accretive to our remaining unitholders.  After deducting for repurchases under the program in prior periods, we and the 1999 Trust could repurchase up to 618,400 common units at December 31, 2008.

During the year ended December 31, 2008, 285,363 restricted unit awards vested and were converted to common units.  Of this amount, 85,246 were sold back to us by employees to cover related withholding tax requirements. The total cost of these treasury units was approximately $1.9 million, of which a minimal amount was allocated to our general partner.  Immediately upon acquisition, we cancelled such treasury units.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Summary of Changes in Limited Partners’ Equity

The following table details the changes in limited partners’ equity since December 31, 2005:

		Restricted
	Common	Common
	Units	Units	Total
Balance, December 31, 2005	$5,542.7	$18.6	$5,561.3
Net income allocated to limited partners	503.0	1.1	504.1
Operating leases paid by EPCO	2.1	--	2.1
Cash distributions to partners	(738.0)	(1.6)	(739.6)
Unit option reimbursements to EPCO	(1.9)	--	(1.9)
Net proceeds from issuance of common units	830.8	--	830.8
Common units issued in connection with Encinal acquisition	181.1	--	181.1
Proceeds from exercise of unit options	5.6	--	5.6
Amortization of equity awards	2.2	6.1	8.3
Change in accounting method for equity awards (see Note 5)	(0.9)	(14.9)	(15.8)
Acquisition-related disbursement of cash	(6.2)	--	(6.2)
Balance, December 31, 2006	6,320.5	9.3	6,329.8
Net income allocated to limited partners	416.3	1.4	417.7
Operating leases paid by EPCO	2.1	--	2.1
Cash distributions to partners	(831.2)	(2.6)	(833.8)
Unit option reimbursements to EPCO	(3.0)	--	(3.0)
Net proceeds from issuance of common units	60.4	--	60.4
Proceeds from exercise of unit options	7.5	--	7.5
Repurchase of restricted units and options	(0.5)	(1.0)	(1.5)
Amortization of equity awards	4.9	8.8	13.7
Balance, December 31, 2007	5,977.0	15.9	5,992.9
Net income allocated to limited partners	807.9	3.6	811.5
Operating leases paid by EPCO	2.0	--	2.0
Cash distributions to partners	(888.8)	(3.9)	(892.7)
Unit option reimbursements to EPCO	(0.6)	--	(0.6)
Non-cash distributions	(7.1)	--	(7.1)
Acquisition of treasury units, limited partner share	--	(1.9)	(1.9)
Net proceeds from issuance of common units	139.3	--	139.3
Proceeds from exercise of unit options	0.7	--	0.7
Amortization of equity awards	6.5	12.5	19.0
Balance, December 31, 2008	$6,036.9	$26.2	$6,063.1

In October 2006, we acquired all of the capital stock of an affiliated NGL marketing company located in Canada from EPCO and Dan L. Duncan for $17.7 million in cash.  The amount we paid for this business exceeded the carrying values of the assets acquired and liabilities assumed from this related party (which is under common control with us) by $6.3 million, of which $6.2 million was allocated to limited partners and $0.1 million to our general partner.  The excess of the acquisition price over the net book value of this business at the time of acquisition is treated as a deemed distribution to our owners and presented as an “Acquisition-related disbursement of cash” in our Supplemental Statement of Equity for the year ended December 31, 2006.  The total purchase price is a component of “Cash used for business combinations” as presented in our Supplemental Statement of Consolidated Cash Flows for the year ended December 31, 2006.

Distributions to Partners

The percentage interest of EPGP in our quarterly cash distributions is increased after certain specified target levels of quarterly distribution rates are met.  At current distribution rates, we are in the highest tier of such incentive targets.  EPGP’s quarterly incentive distribution thresholds are as follows:

▪	2% of quarterly cash distributions up to $0.253 per unit;

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

▪	15% of quarterly cash distributions from $0.253 per unit up to $0.3085 per unit; and

▪	25% of quarterly cash distributions that exceed $0.3085 per unit.

We paid incentive distributions of $125.9 million, $107.4 million and $86.7 million to EPGP during the years ended December 31, 2008, 2007 and 2006, respectively.

The following table presents our declared quarterly cash distribution rates per unit since the first quarter of 2007 and the related record and distribution payment dates.  The quarterly cash distribution rates per unit correspond to the fiscal quarters indicated.  Actual cash distributions are paid within 45 days after the end of such fiscal quarter.

	Distribution	Record	Payment
	per Unit	Date	Date
2007
1st Quarter	$0.4750	Apr. 30, 2007	May 10, 2007
2nd Quarter	$0.4825	Jul. 31, 2007	Aug. 9, 2007
3rd Quarter	$0.4900	Oct. 31, 2007	Nov. 8, 2007
4th Quarter	$0.5000	Jan. 31, 2008	Feb. 7, 2008
2008
1st Quarter	$0.5075	Apr. 30, 2008	May 7, 2008
2nd Quarter	$0.5150	Jul. 31, 2008	Aug. 7, 2008
3rd Quarter	$0.5225	Oct. 31, 2008	Nov. 12, 2008
4th Quarter	$0.5300	Jan. 30, 2009	Feb. 9, 2009

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) primarily includes the effective portion of the gain or loss on derivative instruments designated and qualified as a cash flow hedge, foreign currency adjustments and Dixie’s minimum pension liability adjustments.  Amounts accumulated in other comprehensive income (loss) from cash flow hedges are reclassified into earnings in the same period(s) in which the hedged forecasted transactions (such as a forecasted forward sale of NGLs) affect earnings.  If it becomes probable that the forecasted transaction will not occur, the net gain or loss in accumulated other comprehensive income (loss) must be immediately reclassified.

The following table presents the components of accumulated other comprehensive income (loss) at the dates indicated:

	December 31,
	2008	2007
Commodity derivative instruments (1)	$(114.1)	$(40.3)
Interest rate derivative instruments (1)	(41.9)	11.1
Foreign currency hedges (1)	10.6	1.3
Foreign currency translation adjustment (2)	(1.3)	1.2
Pension and postretirement benefit plans (3)	(0.8)	0.6
Subtotal	(147.5)	(26.1)
Amount attributable to noncontrolling interest (4)	50.3	45.2
Total accumulated other comprehensive income (loss) in partners’ equity	$(97.2)	$19.1

(1) See Note 7 for additional information regarding these components of accumulated other comprehensive income (loss).
(2) Relates to transactions of our Canadian NGL marketing subsidiary.
(3) See Note 6 for additional information regarding pension and postretirement benefit plans.
(4) Represents the amount of accumulated other comprehensive loss allocated to noncontrolling interest based on the provisions of SFAS 160.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Noncontrolling Interest

Prior to the completion of the TEPPCO Merger, effective October 26, 2009, we accounted for our interest in TEPPCO and TEPPCO GP as noncontrolling interest.  Under this method of presentation, all revenues and expenses of TEPPCO and TEPPCO GP are included in net income, and our share of the income of TEPPCO and TEPPCO GP is allocated to net income attributable to noncontrolling interest.  In addition, our share of the net assets of TEPPCO and TEPPCO GP are presented as noncontrolling interest, a component of equity, on our Supplemental Consolidated Balance Sheets.

The following table presents the components of noncontrolling interest as presented on our Supplemental Consolidated Balance Sheets at the dates indicated:

	December 31,
	2008	2007
Former owners of TEPPCO (1)	$2,827.6	$2,497.0
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (2)	281.1	288.6
Joint venture partners (3)	148.0	141.8
AOCI attributable to noncontrolling interest	(50.3)	(45.2)
Total noncontrolling interest on consolidated balance sheet	$3,206.4	$2,882.2

(1)  Represents former ownership interests in TEPPCO and TEPPCO GP (see Note 1 “Basis of Financial Statement Presentation”). This amount excludes AOCI attributable to former owners of TEPPCO.
(2)  Consists of non-affiliate public unitholders of Duncan Energy Partners. On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units. A wholly owned operating subsidiary of ours owns the general partner of Duncan Energy Partners; therefore, we consolidate the financial statements of Duncan Energy Partners with those of our own. For financial accounting and reporting purposes, the public owners of Duncan Energy Partners are presented as noncontrolling interest in our supplemental consolidated financial statements effective February 1, 2007.
(3)  Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Dixie, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub LLC (“Independence Hub”), Wilprise Pipeline Company LLC (“Wilprise”) and Belle Rose NGL Pipeline L.L.C. (“Belle Rose”).

The following table presents the components of net income attributable to noncontrolling interest as presented on our Supplemental Statements of Consolidated Operations for the periods indicated:

	For Year Ended December 31,
	2008	2007	2006
Former owners of TEPPCO (1)	$193.6	$273.8	$177.4
Limited partners of Duncan Energy Partners (2)	17.3	13.9	--
Joint venture partners	24.0	16.7	9.1
Total	$234.9	$304.4	$186.5

(1) Represents the allocation of earnings to the former owners of TEPPCO.
(2) Represents the allocation of Duncan Energy Partners earnings to its third party unitholders. Duncan Energy Partners completed its initial public offering in February 2007.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents cash distributions paid to and cash contributions from noncontrolling interests as presented on our Supplemental Statements of Consolidated Cash Flows for the periods indicated:

	For Year Ended December 31,
	2008	2007	2006
Cash distributions paid to noncontrolling interests:
Former owners of TEPPCO	$328.0	$294.4	$278.6
Limited partners of Duncan Energy Partners	24.8	15.8	--
Joint venture partners	31.1	16.6	8.8
Total cash distributions paid to noncontrolling interests	$383.9	$326.8	$287.4

Cash contributions from noncontrolling interests:
Former owners of TEPPCO	$275.9	$1.7	$195.1
Limited partners of Duncan Energy Partners	--	290.5	--
Joint venture partners	35.6	12.5	27.5
Total cash contributions from noncontrolling interests	$311.5	$304.7	$222.6

Distributions paid to the former owners of TEPPCO and limited partners of Duncan Energy Partners primarily represent the quarterly cash distributions paid by these entities to their unitholders.

Contributions from the former owners of TEPPCO and limited partners of Duncan Energy Partners primarily represent proceeds each entity received from common unit offerings.  In September 2008, TEPPCO sold 9.2 million of its common units in an underwritten equity offering, which generated net proceeds of $257.0 million.  In February 2007, Duncan Energy Partners received approximately $291.0 million of net proceeds in connection with its initial public offering.

Note 16.  Business Segments

As previously mentioned in Note 1, we revised our business segments and related disclosures as a result of the TEPPCO Merger.  We have five reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Onshore Crude Oil Pipelines & Services, Offshore Pipelines & Services and Petrochemical & Refined Products Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.  The following information summarizes the principal operations and activities of each of our new business segments:

▪
NGL Pipelines & Services includes our (i) natural gas processing business and related NGL marketing activities; (ii) NGL pipelines, including our Mid-America Pipeline System; (iii) NGL and related product storage facilities; and (iv) NGL fractionation facilities.  This segment also includes our import and export terminal operations.

▪
Onshore Natural Gas Pipelines & Services includes our onshore natural gas pipeline systems that provide for the gathering and transportation of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming.  We own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana.  This segment also includes our natural gas marketing activities.

▪	Onshore Crude Oil Pipelines & Services business segment includes our onshore crude oil pipelines and related storage terminals. This segment also includes our related crude oil marketing activities.

▪
Offshore Pipelines & Services includes our (i) offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

▪
Petrochemical & Refined Products Services includes our (i) propylene fractionation plants and related activities, (ii) butane isomerization facilities, (iii) octane enhancement facility, (iv) refined products pipelines, including our Products Pipeline System, and related activities and (v) marine transportation assets and other services.

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.  Our non-GAAP financial measure of total segment gross operating margin should not be considered an alternative to GAAP operating income.

We define total segment gross operating margin as consolidated operating income before: (i) depreciation, amortization and accretion expense; (ii) non-cash impairment charges; (iii) operating lease expenses for which we do not have the payment obligation; (iv) gains and losses from asset sales and related transactions; and (v) general and administrative costs.  Gross operating margin excludes other income and expense transactions, provision for income taxes, cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100% basis and does not adjust for earnings attributable to noncontrolling interests. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intersegment and intrasegment transactions.

Segment revenues include intersegment and intrasegment transactions, which are generally based on transactions made at market-related rates.  Our consolidated revenues reflect the elimination of intercompany (both intersegment and intrasegment) transactions.

We include equity in earnings of unconsolidated affiliates in our measurement of segment gross operating margin and operating income. Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand alone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Our integrated midstream energy asset system (including the midstream energy assets of our equity method investees) provides services to producers and consumers of natural gas, NGLs, crude oil, refined products and certain petrochemicals.  In general, hydrocarbons enter our asset system in a number of ways, such as an offshore natural gas or crude oil pipeline, an offshore platform, a natural gas processing plant, an onshore natural gas gathering pipeline, an NGL fractionator, an NGL storage facility, or an NGL transportation or distribution pipeline.

Many of our equity investees are included within our integrated midstream asset system.  For example, we have ownership interests in several offshore natural gas, refined products and crude oil pipelines.  Other examples include our use of the Promix NGL fractionator to process mixed NGLs extracted by our gas plants.  The fractionated NGLs we receive from Promix can then be sold in our NGL marketing activities.  Additionally, our use of the Centennial Pipeline, which loops our Products Pipeline System between Beaumont, Texas and southern Illinois, permits effective supply of product to points south of Illinois as well as incremental product supply capacity to midcontinent markets downstream of southern Illinois.  Given the integral nature of our equity method investees to our operations, we believe the presentation of earnings from such investees as a component of gross operating margin and operating income is meaningful and appropriate.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Historically, substantially all of our consolidated revenues were earned in the United States and derived from a wide customer base.  The majority of our plant-based operations are located in Texas, Louisiana, Mississippi, New Mexico, Colorado and Wyoming.  Our natural gas, NGL, refined products and crude oil pipelines are located in a number of regions of the United States including (i) the Gulf of Mexico offshore Texas, Louisiana, and onshore in Colorado; (ii) the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); (iii) the Midwestern and northeastern United States; and (iv) certain regions of the central and western United States, including the Rocky Mountains.  Our marketing activities are headquartered in Houston, Texas and Oklahoma City, Oklahoma and serve customers in a number of regions of the United States including the Gulf Coast, West Coast and Mid-Continent areas.

Consolidated property, plant and equipment and investments in unconsolidated affiliates are assigned to each segment on the basis of each asset’s or investment’s principal operations.  The principal reconciling difference between consolidated property, plant and equipment and the total value of segment assets is construction in progress.  Segment assets represent the net book carrying value of facilities and other assets that contribute to gross operating margin of that particular segment.  Since assets under construction generally do not contribute to segment gross operating margin, such assets are excluded from segment asset totals until they are placed in service.  Consolidated intangible assets and goodwill are assigned to each segment based on the classification of the assets to which they relate.

We consolidate the financial statements of Duncan Energy Partners with those of our own.  As a result, our consolidated gross operating margin amounts include 100% of the gross operating margin amounts of Duncan Energy Partners.

The following table shows our measurement of total segment gross operating margin for the periods indicated:

		For the Year Ended December 31,
		2008	2007	2006
Revenues (1)		$35,469.6	$26,713.8	$23,612.1
Less:	Operating costs and expenses (1)	(33,618.9)	(25,402.1)	(22,420.3)
Add:	Equity in earnings of unconsolidated affiliates (1)	34.9	10.5	25.2
	Depreciation, amortization and accretion in operating costs and expenses (2)	725.4	647.9	556.9
	Operating lease expenses paid by EPCO (2)	2.0	2.1	2.1
	Gain from asset sales and related transactions in operating costs and expenses (2)	(4.0)	(7.8)	(5.1)
Total segment gross operating margin		$2,609.0	$1,964.4	$1,770.9

(1)  These amounts are taken from our Supplemental Statements of Consolidated Operations.
(2)  These non-cash expenses are taken from the operating activities section of our Supplemental Statements of Consolidated Cash Flows. The 2007 period excludes the gain we recognized in connection with the sale of our MB Storage assets of approximately $60 million, which is included in other income in our Supplemental Statement of Consolidated Operations for the year ended December 31, 2007.

The following table shows a reconciliation of our total segment gross operating margin to operating income and income before provision for income taxes and the cumulative effect of change in accounting principle follows:

	For the Year Ended December 31,
	2008	2007	2006
Total segment gross operating margin	$2,609.0	$1,964.4	$1,770.9
Adjustments to reconcile total segment gross operating margin to operating income:
Depreciation, amortization and accretion in operating costs and expenses	(725.4)	(647.9)	(556.9)
Operating lease expense paid by EPCO	(2.0)	(2.1)	(2.1)
Gain from asset sales and related transactions in operating costs and expenses	4.0	7.8	5.1
General and administrative costs	(137.2)	(127.2)	(95.9)
Operating income	1,748.4	1,195.0	1,121.1
Other expense, net	(528.5)	(341.3)	(313.0)
Income before provision for income taxes and the cumulative effect of change in accounting principle	$1,219.9	$853.7	$808.1

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Reportable Segments
		Onshore	Onshore		Petrochemical
	NGL	Natural Gas	Crude Oil	Offshore	& Refined	Adjustments
	Pipelines	Pipelines	Pipelines	Pipelines	Products	and	Consolidated
	& Services	& Services	& Services	& Services	Services	Eliminations	Totals
Revenues from third parties:
Year ended December 31, 2008	$14,715.8	$3,407.2	$12,763.8	$260.3	$3,307.1	$--	$34,454.2
Year ended December 31, 2007	12,149.2	2,044.0	9,103.7	222.6	2,609.1	--	26,128.6
Year ended December 31, 2006	10,128.3	1,614.9	9,049.1	145.8	2,313.3	--	23,251.4
Revenues from related parties:
Year ended December 31, 2008	598.0	409.2	--	8.1	0.1	--	1,015.4
Year ended December 31, 2007	301.5	281.9	0.1	1.2	0.5	--	585.2
Year ended December 31, 2006	67.7	291.0	1.8	--	0.2	--	360.7
Intersegment and intrasegment revenues:
Year ended December 31, 2008	8,091.7	881.6	75.1	1.4	663.3	(9,713.1)	--
Year ended December 31, 2007	5,436.3	205.5	48.6	2.0	522.6	(6,215.0)	--
Year ended December 31, 2006	4,192.6	132.6	37.8	1.7	389.5	(4,754.2)	--
Total revenues:
Year ended December 31, 2008	23,405.5	4,698.0	12,838.9	269.8	3,970.5	(9,713.1)	35,469.6
Year ended December 31, 2007	17,887.0	2,531.4	9,152.4	225.8	3,132.2	(6,215.0)	26,713.8
Year ended December 31, 2006	14,388.6	2,038.5	9,088.7	147.5	2,703.0	(4,754.2)	23,612.1
Equity in earnings of unconsolidated affiliates:
Year ended December 31, 2008	1.4	1.6	11.7	33.7	(13.5)	--	34.9
Year ended December 31, 2007	7.1	0.2	2.6	12.7	(12.1)	--	10.5
Year ended December 31, 2006	14.9	2.6	11.9	11.8	(16.0)	--	25.2
Gross operating margin:
Year ended December 31, 2008	1,325.0	589.9	132.2	187.0	374.9	--	2,609.0
Year ended December 31, 2007	848.0	493.2	109.6	171.6	342.0	--	1,964.4
Year ended December 31, 2006	785.7	478.9	97.8	103.4	305.1	--	1,770.9
Segment assets:
At December 31, 2008	5,622.4	5,223.6	386.9	1,394.5	2,090.0	2,015.4	16,732.8
At December 31, 2007	4,770.4	4,577.4	363.7	1,452.6	1,556.7	1,588.3	14,309.1
At December 31, 2006	3,456.8	4,160.9	303.0	734.6	1,253.9	2,213.3	12,122.5
Investments in unconsolidated affiliates (see Note 11):
At December 31, 2008	144.3	25.9	186.2	469.0	86.5	--	911.9
At December 31, 2007	117.0	3.5	184.8	484.6	95.7	--	885.6
Intangible assets, net (see Note 13):
At December 31, 2008	351.4	584.4	6.9	116.2	124.0	--	1,182.9
At December 31, 2007	375.1	636.5	7.3	133.0	62.2	--	1,214.1
Goodwill (see Note 13):
At December 31, 2008	341.2	284.9	303.0	82.1	1,008.4	--	2,019.6
At December 31, 2007	226.0	284.9	303.0	82.1	917.3	--	1,813.3

Our revenues are derived from a wide customer base. During 2008, 2007 and 2006, our largest customer was Valero Energy Corporation and its affiliates, which accounted for 11.2%, 8.9% and 9.3%, respectively, of our revenues.

On January 6, 2009, LyondellBasell Industries (“LBI”) announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  LBI accounted for 5.9% of our consolidated revenues during 2008.  At the time of the bankruptcy filing, we had approximately $17.3 million of credit exposure to LBI, which was reduced to approximately $10.0 million through remedies provided under certain pipeline tariffs.  In addition, we are seeking to have LBI accept certain contracts and have filed claims pursuant to current Bankruptcy Court Orders that we expect will allow us to recover the majority of the remaining credit exposure.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table provides additional information regarding our consolidated revenues (net of adjustments and eliminations) and expenses for the periods noted:

	For the Year Ended December 31,
	2008	2007	2006
NGL Pipelines & Services:
Sales of NGLs	$14,573.5	$11,701.3	$9,429.2
Sales of other petroleum and related products	2.4	3.0	2.4
Midstream services	737.9	746.4	764.4
Total	15,313.8	12,450.7	10,196.0
Onshore Natural Gas Pipelines & Services:
Sales of natural gas	3,089.4	1,481.6	1,103.1
Midstream services	727.0	844.3	802.8
Total	3,816.4	2,325.9	1,905.9
Onshore Crude Oil Pipelines & Services:
Sales of crude oil	12,696.2	9,048.5	9,002.7
Midstream services	67.6	55.3	48.2
Total	12,763.8	9,103.8	9,050.9
Offshore Pipelines & Services:
Sales of natural gas	2.8	3.2	2.1
Sales of other petroleum and related products	11.1	12.1	4.5
Midstream services	254.5	208.5	139.2
Total	268.4	223.8	145.8
Petrochemical & Refined Products Services:
Sales of other petroleum and related products	2,757.6	2,207.2	1,938.9
Midstream services	549.6	402.4	374.6
Total	3,307.2	2,609.6	2,313.5
Total consolidated revenues	$35,469.6	$26,713.8	$23,612.1

Consolidated cost and expenses
Operating costs and expenses:
Cost of sales	$28,107.0	$21,006.0	$18,574.2
Depreciation, amortization and accretion	725.4	647.9	556.9
Gain on sale of assets and related transactions	(4.0)	(7.8)	(5.1)
Other operating costs and expenses	4,790.5	3,756.0	3,294.3
General and administrative costs	137.2	127.2	95.9
Total consolidated costs and expenses	$33,756.1	$25,529.3	$22,516.2

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 17.  Related Party Transactions

The following table summarizes our related party transactions for the periods indicated.

	For the Year Ended December 31,
	2008	2007	2006
Revenues from consolidated operations
EPCO and affiliates	$--	$0.2	$55.8
Energy Transfer Equity and subsidiaries	618.5	294.5	--
Unconsolidated affiliates	396.9	290.5	304.9
Total	$1,015.4	$585.2	$360.7
Cost of sales
EPCO and affiliates	$40.1	$34.0	$75.3
Energy Transfer Equity and subsidiaries	173.9	26.9	--
Unconsolidated affiliates	58.6	41.0	45.2
Total	$272.6	$101.9	$120.5
Operating costs and expenses
EPCO and affiliates	$423.1	$353.7	$328.5
Energy Transfer Equity and subsidiaries	18.3	8.3	--
Cenac and affiliates	45.4	--	--
Unconsolidated affiliates	(2.4)	--	(5.2)
Total	$484.4	$362.0	$323.3
General and administrative expenses
EPCO and affiliates	$91.0	$82.6	$63.7
Cenac and affiliates	2.9	--	--
Unconsolidated affiliates	(0.1)	--	--
Total	$93.8	$82.6	$63.7
Other income (expense)
EPCO and affiliates	$(0.3)	$(0.2)	$0.7
Unconsolidated affiliates	--	--	0.3
Total	$(0.3)	$(0.2)	$1.0

           We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not a part of our consolidated group of companies:

▪	EPCO and its private company subsidiaries;

▪	EPGP, our sole general partner;

▪	Enterprise GP Holdings, which owns and controls our general partner; and

▪	the Employee Partnerships (see Note 5).

We also have an ongoing relationship with Duncan Energy Partners, the financial statements of which are consolidated with those of our own.  Our transactions with Duncan Energy Partners are eliminated in the preparation of our consolidated financial statements.  A description of our relationship with Duncan Energy Partners is presented within this Note 17.

EPCO is a private company controlled by Dan L. Duncan, who is also a Director and Chairman of EPGP, our general partner.  At December 31, 2008, EPCO and its affiliates beneficially owned 152,506,527 (or 34.5%) of our outstanding common units, which includes 13,670,925 of our common units owned by Enterprise GP Holdings.  At December 31, 2008, EPCO and affiliates beneficially owned

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

17,073,315 (or 16.3%) of TEPPCO’s common units, including 4,400,000 common units owned by Enterprise GP Holdings.  In addition, at December 31, 2008, EPCO and its affiliates beneficially owned 77.8% of the limited partner interests of Enterprise GP Holdings and 100% of its general partner, EPE Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP.  The principal business activity of EPGP is to act as our managing partner.  The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO.  The executive officers and certain of the directors of EPGP, TEPPCO GP and EPE Holdings are employees of EPCO.

As our general partner, EPGP received cash distributions of $144.1 million, $124.4 million and $101.8 million from us during the years ended December 31, 2008, 2007 and 2006, respectively.  These amounts include incentive distributions of $125.9 million, $107.4 million and $86.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

We and EPGP are both separate legal entities apart from each other and apart from EPCO, Enterprise GP Holdings and their respective other affiliates, with assets and liabilities that are separate from those of EPCO, Enterprise GP Holdings and their respective other affiliates.  EPCO and its private company subsidiaries depend on the cash distributions they receive from us, Enterprise GP Holdings and other investments to fund their other operations and to meet their debt obligations.  EPCO and its private company affiliates received $439.8 million, $388.9 million and $306.5 million in cash distributions from us and Enterprise GP Holdings during the years ended December 31, 2008, 2007 and 2006, respectively.

The ownership interests in us that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, substantially all of the ownership interests in us that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, TEPPCO and us.

We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products.  For the years ended December 31, 2008, 2007 and 2006, we paid this trucking affiliate $21.7 million, $19.1 million and $20.7 million, respectively, for such services.

We lease office space in various buildings from affiliates of EPCO.  The rental rates in these lease agreements approximate market rates.  For the years ended December 31, 2008, 2007 and 2006, we paid EPCO $7.8 million, $7.8 million and $3.7 million, respectively, for office space leases.

Historically, we entered into transactions with a Canadian affiliate of EPCO for the purchase and sale of NGL products in the normal course of business.  These transactions were at market-related prices.  We acquired this affiliate in October 2006 and began consolidating its financial statements with those of our own from the date of acquisition.  For the nine months ended September 30, 2006, our revenues from this former unconsolidated affiliate were $55.8 million and our purchases were $43.4 million.

EPCO ASA

We have no employees. All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA or by other service providers.  We, Duncan Energy Partners, Enterprise GP Holdings and our respective general partners are parties to the ASA.  The significant terms of the ASA are as follows:

▪
EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our businesses, properties and assets (all in accordance with prudent industry practices).  EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

▪
We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO).  In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

▪	EPCO will allow us to participate as a named insured in its overall insurance program, with the associated premiums and other costs being allocated to us.

Under the ASA, EPCO subleases to us (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to us its purchase option under such leases (the “retained leases”).  EPCO remains liable for the actual cash lease payments associated with these agreements.  We record the full value of these payments made by EPCO on our behalf as a non-cash related party operating lease expense, with the offset to equity accounted for as a general contribution to our partnership.  We exercised our election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million.  Should we decide to exercise the purchase option associated with the remaining agreement, we would pay the original lessor $3.1 million in June 2016.

Our operating costs and expenses for the years ended December 31, 2008, 2007 and 2006 include reimbursement payments to EPCO for the costs it incurs to operate our facilities, including compensation of employees.  We reimburse EPCO for actual direct and indirect expenses it incurs related to the operation of our assets.  These reimbursements were $461.2 million, $385.5 million and $401.7 million during the years ended December 31, 2008, 2007 and 2006, respectively.

Likewise, our general and administrative costs for the years ended December 31, 2008, 2007 and 2006 include amounts we reimburse to EPCO for administrative services, including compensation of employees.  In general, our reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses it may incur on our behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges between the various parties to ASA based on the estimated use of such services by each party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on each entity’s business and affairs).  These reimbursements were $91.0 million, $82.4 million and $63.4 million during the years ended December 31, 2008, 2007 and 2006, respectively.

Since the vast majority of such expenses are charged to us on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a stand alone basis.  With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a stand alone basis.

The ASA also addresses potential conflicts that may arise among Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP GP), and the EPCO Group with respect to business opportunities with third parties.  The EPCO Group includes EPCO and its other affiliates, but excludes Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and their respective general partners.  With respect to potential conflicts with respect to third party business opportunities, the ASA provides, among other things, that:

▪
If a business opportunity to acquire “equity securities” (as defined below) is presented to the EPCO Group, Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP GP), then Enterprise GP Holdings will have the first right to pursue such opportunity.  The term “equity securities” is defined to include:

▪
general partner interests (or securities which have characteristics similar to general partner interests) or interests in “persons” that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

▪
IDRs and limited partner interests (or securities which have characteristics similar to IDRs or limited partner interests) in publicly traded partnerships or interests in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to want to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, EPGP and DEP GP that it has abandoned the pursuit of such business opportunity.  In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100.0 million, the decision to decline the acquisition will be made by the chief executive officer of EPE Holdings after consultation with and subject to the approval of the ACG Committee of EPE Holdings.  If the purchase price is reasonably likely to be less than $100.0 million, the chief executive officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, EPGP and DEP GP, Enterprise Products Partners will have the second right to pursue such acquisition.  Enterprise Products Partners will be presumed to want to acquire the equity securities until such time as EPGP advises the EPCO Group and DEP GP that Enterprise Products Partners has abandoned the pursuit of such acquisition.  In determining whether or not to pursue the acquisition, Enterprise Products Partners will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing EPGP’s chief executive officer and ACG Committee.

In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners.  In the event this occurs, Duncan Energy Partners may pursue such acquisition.

▪
If any business opportunity not covered by the preceding bullet point (i.e. not involving equity securities) is presented to the EPCO Group, Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), or Duncan Energy Partners (including DEP GP), Enterprise Products Partners will have the first right to pursue such opportunity either for itself or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. It will be presumed that Enterprise Products Partners will pursue the business opportunity until such time as its general partner advises the EPCO Group, EPE Holdings and DEP GP that it has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100.0 million, any decision to decline the business opportunity will be made by the chief executive officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP.  If the purchase price or cost is reasonably likely to be less than $100.0 million, the chief executive officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee.

In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners.  In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event that Enterprise Products Partners abandons the business opportunity for itself and Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEP GP, Enterprise GP Holdings will have the second right to pursue such business opportunity.  It will be presumed that Enterprise GP Holdings will pursue such acquisition until such time as its general partner declines such opportunity (in accordance with the procedures described above for Enterprise Products Partners) and advises the EPCO Group that it has abandoned the pursuit of such business opportunity.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The ASA was amended on January 30, 2009 to provide for the cash reimbursement by us and Enterprise GP Holdings to EPCO of distributions of cash or securities, if any, made by EPCO Unit to its Class B limited partners.  The ASA amendment also extended the term under which EPCO provides services to the partnership entities from December 2010 to December 2013 and made other updating and conforming changes.

Employee Partnerships

EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in such partnerships.  Certain EPCO employees who work on behalf of us and EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution.  The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitles each holder to participate in the appreciation in value of EPE common units, TEPPCO units and our common units.  See Note 5 for additional information regarding the Employee Partnerships.

Relationship with Energy Transfer Equity

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity and its general partner in May 2007.  As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

For the year ended December 31, 2008 and the eight months ended December 31, 2007, we recorded $618.4 million and $294.4 million, respectively, of revenues from Energy Transfer Partners, L.P. (“ETP”), primarily from NGL marketing activities.  We incurred $192.2 million and $35.2 million in costs of sales and operating costs and expenses for the year ended December 31, 2008 and the eight months ended December 31, 2007, respectively.  We have a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from us.  The contract continues until March 31, 2010 and contains renewal and extension options.  We and Energy Transfer Company (“ETC OLP”) transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to us.

Relationship with Duncan Energy Partners

Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering of 14,950,000 common units and acquired controlling interests in certain midstream energy businesses of EPO.  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.   Duncan Energy Partners is engaged in (i) the gathering, transportation and storage of natural gas; (ii) NGL transportation and fractionation; (iii) the storage of NGL and petrochemical products; (iv) the transportation of petrochemical products; and (v) the marketing of NGLs and natural gas.

At December 31, 2008, Duncan Energy Partners is owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP, which is a wholly owned subsidiary of EPO.  DEP GP is responsible for managing the business and operations of Duncan Energy Partners.  DEP OLP, a wholly owned subsidiary of Duncan Energy Partners, conducts substantially all of Duncan Energy Partners’ business.

At December 31, 2008, EPO owned approximately 74% of Duncan Energy Partners’ limited partner interests and 100% of its general partner.

DEP I Midstream Businesses

On February 5, 2007, EPO contributed a 66% controlling equity interest in each of the DEP I Midstream Businesses (defined below) to Duncan Energy Partners in a dropdown of assets (the “DEP I dropdown”).  EPO retained the remaining 34% equity interest in each of the DEP I Midstream Businesses.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The DEP I Midstream Businesses consist of (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene’), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).

As consideration for controlling equity interests in the DEP I Midstream Businesses and reimbursement for capital expenditures related to these businesses, Duncan Energy Partners distributed to EPO (i) $260.6 million of the $290.5 million of net proceeds from its initial public offering, (ii) $198.9 million in borrowings under its DEP I Revolving Credit Facility and (iii) a net 5,351,571 common units of Duncan Energy Partners.  See Note 14 for information regarding the debt obligations of Duncan Energy Partners.

DEP II Midstream Businesses

On December 8, 2008, Duncan Energy Partners entered into the DEP II Purchase Agreement with EPO and Enterprise GTM, a wholly owned subsidiary of EPO.  Pursuant to the DEP II Purchase Agreement, DEP OLP acquired 100% of the membership interests in Enterprise III from Enterprise GTM, thereby acquiring a 66% general partner interest in Enterprise GC, a 51% general partner interest in Enterprise Intrastate and a 51% membership interest in Enterprise Texas.  Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.”  EPO was the sponsor of this second dropdown transaction (the “DEP II dropdown”).  Enterprise GTM retained the remaining limited partner and member interests in the DEP II Midstream Businesses.

As consideration for controlling equity interests in the DEP II Midstream Businesses, EPO received $280.5 million in cash and 37,333,887 Class B limited partner units having a market value of $449.5 million from Duncan Energy Partners.  The Class B limited partner units automatically converted to common units of Duncan Energy Partners on February 1, 2009.  The total value of the consideration provided to EPO and Enterprise GTM was $730.0 million.  The cash portion of the consideration provided by Duncan Energy Partners in this dropdown transaction was derived from borrowings under the DEP II Term Loan Agreement.  See Note 14 for information regarding the debt obligations of Duncan Energy Partners.

Generally, the DEP II dropdown transaction documents provide that to the extent that the DEP II Midstream Businesses generate cash sufficient to pay distributions to their partners or members, such cash will be distributed to Enterprise III (a wholly owned subsidiary of Duncan Energy Partners) and Enterprise GTM (our wholly owned subsidiary) in an amount sufficient to generate an aggregate annualized return on their respective investments of 11.85%.  Distributions in excess of this amount will be distributed 98% to Enterprise GTM and 2% to Enterprise III.   The initial annual fixed return amount of 11.85% will be increased by 2% each calendar year beginning January 1, 2010. For example, the fixed return in 2010, assuming no other adjustments, would be 102% of 11.85%, or 12.087%.

Duncan Energy Partners paid a pro rated cash distribution of $0.1115 per unit on the Class B units with respect to the fourth quarter of 2008.

The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, we do not have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

We may contribute other equity interests in our subsidiaries to Duncan Energy Partners and use the proceeds we receive from Duncan Energy Partners to fund our capital spending program.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Omnibus Agreement

On December 8, 2008, we entered into an amended and restated Omnibus Agreement with Duncan Energy Partners.  The key provisions of this agreement are summarized as follows:

▪
indemnification for certain environmental liabilities, tax liabilities and right-of-way defects with respect to the DEP I and DEP II Midstream Businesses we contributed to Duncan Energy Partners  in connection with the respective dropdown transactions;

▪
funding by EPO of 100% of post-February 5, 2007 capital expenditures incurred by South Texas NGL and Mont Belvieu Caverns with respect to certain expansion projects under construction at the time of Duncan Energy Partners’ initial public offering;

▪	funding by EPO of 100% of post-December 8, 2008 capital expenditures (estimated at $1.4 million) to complete the Sherman Extension natural gas pipeline;

▪
a right of first refusal to EPO in our current and future subsidiaries and a right of first refusal on the material assets of such subsidiaries, other than sales of inventory and other assets in the ordinary course of business; and

▪	a preemptive right with respect to equity securities issued by certain of our subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

We and Duncan Energy Partners have also agreed to negotiate in good faith any necessary amendments to the partnership or company agreements of the DEP II Midstream Businesses when either party believes that business circumstances have changed.

Our general partner’s ACG Committee must approve amendments to the Omnibus Agreement when such amendments would adversely affect our unitholders.

EPO has indemnified Duncan Energy Partners against certain environmental liabilities, tax liabilities and right-of-way defects associated with the assets EPO contributed to Duncan Energy Partners  in connection with the DEP I and DEP II dropdown transactions.  These liabilities include both known and unknown environmental and related liabilities.  These indemnifications terminate on February 5, 2010.  There is an aggregate cap of $15.0 million on the amount of indemnity coverage, and Duncan Energy Partners is not entitled to indemnification until the aggregate amount of claims it incurs exceeds $250 thousand.  Environmental liabilities resulting from a change of law after February 5, 2007 are excluded from the indemnity.  In addition, EPO has indemnified Duncan Energy Partners for liabilities related to:

▪
certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to Duncan Energy Partners in connection with its initial public offering are located and failure to obtain certain consents and permits necessary to conduct its business that arise through February 5, 2010; and

▪	certain income tax liabilities attributable to the operation of the assets contributed to Duncan Energy Partners in connection with its initial public offering prior to February 5, 2007.

The Omnibus Agreement may not be amended without the prior approval of the ACG Committee if the proposed amendment will, in the reasonable discretion of DEP GP, adversely affect holders of its common units.

Neither we, nor EPO and any of its affiliates are restricted under the Omnibus Agreement from competing with Duncan Energy Partners.  Except as otherwise expressly agreed in the ASA, EPO and any of its affiliates may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer Duncan Energy Partners the opportunity to purchase or construct

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

those assets.  These agreements are in addition to other agreements relating to business opportunities and potential conflicts of interest set forth in the ASA with EPO, EPCO and other affiliates of EPCO.

Under the Omnibus Agreement, EPO agreed to make additional contributions to Duncan Energy Partners as reimbursement for Duncan Energy Partners’ 66% share of any excess construction costs above the (i) $28.6 million of estimated capital expenditures to complete Phase II expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated construction costs for additional brine production capacity and above-ground storage reservoir projects at Mont Belvieu, Texas.  Both projects were underway at the time of Duncan Energy Partners’ initial public offering.  EPO made cash contributions to Duncan Energy Partners of $32.5 million and $9.9 million in connection with the Omnibus Agreement during the years ended December 31, 2008 and 2007, respectively.  The majority of these contributions related to funding the Phase II expansion costs of the DEP South Texas NGL Pipeline System.  EPO will not receive an increased allocation of earnings or cash flows as a result of these contributions to South Texas NGL and Mont Belvieu Caverns.

Mont Belvieu Caverns’ LLC Agreement

The Mont Belvieu Caverns’ LLC Agreement (the “Caverns LLC Agreement”) states that if Duncan Energy Partners elects to not participate in certain projects of Mont Belvieu Caverns, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental cash flows for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise.  Under the terms of the Caverns LLC Agreement, Duncan Energy Partners may elect to acquire a 66.0% share of these projects from EPO within 90 days of such projects being placed in service.

EPO made cash contributions of $99.5 million and $38.1 million under the Caverns LLC Agreement during the years ended December 31, 2008 and 2007, respectively, to fund 100% of certain storage-related projects for the benefit of EPO’s NGL marketing activities.  At present, Mont Belvieu Caverns is not expected to generate any identifiable incremental cash flows in connection with these projects; thus, the sharing ratio for Mont Belvieu Caverns is not expected to change from the current sharing ratio of 66% for Duncan Energy Partners and 34% for EPO.  EPO expects to make additional contributions of approximately $27.5 million to fund such projects in 2009.  The constructed assets will be the property of Mont Belvieu Caverns.

In November 2008, the Caverns LLC Agreement was amended to provide that EPO would prospectively receive a special allocation of 100% of the depreciation related to projects that it has fully funded.   For the two-month period in 2008 covered by the amendment, EPO was allocated depreciation expense of $1.0 million related to such projects.

The Caverns LLC Agreement also requires the allocation to EPO of operational measurement gains and losses.  Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances.

Company and Limited Partnership Agreements – DEP II Midstream Businesses

On December 8, 2007, the DEP II Midstream Businesses amended and restated their governing documents in connection with the DEP II dropdown transaction.  Collectively, these amended and restated agreements provide for the following:

▪
the acquisition by Enterprise III (a wholly owned subsidiary of Duncan Energy Partners) from Enterprise GTM (our wholly owned subsidiary) of a 66% general partner interest in Enterprise GC, a 51% general partner interest in Enterprise Intrastate and a 51% member interest in Enterprise Texas;

▪	the payment of distributions in accordance with an overall “waterfall” approach that stipulates that to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

distributions to their partners or members, such cash will be distributed first to Enterprise III (based on an initial defined investment of $730.0 million, the “Enterprise III Distribution Base”) and then to Enterprise GTM (based on an initial defined investment of $452.1 million, the “Enterprise GTM Distribution Base”) in amounts sufficient to generate an aggregate annualized fixed return on their respective investments of 11.85%.  Distributions in excess of these amounts will be distributed 98% to Enterprise GTM and 2.0% to Enterprise III.  The initial annual fixed return amount of 11.85% will be increased by 2.0% each calendar year beginning January 1, 2010. For example, the fixed return in 2010, assuming no other adjustments, would be 102% of 11.85%, or 12.087%;

▪	the funding of operating cash flow deficits in accordance with each owner’s respective partner or member interest; and

▪
the election by either owner to fund cash calls associated with expansion capital projects.  Since December 8, 2008, Enterprise III has elected to not participate in such cash calls and, as a result, Enterprise GTM has funded 100% of the expansion project costs of the DEP II Midstream Businesses.  If Enterprise III later elects to participate in an expansion projects, then Enterprise III will be required to make a capital contribution for its share of the project costs.

Any capital contributions to fund expansion projects made by either Enterprise III or Enterprise GTM will increase such partner’s Distribution Base (and hence future priority return amounts) under the Company Agreement of Enterprise Texas.  As noted, Enterprise III has declined participation in expansion project spending since December 8, 2008. As a result, Enterprise GTM has funded 100% of such growth capital spending and its Distribution Base has increased from $452.1 million at December 8, 2008 to $473.4 million at December 31, 2008.  The Enterprise III Distribution Base was unchanged at $730.0 million at December 31, 2008.

Relationships with Unconsolidated Affiliates

Many of our unconsolidated affiliates perform supporting or complementary roles to our other business operations.  See Note 16 for a discussion of this alignment of commercial interests.  Since we and our affiliates hold ownership interests in these entities and directly or indirectly benefit from our related party transactions with such entities, they are presented here.

The following information summarizes significant related party transactions with our current unconsolidated affiliates:

▪
We sell natural gas to Evangeline, which, in turn, uses the natural gas to satisfy supply commitments it has with a major Louisiana utility.  Revenues from Evangeline were $362.9 million, $268.0 million and $277.7 million for the years ended December 31, 2008, 2007 and 2006.  In addition, Duncan Energy Partners furnished $1.0 million in letters of credit on behalf of Evangeline at December 31, 2008.

▪
We pay Promix for the transportation, storage and fractionation of NGLs.  In addition, we sell natural gas to Promix for its plant fuel requirements.  Revenues from Promix were $24.5 million, $17.3 million and $21.8 million, respectively, for the years ended December 31, 2008, 2007 and 2006.  Expenses with Promix were $38.7 million, $30.4 million and $34.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

▪
For the years ended December 31, 2008, 2007 and 2006, we paid $1.7 million, $3.8 million and $5.6 million, respectively, to Centennial in connection with a pipeline capacity lease.  In addition, we paid $6.6 million and $5.3 million to Centennial for the year ended December 31, 2008 and 2007 for other pipeline transportation services, respectively.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

▪
For the years ended December 31, 2008, 2007 and 2006, we paid Seaway $6.0 million, $4.7 million and $3.8 million, respectively, for transportation and tank rentals in connection with our crude oil marketing activities.

▪
We perform management services for certain of our unconsolidated affiliates.  We charged such affiliates $11.2 million, $11.0 million and $10.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Relationship with Cenac

In connection with our marine services acquisition in February 2008, Cenac and affiliates became a related party of ours due to its ownership of TEPPCO units through October 26, 2009, which then converted to our common units, and other considerations.  We entered into a transitional operating agreement with Cenac in which our fleet of acquired tow boats and tank barges will continue to be operated by employees of Cenac for a period of up to two years following the acquisition.  Under this agreement, we pay Cenac a monthly operating fee and reimburse Cenac for personnel salaries and related employee benefit expenses, certain repairs and maintenance expenses and insurance premiums on the equipment.  During 2008, we paid Cenac approximately $48.3 million in connection with the transitional operating agreement.

Note 18.  Provision for Income Taxes

Our provision for income taxes relates primarily to federal and state income taxes of Seminole and Dixie, our two largest corporations subject to such income taxes.  In addition, with the amendment of the Texas Franchise Tax in 2006, we have become a taxable entity in the state of Texas.  Our federal and state income tax provision is summarized below:

	For the Year Ended December 31,
	2008	2007	2006
Current:
Federal	$4.9	$4.7	$7.7
State	23.9	5.1	1.2
Foreign	0.4	0.1	--
Total current	29.2	9.9	8.9
Deferred:
Federal	0.8	2.7	6.1
State	1.0	3.1	7.0
Foreign	--	--	--
Total deferred	1.8	5.8	13.1
Total provision for income taxes	$31.0	$15.7	$22.0

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	For the Year Ended December 31,
	2008	2007	2006
Pre Tax Net Book Income (“NBI”)	$1,219.9	$853.7	$808.1

Revised Texas franchise tax	23.9	7.7	8.8
State income taxes (net of federal benefit)	0.5	0.3	(0.4)
Federal income taxes computed by applying the federal
statutory rate to NBI of corporate entities	6.3	5.3	13.4
Taxes charged to cumulative effect of change
in accounting principle	--	--	--
Valuation allowance	(1.4)	2.3	0.1
Other permanent differences	1.7	0.1	0.1
Provision for income taxes	$31.0	$15.7	$22.0
Effective income tax rate	2.5%	1.8%	2.7%

Significant components of deferred tax assets and deferred tax liabilities as of December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryovers	$26.3	$23.3
Property, plant and equipment	0.8	--
Credit carryover	--	--
Charitable contribution carryover	--	--
Employee benefit plans	2.6	3.2
Deferred revenue	1.0	0.6
Reserve for legal fees and damages	0.3	0.4
Equity investment in partnerships	0.6	0.4
AROs	0.1	0.1
Accruals	0.9	1.1
Total deferred tax assets	32.6	29.1
Valuation allowance	3.9	5.3
Net deferred tax assets	28.7	23.8
Deferred tax liabilities:
Property, plant and equipment	92.9	40.5
Other	0.1	0.1
Total deferred tax liabilities	93.0	40.6
Total net deferred tax liabilities	(64.3)	(16.8)

Current portion of total net deferred tax assets	1.4	1.1
Long-term portion of total net deferred tax liabilities	$(65.7)	$(17.9)

We had net operating loss carryovers of $26.3 million and $23.3 million at December 31, 2008 and 2007, respectively.  These losses expire in various years between 2009 and 2028 and are subject to limitations on their utilization.  We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.  The valuation allowance was $3.9 million and $5.3 million at December 31, 2008 and 2007, respectively, and serves to reduce the recognized tax benefit associated with carryovers of our corporate entities to an amount that will, more likely than not, be realized.  The $1.4 million decrease in valuation allowance for 2008 is comprised primarily of a $1.6 million decrease for Canadian Enterprise Gas Products, Ltd.

We have deferred tax liabilities on property plant and equipment of $92.9 million and $40.5 million at December 31, 2008 and 2007, respectively.  The increase in 2008 is comprised primarily of $45.1 million related to the difference in book and tax basis of property, plant and equipment resulting from the acquisition of the remaining equity interest of Dixie Pipeline.  See Note 12 for additional information.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

On May 18, 2006, the State of Texas enacted House Bill 3 which revised the pre-existing state franchise tax.  In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax, including previously non-taxable entities such as limited liability companies, limited partnerships and limited liability partnerships.  The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.

Although the bill states that the Revised Texas Franchise Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses.  Due to the enactment of the Revised Texas Franchise Tax, we recorded a net deferred tax liability of $0.9 million and $3.1 million during the years ended December 31, 2008 and 2007, respectively.  The offsetting net charge of $0.9 million and $3.1 million is shown on our Supplemental Statements of Consolidated Operations for the years ended December 31, 2008 and 2007, respectively, as a component of “Provision for income taxes.”

Note 19.  Earnings Per Unit

Basic earnings per unit is computed by dividing net income or loss available to limited partner interests by the weighted-average number of distribution-bearing units outstanding during a period.  Diluted earnings per unit is computed by dividing net income or loss available to limited partner interests by the sum of (i) the weighted-average number of distribution-bearing units outstanding during a period (as used in determining basic earnings per unit); (ii) the weighted-average number of performance-based phantom units outstanding during a period; and (iii) the number of incremental common units resulting from the assumed exercise of dilutive unit options outstanding during a period (the “incremental option units”).

In a period of net losses, restricted units, phantom units and incremental option units are excluded from the calculation of diluted earnings per unit due to their antidilutive effect.  The dilutive incremental option units are calculated using the treasury stock method, which assumes that proceeds from the exercise of all in-the-money options at the end of each period are used to repurchase common units at an average market value during the period.  The amount of common units remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities.

The amount of net income or loss available to limited partner interests is net of our general partner’s share of such earnings.  The following table presents the net income available to EPGP for the periods indicated:

	For The Year Ended December 31,
	2008	2007	2006

Net income attributable to Enterprise Products Partners L.P.	$954.0	$533.6	$601.1
Less incentive earnings allocations to EPGP	(125.9)	(107.4)	(86.7)
Net income available after incentive earnings allocation	828.1	426.2	514.4
Multiplied by EPGP ownership interest	2.0%	2.0%	2.0%
Standard earnings allocation to EPGP	$16.6	$8.5	$10.3

Incentive earnings allocation to EPGP	$125.9	$107.4	$86.7
Standard earnings allocation to EPGP	16.6	8.5	10.3
Net income available to EPGP	142.5	115.9	97.0
Adjustment for EITF 07-4 (1)	5.2	4.5	6.0
Net income available to EPGP for EPU purposes	$147.7	$120.4	$103.0

(1) For purposes of computing basic and diluted earnings per unit, we used the provisions of EITF 07-4.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents our calculation of basic and diluted earnings per unit for the periods indicated and does not include any pro forma impact relating to outstanding TEPPCO units:

	For The Year Ended December 31,
	2008	2007	2006
BASIC EARNINGS PER UNIT
Numerator
Net income attributable to Enterprise Products Partners L.P.	$954.0	$533.6	$601.1
Net income available to EPGP for EPU purposes	(147.7)	(120.4)	(103.0)
Net income available to limited partners	$806.3	$413.2	$498.1
Denominator
Common units	435.4	432.5	413.5
Time-vested restricted units	2.0	1.5	0.9
Total	437.4	434.0	414.4
Basic earnings per unit
Net income per unit before EPGP earnings allocation	$2.18	$1.23	$1.45
Net income available to EPGP	(0.34)	(0.28)	(0.25)
Net income available to limited partners	$1.84	$0.95	$1.20
DILUTED EARNINGS PER UNIT
Numerator
Net income attributable to Enterprise Products Partners L.P.	$954.0	$533.6	$601.1
Net income available to EPGP for EPU purposes	(147.7)	(120.4)	(103.0)
Net income available to limited partners	$806.3	$413.2	$498.1
Denominator
Common units	435.4	432.5	413.5
Time-vested restricted units	2.0	1.5	0.9
Performance-based restricted units	*	*	*
Incremental option units	0.2	0.4	0.3
Total	437.6	434.4	414.7
Diluted earnings per unit
Net income per unit before EPGP earnings allocation	$2.18	$1.23	$1.45
Net income available to EPGP	(0.34)	(0.28)	(0.25)
Net income available to limited partners	$1.84	$0.95	$1.20

* Amount is negligible.

Note 20.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as a defendant in litigation relating to our normal business activities, including regulatory and environmental matters.  Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities.  We are unaware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position, results of operations or cash flows.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and us or our affiliates.  Mr. Brinkerhoff filed an amended complaint on July 12, 2007. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) us and certain of our affiliates; (iii) EPCO.; and (iv) Dan L. Duncan.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s IDRs in exchange for TEPPCO units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it.

On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the U.S. Department of Justice (“DOJ”) related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”) and a previous release of ammonia on September 27, 2004 from the same pipeline. EPO was the operator of this pipeline until July 1, 2008. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO for the civil matter.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position, results of operations or cash flows.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas.  The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on our consolidated financial position, results of operations or cash flows.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”).  In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against our subsidiary that owns an octane-additive production facility.  It is possible, however, that former MTBE manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against us and others on April 15, 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.   Defendants and the State agreed to certain stipulations that, among other things, require us to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  We have complied with the stipulations and the State has dismissed the portions of the complaint seeking the temporary restraining order and injunction.  The State has not yet assessed penalties and we are unable to predict the amount of penalties that may be assessed.  At this time, we do not believe that this incident will have a material impact on our consolidated financial position, results of operations or cash flows.

In January 2009, the State of New Mexico filed suit in District Court in Santa Fe County, New Mexico, under the New Mexico Air Quality Control Act.  The lawsuit arose out of a February 27, 2008 Notice Of Violation issued to Marathon as operator of the Indian Basin natural gas processing facility located in Eddy County, New Mexico.  We own a 40.0% undivided interest in the assets comprising the Indian Basin facility.  The State alleges violations of its air laws, and Marathon believes there has been no adverse impact to public health or the environment, having implemented voluntary emission reduction

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

measures over the years.  The State seeks penalties above $100,000.  Marathon continues to work with the State to determine if resolution of the case is possible.

Contractual Obligations

The following table summarizes our various contractual obligations at December 31, 2008.  A description of each type of contractual obligation follows.

	Payment or Settlement due by Period
Contractual Obligations	Total	2009	2010	2011	2012	2013	Thereafter
Scheduled maturities of long-term debt	$11,562.8	$--	$554.0	$934.3	$2,534.3	$1,200.0	$6,340.2
Estimated cash interest payments	$11,976.0	$691.5	$669.5	$618.1	$578.9	$457.6	$8,960.4
Operating lease obligations	$388.3	$44.9	$38.2	$37.6	$36.2	$30.7	$200.7
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Crude oil	$161.2	$161.2	$--	$--	$--	$--	$--
Refined products	$1.6	$1.6	$--	$--	$--	$--	$--
Natural gas	$5,225.1	$323.3	$515.1	$635.0	$660.6	$488.0	$2,603.1
NGLs	$1,923.8	$969.9	$136.4	$136.2	$136.2	$136.3	$408.8
Petrochemicals	$1,746.2	$685.6	$376.6	$247.8	$181.7	$86.8	$167.7
Other	$66.7	$24.2	$7.6	$7.0	$6.3	$6.2	$15.4
Underlying major volume commitments:
Crude oil (in MBbls)	3,404	3,404	--	--	--	--	--
Refined products (in MBbls)	28	28	--	--	--	--	--
Natural gas (in BBtus)	981,955	56,650	93,150	115,925	120,780	93,950	501,500
NGLs (in MBbls)	56,622	23,576	4,726	4,720	4,720	4,720	14,160
Petrochemicals (in MBbls)	67,696	24,949	13,420	10,428	7,906	3,759	7,234
Service payment commitments	$534.4	$57.3	$51.3	$49.5	$47.0	$46.1	$283.2
Capital expenditure commitments	$786.7	$786.7	$--	$--	$--	$--	$--

Scheduled Maturities of Long-Term Debt.  We have long-term and short-term payment obligations under debt agreements.  Amounts shown in the preceding table represent our scheduled future maturities of debt principal for the periods indicated.  See Note 14 for additional information regarding our consolidated debt obligations.

Operating Lease Obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Amounts shown in the preceding table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year.

Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with an affiliate of EPCO, (iii) a railcar unloading terminal in Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements.  In general, our material lease agreements have original terms that range from 2 to 28 years and include renewal options that could extend the agreements for up to an additional 20 years.

Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit.  Contingent rental payments are expensed as incurred.  We are generally required to perform routine maintenance on the underlying leased assets.  In addition, certain leases give us the option to make leasehold improvements.  Maintenance and repairs of leased assets resulting from our operations are charged to expense as incurred.  We did not make any significant leasehold improvements during the years ended December 31, 2008, 2007 or 2006; however, we did incur $9.3 million of repair costs associated with our lease of an underground natural gas storage facility in 2006.

The operating lease commitments shown in the preceding table exclude the non-cash, related party expense associated with retained leases contributed to us by EPCO at our formation.  EPCO remains liable for the actual cash lease payments associated with these agreements, which it accounts for as operating leases.  At December 31, 2008, the retained leases were for approximately 100 railcars.  EPCO’s minimum

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

future rental payments under these leases are $0.7 million for each of the years 2009 through 2015 and $0.3 million for 2016.  We record the full value of these payments made by EPCO on our behalf as a non-cash related party operating lease expense, with the offset to equity accounted for as a general contribution to our partnership.

The retained lease agreements contain lessee purchase options, which are at prices that approximate fair value of the underlying leased assets.  EPCO has assigned these purchase options to us.    We have exercised our election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million.  Should we decide to exercise the purchase option associated with the remaining agreement, we would pay the original lessor $3.1 million in June 2016.

Lease and rental expense included in costs and expenses was $56.8 million, $61.4 million and $64.9 million during the years ended December 31, 2008, 2007 and 2006, respectively.

Purchase Obligations.  We define a purchase obligation as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.  We have classified our unconditional purchase obligations into the following categories:

▪
We have long and short-term product purchase obligations for natural gas, NGLs, crude oil, refined products and certain petrochemicals with third-party suppliers.  The prices that we are obligated to pay under these contracts approximate market prices at the time we take delivery of the volumes.  The preceding table shows our volume commitments and estimated payment obligations under these contracts for the periods indicated.  Our estimated future payment obligations are based on the contractual price under each contract for purchases made at December 31, 2008 applied to all future volume commitments.  Actual future payment obligations may vary depending on market prices at the time of delivery.  At December 31, 2008, we do not have any significant product purchase commitments with fixed or minimum pricing provisions with remaining terms in excess of one year.

▪
We have long and short-term commitments to pay third-party providers for services such as equipment maintenance agreements.  Our contractual payment obligations vary by contract.  The preceding table shows our future payment obligations under these service contracts.

▪
We have short-term payment obligations relating to our capital projects and those of our unconsolidated affiliates.  These commitments represent unconditional payment obligations to vendors for services rendered or products purchased.  The preceding table presents our share of such commitments for the periods indicated.

Commitments under equity compensation plans of EPCO

In accordance with our agreements with EPCO, we reimburse EPCO for our share of its compensation expense associated with certain employees who perform management, administrative and operating functions for us (see Note 17).  This includes costs associated with unit option awards granted to these employees to purchase our common units.  At December 31, 2008, there were 2,168,500 and 795,000 unit options outstanding under the EPCO 1998 Plan and EPD 2008 LTIP, respectively, for which we were responsible for reimbursing EPCO for the costs of such awards.

The weighted-average strike price of unit option awards outstanding at December 31, 2008 was $26.32 and $30.93 per common unit under the EPCO 1998 Plan and EPD 2008 LTIP, respectively.  At December 31, 2008, 548,500 of these unit options were exercisable under the EPCO 1998 Plan.  An additional 365,000, 480,000 and 775,000 of these unit options will be exercisable in 2009, 2010 and 2012, respectively under the EPCO 1998 Plan.  The 795,000 unit options outstanding under the EPD 2008 LTIP will become exercisable in 2013.  As these options are exercised, we will reimburse EPCO in the form of a special cash distribution for the difference between the strike price paid by the employee and the actual

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

purchase price paid for the units awarded to the employee.  See Note 5 for additional information regarding our accounting for equity awards.

In order to fund obligations under the TEPPCO 2006 LTIP, EPCO may purchase common units of TEPPCO at fair value either in the open market or directly from TEPPCO.  When EPCO employees exercise options awarded under the TEPPCO 2006 LTIP, TEPPCO will reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units.  TEPPCO was committed to issue 355,000 of its common units at December 31, 2008, respectively, if all outstanding options awarded under the 2006 LTIP (as of this date) were exercised.  The weighted-average strike price of option awards outstanding at December 31, 2008 was $40.00 per common unit.   There were no options immediately exercisable under the 2006 LTIP at December 31, 2008.  See Note 5 for additional information regarding the TEPPCO 2006 LTIP.

Performance Guaranty

In December 2004, a subsidiary of ours entered into the Independence Hub Agreement (the “Agreement”) with six oil and natural gas producers.  The Agreement, as amended, obligated our subsidiary to construct the Independence Hub offshore platform and to process 1.0 Bcf/d of natural gas and condensate for the producers.  We guaranteed to the producers the construction-related performance of our subsidiary up to an amount of $340.8 million.  The performance guaranty expired during the second quarter of 2007.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of December 31, 2008, claims against us totaled approximately $15.4 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our supplemental consolidated financial statements.

Other Commitments

We transport and store natural gas, NGLs, crude oil, refined products and petrochemicals for third parties under various processing, storage, transportation and similar agreements.  These volumes are (i) accrued as product payables on our Supplemental Consolidated Balance Sheets, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under the terms of our natural gas, NGL and petrochemical storage agreements, we are generally required to redeliver volumes to the owner on demand.  At December 31, 2008, NGL, refined products and petrochemical products aggregating 40.9 million barrels were due to be redelivered to their owners along with 18.5 BBtus of natural gas and 5.2 million barrels of crude oil.  See Note 2 for more information regarding accrued product payables.

Centennial Guarantees

We have certain guarantee obligations in connection with our ownership interest in Centennial.  We have guaranteed one-half of Centennial’s debt obligations, which obligates us to an estimated payment of $65.0 million in the event of default by Centennial.  At December 31, 2008, we had a liability of $9.0 million representing the estimated fair value of our share of the Centennial debt guaranty.  See Note 14 for additional information regarding Centennial’s debt obligations.

In lieu of Centennial procuring insurance to satisfy third-party liabilities arising from a catastrophic event, our and Centennial’s other joint venture partner has entered a limited cash call agreement.  We are obligated to contribute up to a maximum of $50.0 million in proportion to our

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

ownership interest in Centennial in the event of a catastrophic event.  At December 31, 2008, we had a liability of $3.9 million representing the estimated fair value of our cash call guaranty.  We insure against catastrophic events.  Cash contributions to Centennial under the limited cash call agreement may be covered by our insurance depending on the nature of the catastrophic event.

Note 21.   Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

Our operations are within the midstream energy industry, which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs, crude oil, refined products and certain petrochemicals.  We also market natural gas, NGLs, crude oil and other hydrocarbon products.  As such, our financial position, results of operations and cash flows may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products (e.g., natural gas processing margins are influenced by the ratio of natural gas prices to crude oil prices).  The prices of hydrocarbon products are subject to fluctuation in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, processed or stored at our facilities.  A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas, NGLs, refined products and crude oil handled by our facilities.

A reduction in demand for natural gas, crude oil, NGL and other hydrocarbon products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made using such products, (iii) increased competition from other products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could adversely affect our financial position, results of operations and cash flows.

Credit Risk due to Industry Concentrations

A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL and petrochemical industries.  This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions.  We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Our revenues are derived from a wide customer base. During 2008, 2007 and 2006, our largest customer was Valero Energy Corporation and its affiliates, which accounted for 11.2%, 8.9% and 9.3%, respectively, of our revenues.

On January 6, 2009, LyondellBasell Industries (“LBI”) announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  For 2008, LBI accounted for 5.9% of consolidated revenues.  At the time of the bankruptcy filing, we had approximately $17.3 million of credit exposure to LBI, which was reduced to approximately $10.0 million through remedies provided under certain pipeline tariffs.  In addition, we are seeking to have LBI accept certain contracts and have filed claims pursuant to current Bankruptcy Court Orders that we expect will allow us to recover the majority of the remaining credit exposure.

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NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Counterparty Risk with Respect to Derivative Instruments

In those situations where we are exposed to credit risk in our derivative instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis.  Generally, we do not require collateral nor do we anticipate nonperformance by our counterparties.

Weather-Related Risks

We participate as a named insured in EPCO’s insurance program, which provides us with property damage, business interruption and other coverages, the scope and amounts of which are customary and sufficient for the nature and extent of our operations.  While we believe EPCO maintains adequate insurance coverage on our behalf, insurance will not cover every type of damage or interruption that might occur.  If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position, results of operations and cash flows.  In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for our repair costs or lost income.  Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to our partners and, accordingly, adversely affect the market price of our common units.

For windstorm events such as hurricanes and tropical storms, EPCO’s deductible for onshore physical damage is $10.0 million per storm.   For offshore assets, the windstorm deductible is $10.0 million per storm plus a one-time $15.0 million aggregate deductible per policy period.  For non-windstorm events, EPCO’s deductible for onshore and offshore physical damage is $5.0 million per occurrence.  In meeting the deductible amounts, property damage costs are aggregated for EPCO and its affiliates, including us.  Accordingly, our exposure with respect to the deductibles may be equal to or less than the stated amounts depending on whether other EPCO or affiliate assets are also affected by an event.

To qualify for business interruption coverage in connection with a windstorm event, covered assets must be out-of-service in excess of 60 days for onshore assets and 75 days for offshore assets.   To qualify for business interruption coverage in connection with a non-windstorm event, covered onshore and offshore assets must be out-of-service in excess of 60 days.

The following is a discussion of the general status of our insurance claims related to recent significant storm events.  To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.

Hurricane Ivan insurance claims.   During the year ended December 31, 2008, we did not receive any reimbursements from insurance carriers related to property damage claims associated with this storm.  During the year ended December 31, 2007, we received cash reimbursements from insurance carriers totaling $1.3 million, related to property damage claims.  If the final recovery of funds is different than the amount previously expended, we will recognize an income impact at that time.

We have submitted business interruption insurance claims for our estimated losses caused by Hurricane Ivan, which struck the eastern U.S. Gulf Coast region in September 2004.  During the year ended December 31, 2008, we did not receive any proceeds from these claims. During the year ended December 31, 2007, we received $0.4 million of nonrefundable cash proceeds from such claims.  We are continuing our efforts to collect residual balances from this storm.  To the extent we receive nonrefundable cash proceeds from business interruption insurance claims, they are recorded as a gain in our Supplemental Statements of Consolidated Operations in the period of receipt.

Hurricanes Katrina and Rita insurance claims.  Hurricanes Katrina and Rita, both significant storms, affected certain of our Gulf Coast assets in August and September of 2005, respectively.  With respect to these storms, we have $30.5 million of estimated property damage claims outstanding at

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, that we believe are probable of collection during the period 2009.  We continue to pursue collection of our property damage claims related to these named storms.  As of December 31, 2008, we had received all proceeds from our business interruption claims related to these storm events.

Hurricanes Gustav and Ike insurance claims. In the third quarter of 2008, our onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.   The disruptions in natural gas, NGL and crude oil production caused by these storms resulted in decreased volumes for some of our pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which, in turn, caused a decrease in gross operating margin from these operations.  As a result of our allocated share of EPCO’s insurance deductibles for windstorm coverage, we expensed a combined $49.1 million of repair costs for property damage in connection with these two storms.  We expect to file property damage insurance claims to the extent repair costs exceed deductible amounts.  Due to the recent nature of these storms, we are still evaluating the total cost of repairs and the potential for business interruption claims on certain assets.

Proceeds from Business Interruption and Property Damage Claims

The following table summarizes proceeds we received during the periods indicated from business interruption and property damage insurance claims with respect to certain named storms:

	For the Year Ended December 31,
	2008	2007	2006
Business interruption proceeds:
Hurricane Ivan	$--	$0.4	$17.4
Hurricane Katrina	0.5	19.0	24.5
Hurricane Rita	0.6	14.9	22.0
Other	--	1.0	--
Total proceeds	1.1	35.3	63.9
Property damage proceeds:
Hurricane Ivan	--	1.3	24.1
Hurricane Katrina	9.4	79.6	7.5
Hurricane Rita	2.7	24.1	3.0
Other	--	0.2	--
Total proceeds	12.1	105.2	34.6
Total	$13.2	$140.5	$98.5

At December 31, 2008, we have $39.0 million of estimated property damage claims outstanding related to these storms that we believe are probable of collection through 2009.  In February 2009, we collected $20.8 million of the amounts outstanding.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur as additional information becomes available.

During 2008, we collected $0.2 million of business interruption proceeds that were not related to storm events.

Note 22.  Supplemental Cash Flow Information

We determine net cash flows provided by operating activities using the indirect method, which adjusts net income for items that did not affect cash.  Under GAAP, we use the accrual basis of accounting to determine net income.  This basis of accounting requires that we record revenue when earned and expenses when incurred.  Earned revenues may include credit sales that have not been collected in cash and expenses incurred that may not have been paid in cash.   The extent to which changes in operating accounts influence net cash flows provided by operating activities generally depends on the following:

▪
The timing of cash receipts from revenue transactions and cash payments for expense transactions near the end of each reporting period.   For example, if significant cash receipts are posted on the last day of the current reporting period, but subsequent payments on expense invoices are made on

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

the first day of the next reporting period, net cash flows provided by operating activities will reflect an increase in the current reporting period that will be reduced as payments are made in the next period.  We employ prudent cash management practices and monitor our daily cash requirements to meet our ongoing liquidity needs.

▪
If commodity or other prices increase between reporting periods, changes in accounts receivable and accounts payable and accrued expenses may appear larger than in previous periods; however, overall levels of receivables and payables may still reflect normal ranges.  From a receivables standpoint, we monitor the amount of credit extended to customers.

▪
Additions to inventory for forward sales transactions or other reasons or increased expenditures for prepaid items would be reflected as a use of cash and reduce overall cash provided by operating activities in a given reporting period.  As these assets are charged to expense in subsequent periods, the expense amount is reflected as a positive change in operating accounts; however, there is no impact on operating cash flows.

In addition to the adjustments noted above, non-cash charges in the income statement are added back to net income and non-cash credits are deducted to compute net cash flows provided by operating activities.   Examples of non-cash charges include depreciation and amortization.

The following table provides information regarding (i) the net effect of changes in our operating assets and liabilities; (ii) cash payments for interest and (iii) cash payments for federal and state income taxes for the periods indicated.

	For the Year Ended December 31,
	2008	2007	2006
Decrease (increase) in:
Accounts and notes receivable – trade	$1,333.9	$(1,175.8)	$97.6
Accounts receivable – related party	3.6	(37.0)	5.3
Inventories	14.9	(20.4)	(110.5)
Prepaid and other current assets	(26.9)	36.6	25.0
Other assets	(11.7)	(6.7)	(34.9)
Increase (decrease) in:
Accounts payable – trade	(9.1)	193.8	(42.8)
Accounts payable – related party	1.2	(2.2)	(30.8)
Accrued product payables	(1,722.0)	2,195.2	(779.9)
Accrued expenses	3.4	(809.3)	837.0
Accrued interest	21.8	39.9	22.4
Other current liabilities	(27.7)	44.5	53.2
Other liabilities	7.5	(23.7)	4.6
Net effect of changes in operating accounts	$(411.1)	$434.9	$46.2

Cash payments for interest, net of $90.7, $86.5 and
$66.3 capitalized in 2008, 2007 and 2006, respectively	$569.7	$429.5	$301.5

Cash payments for federal and state income taxes	$6.8	$5.8	$10.5

The following table provides supplemental cash flow information regarding business combinations we completed during the periods indicated.  See Note 12 for additional information regarding our business combination transactions.

	For the Year Ended December 31,
	2008	2007	2006
Fair value of assets acquired	$855.3	$37.1	$493.0
Less liabilities assumed	(301.9)	(1.2)	(19.7)
Net assets acquired	553.4	35.9	473.3
Less equity issued	--	--	(181.1)
Cash used for business combinations, net of cash received	$553.4	$35.9	$292.2

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

We incurred liabilities for construction in progress that had not been paid at December 31, 2008, 2007 and 2006 of $107.9 million, $107.0 million and $206.2 million, respectively.  Such amounts are not included under the caption “Capital expenditures” on the Supplemental Statements of Consolidated Cash Flows.

Third parties may be obligated to reimburse us for all or a portion of expenditures on certain of our capital projects.  The majority of such arrangements are associated with projects related to pipeline construction and production well tie-ins.  We received $28.6 million, $57.6 million and $60.5 million as contributions in aid of our construction costs during the years ended December 31, 2008, 2007 and 2006, respectively.

Note 23.  Quarterly Financial Information (Unaudited)

The following table presents selected quarterly financial data for the years ended December 31, 2008 and 2007:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
For the Year Ended December 31, 2008:
Revenues	$8,506.4	$10,538.6	$10,499.1	$5,925.5
Operating income	469.7	454.6	401.0	423.1
Income before the cumulative effect of change in accounting principle	336.0	320.0	258.1	274.8
Net income	336.0	320.0	258.1	274.8
Net income attributable to Enterprise Products Partners L.P.	259.6	263.3	203.1	228.0

Earnings per unit before the cumulative effect of change in accounting principle:
Basic	$0.51	$0.52	$0.38	$0.43
Diluted	$0.51	$0.52	$0.38	$0.43
Earnings per unit:
Basic	$0.51	$0.52	$0.38	$0.43
Diluted	$0.51	$0.52	$0.38	$0.43

For the Year Ended December 31, 2007:
Revenues	$5,340.2	$6,294.4	$6,721.7	$8,357.5
Operating income	342.5	284.1	284.3	284.1
Income before the cumulative effect of change in accounting principle	250.8	195.7	172.9	218.6
Net income	250.8	195.7	172.9	218.6
Net income attributable to Enterprise Products Partners L.P.	112.0	142.2	117.6	161.8

Earnings per unit before the cumulative effect of change in accounting principle:
Basic	$0.19	$0.26	$0.20	$0.30
Diluted	$0.19	$0.26	$0.20	$0.30
Earnings per unit:
Basic	$0.19	$0.26	$0.20	$0.30
Diluted	$0.19	$0.26	$0.20	$0.30

Note 24.  Supplemental Condensed Consolidated Financial Information of EPO

EPO conducts substantially all of our business.  Currently, we have no independent operations and no material assets outside those of EPO.  EPO consolidates the financial statements of Duncan Energy Partners with those of its own.

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Immediately after the closing of the TEPPCO Merger, Enterprise Products Partners L.P. contributed its ownership interests in TEPPCO and TEPPCO GP to EPO.  The following supplemental condensed consolidated financial information for EPO has been recast to include TEPPCO and TEPPCO GP using the same basis of presentation described in Note 1 for our consolidated financial statements.

Enterprise Products Partners L.P. guarantees the debt obligations of EPO, with the exception of the Dixie revolving credit facility (terminated January 2009) and the Duncan Energy Partners’ debt obligations.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.  See Note 14 for additional information regarding our consolidated debt obligations.

The reconciling items between our supplemental consolidated financial statements and those of EPO are insignificant.  The following table presents supplemental condensed consolidated balance sheet data for EPO at the dates indicated:

	December 31,
	2008	2007
ASSETS
Current assets	$3,114.6	$4,068.4
Property, plant and equipment, net	16,732.8	14,309.1
Investments in and advances to unconsolidated affiliates, net	911.9	885.6
Intangible assets, net	1,182.9	1,214.1
Goodwill	2,019.6	1,813.3
Other assets	261.1	232.0
Total	$24,222.9	$22,522.5
LIABILITIES AND EQUITY
Current liabilities	$3,100.8	$4,958.6
Long-term debt	11,637.9	8,417.2
Other long-term liabilities	176.5	122.5
Equity	9,307.7	9,024.2
Total	$24,222.9	$22,522.5

Total EPO debt obligations guaranteed by Enterprise Products Partners L.P.	$8,561.8	$6,686.5

The following table presents supplemental condensed consolidated statements of operations data for EPO for the periods indicated:

	For the Year Ended December 31,
	2008	2007	2006
Revenues	$35,469.6	$26,713.8	$23,612.2
Costs and expenses	33,753.4	25,526.8	22,512.3
Equity in earnings of unconsolidated affiliates	34.9	10.5	25.2
Operating income	1,751.1	1,197.5	1,125.1
Other expense	(528.6)	(343.0)	(315.0)
Income before provision for income taxes and the cumulative effect of change in accounting principle	1,222.5	854.5	810.1
Provision for income taxes	(31.0)	(15.8)	(21.9)
Income before the cumulative effect of change in accounting principle	1,191.5	838.7	788.2
Cumulative effect of change in accounting principle	--	--	1.5
Net income	1,191.5	838.7	789.7
Net income attributable to noncontrolling interest	(235.2)	(304.4)	(186.5)
Net income attributable to EPO	$956.3	$534.3	$603.2

ENTERPRISE PRODUCTS PARTNERS L.P.
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 25.  Subsequent Events

               We have evaluated subsequent events through December 4, 2009, which is the date we filed this Exhibit 99.2 to Current Report on Form 8-K with the SEC.

TOPS Matters - April and September 2009

In April 2009, we dissociated (or exited) from TOPS (see Note 10).  As a result, net income for the second quarter of 2009 reflects a non-cash charge of $68.4 million, which represented our cumulative investment in TOPS through the date of dissociation.  In addition, in September 2009, we entered into a settlement agreement with certain affiliates of Oiltanking that resolved all disputes between the parties related to the business and affairs of TOPS.  We recognized approximately $67.0 million of expense during the third quarter of 2009 in connection with this cash settlement.  Of the $135.4 million in expense recognized during 2009, $67.7 million was allocated to noncontrolling interest.

River Terminal Charges in September 2009

In September 2009, TEPPCO determined that its Aberdeen and Boligee river terminals were impaired due to the current level of throughput volumes at the terminals and the indefinite suspension of construction projects for three new proposed river terminals. As a result, TEPPCO recorded a $17.6 million non-cash asset impairment charge during the third quarter of 2009. The assets and operations related to TEPPCO’s river terminals are part of our Petrochemical & Refined Products Services business segment.  These charges relating to the river terminals are allocated to former owners of TEPPCO within noncontrolling interst.

Also, TEPPCO is party to a 10-year throughput and deficiency agreement with Colonial Pipeline Company (“Colonial”) whereby Colonial agreed to provide transportation services to TEPPCO’s Boligee river terminal.  The agreement provided for minimum annual throughput commitments.   As a result of TEPPCO’s decision to indefinitely suspend the three new proposed river terminal construction projects, TEPPCO accrued a liability of $28.7 million for deficiency fees that it reasonably estimated would be incurred over the term of the Colonial contract since the minimum throughput volumes were no longer expected to be achieved.